===============================================================================
   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON December 13 , 1999
                           REGISTRATION NO. 333-334765

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            IXION BIOTECHNOLOGY, INC.
                 (Name of Small Business Issuer in Its Charter)

   Delaware                       2834                      59-3174033
(State or Other             (Primary Standard            (I.R.S. Employer
Jurisdiction of                Industrial                Identification No.)
Incorporation or             Classification
 Organization)                Code Number)

                          13709 Progress Blvd., Box 13
                           Alachua, Florida 32615-9495
                                  904-418-1428


(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

                                Weaver H. Gaines
                          13709 Progress Blvd., Box 13
                           Alachua, Florida 32615-9495
                                  904-418-1428

            (Name, Address and Telephone Number of Agent for Service)

                                     ------
                                    Copy to:
                              Bruce Brashear, Esq.
                              Brashear & Associates, P.L.
                              926 NW 13th Street,
                              Gainesville, FL 32601
                                  352-336-0800
                           Facsimile No. 352-336-0505

            Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                       CALCULATION OF REGISTRATION FEE


Title of Each Class of          Amount to be          Proposed         Proposed Max Aggregate        Amount of Registration
Securities to be Registered     Registered (1)      Max Offering        Offering Price (1)(2)             Fee (1)(2)
                                                   Price Per Share

Shares of Voting Common
Stock, par value $.01                150,000            $4.00               $600,000                         $1,212
per share ("Common Stock"

Charitable Benefit Warrants
to purchase shares of Voting
Common Stock at $8.00 per share
                                    21,513 Warrants

Voting Common Stock purchaseable
pursuant to Warrants
                                    21,513 Shares       $8.00               $172,104                         $606

 (1) 400,000 Units, each Unit consisting of one share of common stock and .25 Charitable Benefit Warrants, covering 400,000 shares of common stock and 100,000 Warrants and Warrant Shares were originally registered at a price of $10.00 per Unit. The Company has withdrawn 250,000 shares of common stock and all unsold Charitable Benefit Warrants, has reduced the price to $4.00 per share, and has reduced the Warrant Exercise Price to $8.00 per share. Registration fee was calculated on original registration amount.

 (2) Estimated solely for purposes of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            IXION BIOTECHNOLOGY, INC.
                                     ------
                             CROSS REFERENCE SHEET
                                     ------


Form SB-2 Item Nos. and Caption                                                   Prospectus Caption
-----------------------------------------------------------------------------------------------------------------------------------
1. Front of Registration Statement and Outside                                    Outside Front Cover Page
      Front Cover of Prospectus
2. Inside Front and Outside Back Cover Pages of Prospectus                        Inside Front and Outside Back Cover Pages
3. Summary Information and Risk Factors                                           Prospectus Summary; Risk Factors
4. Use of Proceeds                                                                Use of Proceeds
5. Determination of Offering Price                                                Plan of Distribution
6. Dilution                                                                       Dilution
7. Selling Security-Holders                                                       Not Applicable
8. Plan of Distribution                                                           Outside Front Cover Page; Plan of Distribution
9. Legal Proceedings                                                              Business - Legal Proceedings
10. Directors, Executive Officers, Promoters and Control Persons                  Management
11. Security Ownership of Certain Beneficial Owners and Management                Principal Shareholders
12. Description of Securities                                                     Description of Securities; Shares Eligible For
                                                                                   Future Sale
13. Interest of Named Experts and Counsel                                         Legal Matters; Experts
14. Disclosure of Commission Position                                             Description of Securities
      on Indemnification for Securities Act Liabilities
15. Organization Within Last Five Years                                           Certain Relationships and Related Party
                                                                                   Transactions
16. Description of Business                                                       Prospectus Summary; Business
17. Management's Discussion and Analysis or Plan of Operation                     Management's Discussion and Analysis of Financial
                                                                                   Conditions and Results of
                                                                                  Operations
18. Description of Property                                                       Business
19. Certain Relationships and Related Transactions                                Certain Relationships and Related Party
                                                                                   Transactions
20. Market for Common Equity and Related Stockholder Matters                      Description of Securities
21. Executive Compensation                                                        Management
22. Financial Statements                                                          Financial Statements
23. Changes in and Disagreements with Accountants on Accounting and Financial     Not Applicable
    Disclosure

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Preliminary Prospectus dated                 Initial Public Offering Prospectus
December 10, 1999


                                      Ixion
                                 150,000 Shares
                                 $4.00 per Share
                       Minimum Purchase 100 Shares ($400)



Ixion Biotechnology, Inc.                       We are a development stage biotechnology company, and have lost money since we were
13709 Progress Blvd., Box 13                    founded. We are developing two product lines.  One is islet replacement therapy - a
Alachua, FL 32615-9495                          cure for type 1 diabetes - based on transplanting artificially-grown human islets.
904-418-1428                                    We grow these islets from stem cells which we obtain from adult donors.
Fax: 904-418-1583
Email: Info@ixion-biotech.com                   The other product line is a diagnosis and treatment of oxalate-related diseases, such as kidney stones, cystic fibrosis, hyperoxaluria, and Crohn's disease. Oxalate is found normally in the body, but can be toxic, especially to mammals.
                                                Unfortunately, the body makes its own oxalate and it is also present in large amounts in typical diets. In high concentrations, oxalate causes death.
The Offering
                       Per Share     Total      This is our initial public offering, and no public market exists for our shares.
                       ---------     -----      The offering price may not reflect the market price, if any, for our shares after
Public Price           $ 4.00      $ 600,000    the offering.
Commissions            $  .10      $  14,664
Proceeds to Ixion      $ 3.90      $ 585,336





            We are making this offering directly, meaning there are no brokers involved (except in Florida where we are required to use a broker). We will sell the shares directly. You must purchase a minimum of 100 shares ($400). Because there is no minimum total number of shares to be sold, and no escrow, we will get all funds immediately. We will terminate the offering upon the earliest of:

          o  the sale of all shares,

          o  March 31, 2000 (unless extended), or

          o Any earlier date on which we decide to close the offering as set forth in the Plan of Distribution section.

These securities are speculative. The investment involves a high degree of risk, and you should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 6 for a list of factors to consider before investing in our company.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is December 13, 1999.

                               TABLE OF CONTENTS

                             Page                                          Page


Prospectus Summary             3    Business                                 23
Risk Factors                   6    Management                               42
Special Note Regarding              Certain Relationships and
  Forward Looking Statements   12   Related Party Transactions               48
Use of Proceeds                13   Principal Shareholders                   48
Dilution                       14   Description of Securities                49
Dividend Policy                14   Shares Eligible for Future Sale          53
Capitalization                 15   Plan of Distribution                     54
Selected Financial Data        16   Legal Matters                            56
Management's Discussion             Experts                                  56
  and Analysis of Financial         Where You Can Get More Information       57
  Condition and Results of          Share Purchase Agreement                 58
  Operations                   17   Index to Financial Statements            60




            On December 10, 1997, when our initial registration statement first became effective, we became a reporting company. Since then we have distributed our annual report containing audited financial statements to our shareholders, and we made our quarterly reports available to them as well. We intend to continue that practice.

            This prospectus is available in an electronic format at http://www.ixion-biotech.com. We will also send you promptly, without charge, a paper copy of this prospectus if you ask for one. Please request paper copies from us directly at 904-418-1428. Materials available at or linked to our website are not incorporated by reference into this prospectus.

                               PROSPECTUS SUMMARY


            This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.


                                About Our Company


             We are a development stage, discovery research biotechnology company, with several potential products in development. We hold world-wide exclusive licenses to patents and pending patents in two key areas:diabetes and oxalate-related disorders.

            We are developing diabetes products based on our ability to grow functioning islets of Langerhans starting with stem cells from the pancreas. A stem cell is an unusual type of cell which can reproduce and differentiate into more specialized types of cells. We get the stem cells from adult donors. We are developing colonies of in vitro (in test tube) islet stem cells in commercial quantities for use in islet replacement therapy to cure diabetes. Islet replacement therapy involves transplanting new islets to replace islets that have been destroyed by diabetes. We intend to optimize the growth of functioning islets or islet progenitors in vitro from stem cells or progenitor cells that we have established in cell cultures. Islet replacement therapy is the only known potential cure for type 1 diabetes.

            We are also developing products based on our oxalate technology for the diagnosis and treatment of oxalate-related diseases. Oxalate is found normally in blood, urine, and other tissues, but it is toxic, especially to mammals. Unfortunately, oxalate is a common byproduct of metabolism and is also present in large amounts in typical diets. In high concentrations, oxalate causes death. Even in smaller concentrations, it is associated with various pathological disorders, such as calcium oxalate kidney stones, cystic fibrosis, hyperoxaluria, cardiomyopathy, cardiac conductance disorders, Crohn's disease, renal failure and toxic death, and vulvodynia.

            Our oxalate products are based on genes and enzymes from a bacterium called Oxalobacter formigenes. O formigenes is a non-pathogenic, anaerobic intestinal bacterium, which means that it is benign and that it can not live in oxygen. It normally inhabits the colon where it degrades oxalate in healthy people. Inadequate colonies of O. formigenes means a reduced ability to cope with oxalate.

            We have four distinct products in development based on our oxalate technology.

     o Ox-Control(TM) - a nutritional supplement made from native O. formigenes designed to promote healthy levels of oxalate. This product will be non-prescription.
      o A pet food supplement or additive to control oxalate in companion animals.
     o The XEntrIx (TM) Oxalobacter Formigenes Monitor - a molecular diagnostic test for the rapid and sensitive detection of human O. formigenes.
     o IxC1-62/47 - a pill consisting of recombinant (genetically engineered) enzymes normally found in O. formigenes. These enzymes degrade oxalate. It has been shown to be effective in lowering urinary oxalate levels in animal studies. We believe that our pill will greatly diminish the recurrence of calcium oxalate kidney stones and will have positive therapeutic effects on other oxalate-related disorders. It will be a prescription product.

   Ox-Control(TM) is the most advanced product in our development pipeline.


            We are in the development stage, meaning we are primarily developing our products and have not started to manufacture or sell them. We have earned only limited revenues, mostly from research and development payments, and have an accumulated deficit of $3,663,019 and a working capital deficit of $558,354 at September 30, 1999.

                                  The Offering


Securities offered                           150,000 shares at a price of $4.00 per share.  Minimum purchase is 100 shares.

History of the offering                      In December, 1997, we commenced the public offering of 400,000 units, for an aggregate of $4,000,000.  Each unit consisted of one share of common stock and 0.25 charitable benefit warrant.  Each whole charitable benefit warrant entitled someone to purchase one share of common stock at a price of $20.00 per share.  On December 10, 1998, we extended the offering through the earliest of:

                                                                 o  the sale of all securities,
                                                                 o  December 10, 1999 (unless extended), or
                                                                 o  the date we decide to close the offering.


                                             In early 1999, we temporarily suspended the offering, converted the securities offered from units to shares, retroactively reduced the offering price from $10.00 per unit to
                                             $4.00 per share, and withdrew 250,000 shares and all unsold charitable benefit warrants from registration. We also adjusted the exercise price for outstanding charitable benefit warrants from $20 per share to $8 per share and increased the number of shares purchasable upon exercise of those warrants from 8,605 shares to 21,513 shares. As a result, a total of 51,630 shares were issued to purchasers in the public offering for no additional consideration. These shares are included in the shares outstanding on
                                             September 30, 1999.

Shares outstanding on September              2,813,044 shares, including 86,050 shares sold in the offering since December 10, 1997
30, 1999                                     through September 30, 1999.

Shares to be outstanding after
the offering                                 2,876,994 shares, if all shares are sold.

Total shares to be outstanding
after offering if all options
and warrants are exercised                   5,454,120, if all shares are sold.


Charitable benefit warrants
outstanding                                  21,513

Total public price                           $600,000, of which $344,200 has been received through September 30, 1999.

Maximum discounts and
commissions                                  $14,664, of which $1,854 has been paid through September 30, 1999.

Estimated offering expenses                  $134,000, of which $124,631 has been paid through September 30, 1999

Net proceeds after commissions
and expenses                                 $451,356, if all shares are sold, of which $219,569 has been received through
                                             September 30, 1999.

Use of Proceeds                              We will spend the proceeds for research and development, capital investment, repayment of bridge loans from officers, patent prosecution, and working capital and general corporate purposes. Because there is no minimum number of shares to be sold, and no escrow, we get all funds immediately.

Risk Factors                                 Investing in our securities is very risky, and you should be able to bear a complete loss of your investment.



                             Summary Financial Data


            This summary is derived from financial statements appearing elsewhere in this prospectus and should be read in conjunction with them and with Management's Discussion and Analysis of Financial Condition and Results of Operations.



                                         Year Ended           Nine Months Ended
                                         December 31,           September 30,
                                    1997        1998          1998       1999


                                   -------     ------        ------     ------
                                                                (unaudited)


Statement of Operations  Data:



Total revenues                   $ 221,452    $  3,722      $  3,624  $ 20,833
Total expenses                   1,003,406     917,961       673,888   790,254
 Net loss                         (781,954)   (914,239)     (670,264) (769,421)

Net Loss per Share (Basic)       $   (0.32)   $  (0.37)        (0.27)    (0.30)
Weighted Average
 Common Shares                   2,458,440   2,489,677     2,482,687  2,561,053



Balance Sheet Data:                                          September 30, 1999



                                                                 (unaudited)



Cash and cash equivalents                                         $   36,737
Working capital deficit                                             (558,354)
Total assets                                                         541,184
Total liabilities                                                  2,248,211
Total capital deficiency                                          (1,707,027)

                                  RISK FACTORS


            Investing in Ixion's securities is very risky. You must be able to bear a complete loss of your investment. You should carefully consider the following factors. We have classified the following risk factors into three main groups, although they overlap to some degree:


     o Business risks particular to our company;
     o Investment risks of this offering; and
     o Business risks which we share in common with other companies in the biotechnology sector.

The business risks particular to Ixion are the following:


            Because we are a new business venture with no products in the market, investment in our company is risky. Our securities are subject to the risks inherent in any new business venture. We have limited experience and a short history of operations, especially with respect to marketing and selling any products. We have had only minimal revenues, none of which came from the sale of products. With the exception of our molecular diagnostic test for the presence of the anaerobic bacterium, Oxalobacter formigenes, none of our products has been finally designed, developed, tested, or marketed. None, including the molecular diagnostic test, has received regulatory approval. We can not assure you that we will be able to complete the design and testing of our products, that the products will be approved by the FDA or accepted in the marketplace, or that we will be able to sell them at a profit. Furthermore, as a young company, we especially vulnerable to the problems, delays, expenses, and difficulties encountered by any company in the development stage, many of which are out of our control. Consequently, an investment in our securities is highly speculative.


            We have significant accumulated deficits and we expect expenses to exceed revenues for the foreseeable future. We lost $769,421 through September 30, 1999. As of September 30, 1999, our accumulated deficit was $3,663,019. We had a working capital deficit (current assets less current liabilities) at that date of $558,354. Our losses have resulted principally from expenses of research and development and from general and administrative expenses. Expenses have exceeded our revenues. We have not received any revenue from the sale or license of our molecular diagnostic test, and we cannot assure you that we will be able to generate significant revenues in the future, or that we will successfully complete the transition from development stage to successful operations or profitability. We will have to do significant research, development, testing, and regulatory work, which, together with our general and administrative expenses, will result in material operating losses in the foreseeable future.


            We do not expect commercialization of our products in the near future and it may be several years before we receive any revenue from the sale of products. Certain of our product candidates need significant additional development, preclinical and clinical trials, regulatory approval, and additional investment prior to product introduction. We may be unable to market any products requiring regulatory approval for several years. Furthermore, it is likely to be a number of years, if ever, before we will receive material revenues from product sales or royalties. In addition, our products are subject to the risks of failure inherent in the development of products based on innovative technologies. Accordingly, we can not assure you


     o that we will be successful in our research and development efforts,
     o that any of our product candidates will prove safe, effective, and non-toxic in clinical trials,
     o that we will develop any commercially successful products,
     o that the patent rights of others will not keep us from marketing our products, or
     o that others will not develop equally-good or better products.


Our products are based on novel scientific approaches. There is, therefore, substantial risk that these approaches may be unsuccessful.

            Our proposed products may not be accepted in the market, adding to the time before we receive any revenue from product sales. Retail consumers must accept Ox-Control(TM) and our pet food supplement as beneficial and worthwhile. In addition, patients, doctors, and third-party payors must accept the XEntrIx
(TM) Oxalobacter Formigenes Monitor and IxC1-62/47 as medically useful and cost-effective. Market acceptance will require substantial education about the benefits of our molecular diagnostic test and other products. We can not assure you that the market will accept our products, even if approved for marketing, on a timely basis. If retail consumers, patients, the medical community, and third-party payors do not accept our products or acceptance takes a long time, then revenues and profits would be reduced.

            Our earnings inadequate to pay fixed charges. We do not expect any earnings for the foreseeable future. That means, by definition, that earnings will be inadequate to cover fixed charges, including interest on our outstanding 10% unsecured convertible notes. Payment of principal on our unsecured convertible notes will depend on our ability to raise additional funds through the sale of our securities, corporate alliances, or otherwise.

            We rely on key personnel who may leave us on short notice. Because of the scientific nature of our business, we depend greatly on attracting and retaining management and scientific personnel, especially Dr. Ammon Peck, our Chief Scientist and Chairman of our Scientific Advisory Board. We have only two full-time executives: Weaver H. Gaines, Chairman and Chief Executive Officer and Kimberly A. Ramsey, our Vice President and Controller. David C. Peck, our President and Chief Financial Officer, is a consultant who devotes substantial time to another employer. We have an employment contract with Mr. Gaines, an exclusive consulting agreement with Dr. Peck, and a consulting agreement with Mr. David Peck. The agreements of Dr. Peck, Mr. Gaines, and Mr. Peck all contain non-compete provisions, but all allow termination on short notice. The loss of any of these individuals could have a material adverse effect on us. We have a $500,000 key person life insurance policy only on Dr. Peck.

            A breach in our relationships with the University of Florida may have a detrimental effect. We have sought a close and favorable relationship with the University of Florida. We have licensed both our diabetes and oxalate technologies from them. We are an affiliate of the Biotechnology Program of the University, which provides business support services and specialized equipment to us. Our Chief Scientist and three members of our Scientific Advisory Board are faculty members at the University. We can not assure you that disputes will not cause our favorable relationship with the University to deteriorate. A deterioration in the relationship between us and the University would affect us adversely.

            A breach of the State of Florida and University of Florida conflicts of interest laws and rules could be harmful to us. Our Chief Scientist and three members of our Scientific Advisory Board work for the Florida State University System. As a result, we and they must comply with Florida statutes and University policy on conflicts of interest. In order for us to do business with the University (which includes licensing technology or cooperative research), Dr. Peck must obtain an exemption from the Florida conflict of interest statutes annually. The University must also approve service on our Scientific Advisory Board for its employees. If the University were to decline to approve the outside activities of Dr. Peck or the University employees who are members of our Scientific Advisory Board, or were to change the terms of its conflicts of interest policy, it could have a material adverse effect on us.

            We depend on licensed technology, the loss of which would mean we could not manufacture products. Our rights to develop several of our proposed products come from our license agreements with the University of Florida and others. In the event that our license agreements terminate for any reason, we would lose our rights to manufacture and market many of our products.

            We are not sure of our ability to protect our proprietary property. Our success will partly depend on our ability to obtain patent protection in the United States and abroad. We also must be able to protect our trade secrets and to avoid infringing the patent rights of others.

            We have received four US patents and have two US notices of allowance pending. We have additional US patent applications and multiple international patent applications pending. Only two international patent application have been allowed to date. However, we can not assure you that our patent rights will provide us with significant protection against competitive products or otherwise be commercially viable.

            Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. We also can not assure you that our existing or future patents will not be challenged, infringed upon, invalidated, or circumvented by others. In addition, patents may have been granted, or may be granted, to others covering products or processes we need for developing our products. If our products or processes infringe upon the patents, or otherwise impermissibly utilize the intellectual property of others, we might be unable to develop, manufacture, or sell our products. In such event, we may be required to obtain licenses from third parties. We can not be sure that we will be able to obtain such licenses on acceptable terms, or at all.

            We have no product liability insurance and may not be able to get any on reasonable terms. Our business exposes us to product liability claims inherent in the testing and marketing of medical products. We currently carry no product liability insurance, but intend to acquire such insurance prior to selling any of our products for commercial use. We can not assure you that we will be able to get or keep adequate liability insurance at a reasonable cost. Our inability to get or keep insurance at acceptable cost could prevent or inhibit the commercialization of our products. In addition, a liability claim, even one without merit, could result in major legal expenses.

            We do not expect to pay dividends. We have never paid any cash dividends on our common stock, and we do not intend to pay any in the foreseeable future.

           We have limited experience in sales and marketing. We have no experience in pharmaceutical or nutritional supplement sales, marketing, or distribution. To market any of our products directly, we would have to develop a substantial marketing and sales force. Alternatively, we intend, for certain products, to obtain the assistance of companies with established distributions systems and direct sales forces. We can not assure you that we will be able to establish sales and distribution capabilities or that we will be able to enter into licensing or other agreements with established companies to sell our products.

            We own no manufacturing facilities and will be dependent on third parties to make our products. We own no manufacturing facilities or equipment, and employ no manufacturing personnel. We expect to use third parties to manufacture our products on a contract basis. We can not assure you that we will be able to obtain contract manufacturing services on reasonable terms.


The following risk factors are risks of this particular offering.


            We will need additional financing following this offering. Based on our operating plan, we expect that the net proceeds of this offering, assuming the sale of all the shares, together with funds we expect to receive from a transaction with Q-Med, AB (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Q-Med Transaction" for details of the transaction), possible contract research revenue and grant income, will be adequate to provide for operating requirements for approximately 12 months. However, even if we sell all the shares, we will still need a lot more money to reach the point of a commercially successful product.

            Our plan of operations has been adjusted for three possible levels of sales of shares, ranging from a total of 150,000 shares sold to 100,000 shares sold. If only 100,000 shares were to be sold, we believe we will still be able, subject to the uncertainties of research and development, to file for regulatory approval for the XEntrIX TM Oxalobacter formigenes Monitor, to continue development of Ox-Control (TM) (our nutritional supplement product), and to make further progress on our diabetes research over the next 12 months. Without additional funds, however, we will not be able to file for regulatory approval for IxC1-62/47, our oxalate therapeutic. Regardless of the total number of shares sold in this offering, additional financing would be highly desirable in the next 12 months.

            Even if we are able to sell a total of 150,000 shares, we will need still more capital. Our future capital requirements will depend on



     o  the costs involved in future capital raising activities,
     o  continued scientific progress in our research and development programs,
     o  the size of our programs,
     o  any new programs,
     o  the progress of preclinical and clinical testing,
     o  the costs of obtaining regulatory approvals,
     o  the costs of patents,
     o  competing technological and market developments, and
     o  whether we are able to enter into collaborative agreements.


            We intend to seek additional financing even during the pendency of this offering, through collaborations with corporate partners, private sales of debt or equity, or other sources. In these efforts to raise capital, we may sell securities which are senior to the common stock or which further dilute you. We can not assure you that we will be able to get additional funding on acceptable terms, or at all. If adequate funds are not available, we will have to curtail or defer our research and development programs or to obtain funds through arrangements that may require us to give up rights.

            There is no minimum amount for this offering, and we can use the proceeds as soon as we get them. Because there is no minimum number of shares required to be sold in the offering, all the cash received will go directly to us to be used as described in the Use of Proceeds section. Since December 10, 1997, when this offering first became effective, through September 30, 1999, we have sold a total of 86,050 shares for $344,200. The total expenses of the offering through September 30, 1999, are $124,631. The sale of a total of less than 150,000 shares through the end of the offering, would materially and adversely affect us in that we would have to limit our operational expenses, by curtailing or deferring one or more of our research and development programs or to obtain funds through arrangements that would require us to relinquish certain technological or product rights. Such spending reductions would significantly extend the development time for our products and limit the number of products developed.

            This is a direct public offering and the absence of an underwriter makes it more difficult to sell shares. We are offering the shares directly, meaning there are no underwriters, brokers, dealers or placement agents (except in Florida, where we are required to use a broker). The absence of an underwriter has adversely affected our ability to sell shares.

            Following this offering, the current management and shareholders will still control our company. At September 30, 1999, the current officers, directors, members of their families sharing their household, and affiliates own beneficially or have the right to acquire approximately 84% of our outstanding shares. In the event we sell all of the shares offered, those persons will still own or have rights to acquire approximately 82% of our common stock. They will still be able to control all matters requiring approval by stockholders, including the election of directors, amendment of our certificate of incorporation, or approval of a merger or sale of substantially all our assets. This concentration of ownership may also delay or prevent a change in control that may be favored by other stockholders.

            Because Q-Med, one of our investors, holds an option to acquire up to 2.7 million shares, there could be a change of control. On April 16, 1999, we reached an agreement in principle, amended on September 7, 1999, with Q-Med AB, a biotechnology company based in Uppsala, Sweden. Under the amended agreement, we issued an option to Q-Med, expiring July 1, 2000, to acquire shares of newly-issued common stock. Q-Med may acquire either 2,700,000 shares or such number of shares that, following the exercise of the option, Q-Med owns at least 50% of the shares outstanding on that date. If Q-Med elects to exercise its option for the maximum possible number of shares (currently 2,700,000 shares), it would own over 50% of the outstanding stock and would thus control us. See "Management," "Principal Shareholders," and "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Q-Med Transaction."


            We have the right to change the use of proceeds from that described in this prospectus and may use some of the funds to pay currently outstanding loans from officers.. We may use some of the net offering proceeds to repay a portion of bridge loans from officers rather than to support our research and development activities. Bridge loans from officers totaled $415,000 at September 30, 1999, not including $30,433 in accrued interest payable. The board of directors may also change the nature in which the proceeds are used.


            There is no public market for our stock, meaning you will have difficulty selling your shares. If a public market develops, the share price is likely to be volatile. There is no public market for our common stock, and no public market is likely after the offering. We may, after termination of the offering, establish a passive, bulletin board system on the Internet supplying information to buyers and sellers of our shares to provide limited liquidity. Any passive bulletin board system must comply with rulings of the SEC strictly limiting the operations of such system. In the absence of a public trading market, you may be unable to resell the common stock for an extended period of time, if at all.


            Development stage biotechnology valuations are rarely based upon traditional financial standards, like earnings multiple, current yield, or book value. In fact, the perception of the future value of the proprietary science, and any possible applications deriving from it, together with relative illiquidity and momentum often form the basis of stock performance in this industry. There is great risk that perceptions will change over time, affecting our ability to fund operations. Thus, future trading prices, if any, of our shares will depend on many factors, including, among others, those mentioned above, together with

     o  prevailing interest rates,
     o  our operating results,
     o  preclinical and clinical trial results,
     o  scientific defections,
                                       9

     o  personnel turnover at corporate partners,
     o  general conditions in the biotechnology industry,
     o announcements of discoveries of new products by us or our competitors, and
     o  the market for similar securities.

In particular, the public market for small biotechnology stocks is highly volatile and has seen extreme price and volume fluctuations which have particularly affected the market prices for emerging biotechnology companies and which often have been unrelated to their operating performances.


            Because there is no public market for our stock, we arbitrarily determined the offering price, which therefore does not bear any necessary relationship to the actual value of our shares. We have unilaterally and arbitrarily determined the offering price. Among the factors we considered in determining the price were

     o  the consideration we received from the sale of shares to Q-Med AB;
     o  the recent market for biotechnology stocks;
     o  offering prices of other early stage biotech initial public offerings,
     o  our capital requirements,
     o  our negative book value,
     o the percentage of ownership to be held by investors following the offering,
     o  the prospects for our business and the biotech industry,
     o  the early stage of our products,
     o  the lack of revenue and the prospects for future revenues, and
     o  the current state of the economy in the United States.

            The offering price does not necessarily bear any relationship to our assets, negative book value, or other investment criteria, and you should not consider it an indication of the actual value of our shares. If a public market for our shares were to develop or if we were to merge with another company, the public market price or the merger price for our shares could be substantially less than the offering price.

            Low-priced ("penny") stocks are often difficult to sell. The SEC defines a "penny stock" generally as any equity security with a market price less than $5.00 per share. If the trading price, if any, of our shares were to fall below $5.00 per share, the shares may become subject to Rule 15g-9 under the Exchange Act. That rule imposes requirements on broker-dealers that sell "penny stocks" to persons other than established customers and institutional accredited investors. A broker-dealer must make a special suitability determination and have received the purchaser's written consent to the transaction prior to the sale. Consequently, the rule, if applied to us, would affect the ability of broker-dealers to sell our shares and would affect the ability of holders to sell our shares in the secondary market. There is no liquidity in our shares now, but if a public market arose and we became subject to the penny stock rules, the market liquidity could be adversely affected.

            There are many shares in the hands of current shareholders which are available for sale in the future which might depress the price of your shares. Sales of substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants or upon the conversion of our Unsecured convertible notes) in the public market, if any, after this offering or the prospect of such sales could adversely affect the market price of your common stock and may have a material adverse effect on our ability to raise capital to fund our operations. Upon completion of this offering, assuming all shares are sold, we will have 2,876,994 shares of common stock outstanding. The 150,000 shares sold in the offering will be freely tradeable under the Securities Act, except for any shares held by our "affiliates." Affiliates' shares will be subject to the limitations of Rule 144. The remaining shares are "restricted" securities that may be sold only if registered under the Securities Act, or sold in accordance with Rule 144 or Regulation S. The officers and directors, who together hold 1,874,944 shares and rights to purchase an additional 2,840,402 shares (including the Q-Med option for 2,700,000 shares), of which 2,745,895 can be acquired within the next 60 days, have agreed not to sell any shares in the public market for a period of 180 days from the termination of this offering. We are unable to predict the effect that sales made under Rule 144 may have on any market price for our shares should one develop. It is likely that market sales of large amounts of our shares after this offering, if a market for the shares develops, would depress the price of Ixion stock.

            You will experience immediate and substantial dilution when you buy our stock. At September 30, 1999, we have sold 86,050 shares in the offering. If you buy shares after that date, you will experience an immediate and substantial dilution between the initial public offering price of $4.00 per share and the pro forma net tangible book value per share of common stock after the offering as follows. The dilution will amount to $4.68 (117%) if a total of 150,000 shares are sold; $4.72 (118%) if a total of 125,000 shares are sold; and $4.76 (119%) if a total of 100,000 shares are sold. You will be further diluted if holders of outstanding options (including the Q-Med option to acquire 2,700,000 shares at a price of $2.00 per share), warrants, and unsecured convertible notes who have rights to acquire common stock at prices below $4.00 per share exercise such rights.


Risk factors that apply to Ixion as a member of the biotechnology industry include the following:


            Preclinical and clinical testing of our products may not result in regulatory approval. Before obtaining any required regulatory approvals for the commercial sale of any of our prescription products, we must extensively test them in preclinical and clinical trials. We have no experience in managing clinical trials and intend to employ third parties to conduct them. We have not completed the required preclinical studies for our prescription oxalate products; and have not even commenced preclinical work on any diabetes product. Furthermore, we can not assure you that preclinical or clinical trials of any of our products will result in regulatory approvals. Biotech companies have had significant setbacks in advanced clinical trials, even after good results in earlier stages. Clinical failures would have a material adverse effect on our business, operating results, and financial condition.

            There are substantial public controversies relating to stem cell research which may adversely affect our research projects.. Our islet stem cell diabetes program involves the use of tissue cloned from human cells, and therefore may raise ethical, legal, and social issues. Many research institutions have adopted policies regarding the ethical uses of cloning, and state and federal legislatures are considering legislation. These policies may limit the scope of our research in this area. Any inability to conduct research on human stem or progenitor cells due to such factors as government regulation or otherwise could have a material adverse effect on us.

            We will not be able to commercialize our prescription drug or device products successfully unless we can get adequate reimbursement from government and private health insurers, managed care plans, and other organizations. Third-party payors attempt to keep health care costs down by challenging the price or benefit of medical products and services. Products with long-term benefits but initial short-term costs may not be acceptable to managed care plans or others with short-term payback requirements. In particular, services or products which are determined to be "investigational" or which are not considered "reasonable and necessary" for diagnosis or treatment may be denied reimbursement coverage. To date, no third-party payer has agreed to reimburse patients for our molecular diagnostic test for the detection of Oxalobacter formigenes. As a result, we expect that patients will initially be billed directly for this test.

            We do not know if insurers or third-party payors will ever provide full reimbursement coverage for our molecular diagnostic test for O. formigenes test or any of our other drug or device products. If adequate reimbursement coverage is not available, we do not know whether individuals will want to pay directly. If insurers or third-party payors do not provide adequate coverage and reimbursement for our products, our ability to sell them would be adversely affected.

            We will not be able to sell our products if do not receive necessary governmental approval. Our activities are subject to extensive regulation by the FDA and health authorities in foreign countries. Regulatory approval for our planned drug or device products is required before we can market them. Obtaining regulatory authorization involves, among other things, lengthy and detailed laboratory and clinical testing, manufacturing validation, and other complex procedures. The approval process is costly, time-consuming, and subject to unexpected delays. The FDA has discretion in the approval process, and we can not predict when or whether the FDA will approve any of our products. We can not assure you that the FDA will not require additional information or additional clinical trials that could substantially delay approval of our applications. Moreover, we can not be sure that FDA approval will cover the clinical indications we seek or that it will not contain significant limitations in the form of warnings, precautions, or contra-indications. Any failure to obtain, or any material delay in obtaining, regulatory approvals would materially and adversely affect our ability to generate product sales. Even if we obtain regulatory approvals, a marketed product is subject to continuing regulatory review, and later discovery of previously unknown problems with a product or manufacturer, or failure to comply with manufacturing or labeling requirements, may result in restrictions on such product or enforcement action against the manufacturer, including withdrawal of the product from the market.

            Although FDA approval of dietary supplements prior to marketing is not required, the FDA regulates many aspects of the safety, labeling, and promotion of dietary supplements. With respect to Ox-Control,(TM) our dietary supplement, because O. formigenes enzymes have not previously been used in food, we expect to file a safety notice with the FDA. Any FDA concerns about safety could slow or preclude commercial launch of the product. Also, because the dietary supplement law is relatively new and numerous questions about its requirements remain, we cannot be sure that the FDA will not object to marketing Ox-Control(TM) as a dietary supplement or to the claims made for it.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            Statements in this prospectus regarding the dates on which we anticipate commencing clinical trials or filing for regulatory approval, constitute forward-looking statements under the federal securities laws. Such statements are subject to risks and uncertainties that could cause the actual timing of such clinical trials or filings to differ materially from those we project. With respect to such dates, we have made assumptions regarding, among other things,

     o  the successful and timely completion of preclinical tests,
     o the approval of investigational new drug applications for each of our drug candidates by the FDA,
     o the availability of a simplified application way to seek market clearance from the FDA for our molecular diagnostic test,
     o  the availability of adequate clinical supplies,
     o  the absence of delays in patient enrollment, and
     o the availability of the capital resources necessary to complete the preclinical tests and conduct the clinical trials.

            Our ability to commence clinical trials or file for regulatory approval on the dates anticipated is subject to risks, including the risks discussed under "Risk Factors." You should not rely on the dates on which we anticipate filing regulatory approval or commencing clinical trials.

            Statements regarding our research and development plans also constitute forward-looking statements. Actual research and development activities may vary significantly from the current plans depending on numerous factors including

     o  changes in the costs of such activities from current estimates,
     o  the results of the programs,
     o  the results of clinical studies referred to above,
     o  the timing of regulatory submissions, technological advances,
     o  determinations as to commercial potential, and
     o  the status of competitive products.

            Our projections regarding the likely effect of Year 2000 issues on our company is also a forward-looking statement.

            All of the above estimates are based on the current expectations of our management team, which may change in the future due to a large number of potential events, including unanticipated future developments.

                                 USE OF PROCEEDS


            The net proceeds to us from the sale of the shares, after deduction of estimated offering expenses, and our anticipated use of proceeds at each level of shares sold is set forth below. There is no minimum number of shares that must be sold in the offering, and all funds will be paid directly to us.

            The offering became effective on December 10, 1997, and was originally for 400,000 units, each consisting of one share of common stock and
 .25 charitable benefit warrants.. Since then, we have sold a total of 86,050 shares, and 21,513 charitable benefit warrants. We will sell no further charitable benefit warrants. 63,950 shares of common stock remain available for sale at the date of this prospectus.

            We intend to use a majority of the net proceeds (regardless of the number of shares sold) to pay the expenses of the offering (most of which have already been paid from sales made to date), to repay bridge loans from officers, and to fund our general corporate operations and research and development activities, including product characterization, method development, testing (including toxicology), cell line characterization, process development, clinical lot manufacturing, stability research protocols, and preclinical studies. We have broad discretion over the amounts and timing of expenditures. We currently expect to spend the net proceeds as follows:



                                         150,000(1)              125,000(1)               100,000(1)
                                        Shares Sold              Shares Sold             Shares Sold

   Gross proceeds from
    Offering (including 86,050
    shares already sold)                $   600,000              $    500,000            $    400,000
   Less offering expenses                   134,000                   134,000                 134,000
                                              (22%)                      (27%)                  (34%)
   Maximum commissions                       14,644                     9,644                   4,644
   Net proceeds from
    Offering (of which
    $219,569 has been received)         $   451,356              $    356,356            $    261,656





Use of Net Proceeds (of which $219,569 has been spent)

   R&D, diabetes                             50,000       50,000       50,000
   R&D, oxalate                             106,000       90,000       70,000
   Repay bridge loans from officers          50,000       25,000            0
   Capital equipment                         80,000       70,000       50,000
   Patents                                  100,000       85,000       75,000
   General corporate                         65,356       36,356       16,356

            If fewer than a total of 150,000 shares are sold, we would reduce expenditures, as indicated above. In each case, in the opinion of management, the net proceeds of this offering, together with funds received from Q-Med (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Q-Med Transaction") and anticipated revenues from grants and operations, will allow our product development and operations for at least 12 months. Unless Q-Med exercises its option, we would not be able to file an investigative new drug application with the FDA with regard to IxC1-62/47, the oxalate therapeutic, with the FDA. We would, however, be able to make further progress on our diabetes research during the year 2000 without additional capital. If only 100,000 shares are sold in total (given that 86,050 shares have already been sold through the date of this prospectus), and Q-Med terminates our agreement without exercising its option, our operations would be severely curtailed and additional financing would be needed in the next 12 months.


            Until required for operations, our policy is to invest our cash reserves, if any, in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments, and other investment-grade quality instruments.

                                    DILUTION


            As of September 30, 1999, our common stock had a negative net tangible book value of $(2,201,058) or $(.78) per share. The negative net tangible book value reflects the sale of 86,050 in this offering. The following table sets forth the difference between the price to be paid by shareholders purchasing after the date of this prospectus and the negative net tangible book value at September 30, 1999, as adjusted to give effect to the offering.

                                               150,000     125,000     100,000
                                            Shares Sold Shares Sold Shares Sold

Assuming a public offering price of         $    4.00    $    4.00   $    4.00

Net proceeds (of which $219,569
  has been received)                        $ 451,356    $ 356,356   $ 261,356

Net tangible book deficit per share for
  existing shareholders before offering 1   $   (0.78)   $   (0.78)  $   (0.78)

Increase per share attributable to  payment
  for shares purchased   by new investors   $    0.10    $    0.06   $    0.02

Pro forma net tangible book deficit
  after offering 2                          $   (0.68)   $   (0.72)  $   (0.76)

Dilution per share to new investors 2, 3    $    4.68    $    4.72   $     4.76

            (1) "Net tangible book deficit per share" means Ixion's tangible net deficit (tangible assets less total liabilities and less unamortized debt discount) divided by shares of common stock outstanding at September 30, 1999 and reflects the sale of 86,050 shares in this offering). (2) "Dilution" means the difference between the public offering price per share and the net tangible book deficit per share after giving effect to the offering.
            (3) Does not include the effects of any options or warrants or conversion of our unsecured convertible notes.

            We were initially capitalized by a sale of common stock to our founders. As of September 30, 1999, we have completed two private placements of common stock, a private placement of unsecured convertible notes, the sale of 86,050 shares in this offering, and the sale of 225,000 shares to Q-Med A.B. The following table sets forth the difference between our officers, directors, promoters, and affiliates, and purchasers of the shares in the offering with respect to the number of shares purchased (or which such persons have the right to purchase), the total cash consideration paid (or to be paid), and the average price per share. The table assumes that all of the shares offered are sold.

                              Shares Issued1              Total Consideration 1      Average Price
                            Number       Percent2      Amount        Percent2          Per Share

Officers, directors,
 promoters and
 affiliates                4,855,646     85.5%        $8,417,283      83.2%              $1.43

New Investors                150,000      2.6%        $  600,000       7.1%              $4.00


            (1) Includes 2,840,402 shares which may be issued to officers, directors, promoters, and affiliates upon exercise of stock options or conversion of unsecured convertible notes, 2,745,895 of which (including the option for 2,700,000 shares held by Q-Med) are issuable within 60 days of September 30, 1999, and assumes the sale of all shares offered.
            (2) Shares purchased (or with rights to purchase) divided by the sum of total shares outstanding after offering, plus all shares officers, directors, affiliates, and promoters have rights to purchase.


                                 DIVIDEND POLICY

            We have never declared or paid any cash dividends on our common stock and do not intend to do so for the foreseeable future.

                                 CAPITALIZATION


            The following table sets forth our capitalization as of September 30, 1999, and as adjusted to reflect the receipt of the net proceeds from this offering. Please read this table together with our financial statements and notes included elsewhere in this prospectus.

                                                           September 30, 1999
                                                               As Adjusted


                                                                 150,000                125,000               100,000
                                             Actual            Shares Sold            Shares Sold           Shares Sold
                                             ------            -----------            -----------           -----------
Debt:

  Short-term debt including current
portion of long-term debt...................$   603,833        $   603,883            $   603,883           $   603,883


  Long-term debt less current portion 1.....  1,644,328          1,644,328              1,644,328             1,644,328


  Stockholders' Equity (Deficiency):


  Common Stock, $0.01 par value, 20,000,000
shares authorized, 2,813,044 shares issued
and outstanding,2 2,876,950 (150,000 sold),
2,851,950 (125,000 sold), or 2,826,950
(100,000 sold), as adjusted 3................   28,130              28,770                 28,520                28,270


 Additional paid-in capital 2................2,197,197           2,452,358              2,352,608             2,252,858


Deficit accumulated during the
development stage...........................(3,663,019)         (3,663,019)            (3,663,019)           (3,663,019)

  Less unearned compensation................  (269,335)           (269,335)              (269,335)             (269,335)

  Total capital (deficiency)...............$(1,707,027)        $(1,451,227)           $(1,551,227)          $(1,651,227)

(1) Includes deferred fees and deferred salaries, including accrued interest, payable to related parties.
(2) Actual common stock at September 30, 1999 includes $860.50 from the 86,050 shares sold through that date in this offering, and actual Additional paid-in capital includes $343,339.50 from the 86,050 shares sold through that date.
(3) Excludes 173,500 shares reserved for issuance pursuant to the exercise of outstanding stock options issued under the 1994 Stock Option Plan, 53,134 of which are exercisable, 45,143 shares reserved for issuance pursuant to outstanding warrants (including 21,513 issuable pursuant to charitable benefit warrants previously sold in this offering, 142,500 shares reserved for issuance to employees and 9,000 reserved for issuance to directors and members of the Scientific Advisory Committee pursuant to options available for grant under our 1994 Stock Option Plan, 128,550 shares reserved for issuance under our 1994 Board Retainer Plan, as amended, up to 323,557 shares issuable upon conversion of our unsecured convertible notes, and up to 2,700,000 shares issuable upon exercise of the Q-Med option (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Q-Med Transaction").

                             SELECTED FINANCIAL DATA



            We are providing the following selected financial data to aid you in your analysis of this potential investment. We derived this information from our 1997 and 1998 audited financial statements included elsewhere in this prospectus. The selected financial data at September 30, 1998 and 1999, for the nine months ended September 30, 1998 and 1999, and for the period March 25, 1993 (Date of Inception) through September 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus and include, in our opinion, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our financial position at those dates and results of operations for those periods. Please read the data set forth below in conjunction with our financial statements, related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.







                                                     For the Period
                                                        March 25,
                                                     1993 (Date of                                            For the Nine Months
                                                    Inception) through               Year Ended                      Ended
                                                      September 30                   December 31                   September

Statement of Operations Data:                            1999                  1997           1998           1998             1999
                                                         ------               ------         ------         ------           ------

Revenues:                                             (unaudited)                                               ( unaudited)
  Income under research agreement                     $   275,001           $ 135,922       $     -       $     -            $    -


  Income from research grants                             109,817              71,650             -             -            18,167
  Interest income                                          25,153              10,147           465           367             1,172
  Other income                                             18,750               3,733         3,257         3,257               945
                                                       ----------           ----------    ----------    ----------      -----------
    Total revenues                                        428,721             221,452         3,722         3,624            20,833
                                                       ----------           ----------    ----------    ----------      -----------

Expenses:
  Operating, general and administrative                 1,743,685             336,572       370,397       307,097           278,179
  Research and development                              1,905,129             554,751       424,606       269,474           394,392
  Interest                                                439,926             112,083       122,958        97,317           117,684
                                                       ----------           ----------    ----------    ----------      -----------
    Total expenses                                      4,091,740           1,003,406       917,961       673,888           790,254
                                                                            ----------    ----------    ----------      -----------





Net Loss                                              $(3,663,019)         $ (781,954)    $(914,239)    $(670,264)      $ (769,421)
                                                      ============          ==========    ==========    ==========      ===========

Basic and Diluted Net Loss per  Share                                        $ (0.32)     $   (0.37)    $   (0.27)      $    (0.30)
                                                                             ========     ==========    ==========      ===========

Weighted Average Common Shares                                              2,458,440     2,489,677     2,482,687         2,561,053
                                                                            =========     ==========    ==========      ===========

Balance Sheet Data:                                                              September 30,



                                                                                  (unaudited)
                                                                             1998             1999
                                                                           --------         --------


Cash and cash equivalents                                                   39,073            36,737
Working capital (deficit)                                                 (329,470)         (558,354)
Total assets                                                               358,852           541,184
Total liabilities                                                        1,718,053         2,248,211
Total capital deficiency                                                (1,359,201)       (1,707,027)



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

            The following discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and in "Special Note Regarding Forward-Looking Statements."

Overview

            Ixion is a development stage, biotechnology company. We are in the development stage because we are devoting substantially all of our efforts to establishing our business, and our planned principal operations have not commenced.



            Since we were founded in March of 1993, we have principally been doing research and development, securing patent protection, and raising capital. We have not received any revenues from the sale of products. In June 1998, we reached an agreement with the University of Florida Diagnostic Referral Laboratories for them to provide a service to physicians using our molecular diagnostic test, the XEntrIx TM Oxalobacter formigenes Monitor. We have received no revenue to date under this agreement. We do not expect any of our drug or device product candidates (which require regulatory approval) to be commercially available for at least several years, but our nutritional supplement product is scheduled for 2000. From inception through September 30, 1999, we incurred cumulative losses of $3,663,019. These losses were due primarily to expenditures on general and administrative activities, research and development, patent preparation and prosecution, and interest charges.



     We expect to continue to incur substantial research and development costs resulting from

     o  ongoing research and development programs,
     o manufacturing of products for use in clinical trials and preclinical and clinical testing of our products.

     We also expect that general and administrative costs, including


     o  amortization of patents,
     o  additional administrative personnel.
     o legal and regulatory costs necessary to support preclinical development and clinical trials, and
     o  the creation of a marketing and sales organization, if warranted,


will increase in the future, assuming we can finance the increased requirements. Accordingly, we expect to incur operating losses for the foreseeable future.


            We have only a limited operating history upon which you can base an evaluation of our prospects. You should consider the risks, expenses, and difficulties encountered by companies at an early stage of development when evaluating our prospects. To address these risks, we must, among other things,


     o  successfully develop and commercialize our products,
     o  secure all necessary proprietary rights,
     o  respond to competitive developments, and
     o  continue to attract, retain and motivate qualified persons.

            There can be no assurance that we will be successful in addressing these risks.

            Our operating expenses will depend on several factors, including the level of research and development expenses and our success in raising capital. Research and development expenses will depend on the progress and results of our product development efforts, which we cannot predict. We may sometimes be able to control the timing of development expenses in part by accelerating or decelerating preclinical testing and clinical trial activities. As a result of these factors, we believe that period-to-period comparisons in the future are not necessarily meaningful and you should not rely on them as an indication of future performance. Due to all of the foregoing factors, it is possible that our operating results will be below the expectations of market analysts, if any, and investors. In such event, the prevailing market price, if any, of our common stock would likely be materially adversely affected.

Results of Operations



Nine Months Ended September 30, 1999 and 1998


            Total revenues increased by 474% from $3,624 for the nine months ended September 30 1998 to $20,833 for that period in 1999 mainly as a result of the new research contract award under the STTR Program, and as a result of an increase in interest income generated from increased cash flows. We expect income to continue to increase in 1999 as a result of the award which will provide approximately $40,000 of income in 1999, and as a result of another NIH grant awarded on September 30, 1999 for $100,000.

            Operating, general, and administrative expenses decreased 9% from $307,097 for the first nine months of 1998 to $278,179 for the equivalent period of 1999. These decreased expenses reflect decreased personnel during the first quarter of 1999, decreased legal fees, and decreased advertising expenses in the first nine months of 1999 compared to the first nine months of 1998. Our general and administrative expense should increase during the remainder of 1999 as a result of an increase in personnel and an increase in the scale of operations and an increase in amortization of capitalized patent costs as new patents are issued.

             Research and development expenditures consist primarily of payroll-related expenses of research and development personnel, laboratory and animal supplies, laboratory rent and associated utilities, depreciation on laboratory equipment, development activities, payments for sponsored research, and scientific advisors and regulatory consultants fees. Research and development expenses increased 46% from $269,474 for the first nine months of 1998 to $394,392 for the first nine months of 1999, mainly due to an increase in laboratory personnel, rent, utilities, R&D-related travel expenses, interest charges on the purchase of lab equipment and on deferred fees and salaries, and scientific advisors fees; offset somewhat by a reduction in preclinical expenses and lab supplies. Our research and development expenses will increase during the remainder of 1999 as a result of an increase in the scale of operations as a result of the receipt of the research grants referred to above.

             Interest expense increased 21% from $97,317 for the first nine months of 1998 to $117,684 for the first nine months of 1999 due primarily to interest on bridge loans from officers, and the compounding of interest on deferred fees and salaries, including deferred interest, payable to related parties


Years Ended December 31, 1998 and 1997

            Our revenues under a research agreement with Genetic Institute decreased from $135,922 in 1997 to $0 for 1998 because all contractual payments from Genetics Institute have been made. Revenues under our SBIR grant declined from $71,650 in 1997 to $0 in 1998 because the grant was fully expended. Revenues under the Genetics Institute agreement and the SBIR eased at the end of 1997. We expect revenues from new research grants during 1999.

            Interest income decreased 95% from $10,147 in 1997 to $465 in 1998. This decrease was attributable to the expenditure of the proceeds from the sale of our unsecured convertible notes in the last quarter of 1996, which proceeds had been invested during 1997. Interest income relating to the investment of proceeds of the unsecured convertible notes ceased in the first quarter of 1998.

            Operating, general and administrative expenses increased 10.0% from $336,572 in 1997 to $370,397 1998. These increased expenses reflect increased legal expenses, increased advertising and promotion, and increased salaries, compared to 1997. We expect our general and administrative expense to modestly decrease during 1999 as a result of a continued reduction in the scale of operations, offset, to some degree, by increased rent, depreciation, and amortization of capitalized patent costs as new patents are issued.

            Research and development expenditures consist primarily of payroll-related expenses of research and development personnel, laboratory supplies, animal supplies, laboratory rent, depreciation on laboratory equipment, development activities, payments for sponsored research, and payments to scientific and regulatory consultants.

            Research and development expenses decreased 23.5% from $554,751 in 1997 to $424,606 in 1998, primarily as a result of a reduction in the scale of research and development and concomitant reduction in lab supplies, together with the termination of our consulting contract with our regulatory advisor, and a reduction in the stock compensation expense relating to our scientific advisors, offset, to some degree by an increase in lab rent. Future research and development expenses are dependent on our success in raising capital.

            Interest expense increased 9.7% from $112,083 in 1997 to $122,958 in 1998 due primarily to interest on bridge loans from officers, and the compounding of interest on deferred fees and salaries, including deferred interest, payable to related parties. Interest expense will continue to increase during 1999 and beyond, as a result of the continued compounding of interest on deferred fees and salaries accounts and bridge loans from officers.


Liquidity and Capital Resources



            In December, 1997, we commenced the public offering of 400,000 units of newly issued securities, for an aggregate of $4,000,000. Each unit consisted of one share of common stock, $0.01 par value, and 0.25 of charitable benefit warrants. Each whole charitable benefit warrant entitled the holder to purchase one share of common stock at a price of $20.00 per share. Ixion is directly making the offering (except in Florida where sales must be made through a broker) in selected states, primarily over the Internet. There is no minimum number of shares to be sold in the offering, and all funds received have gone and will go immediately to us. On December 10, 1998, we extended the offering through the earliest of:

     o  the sale of all securities,
     o  December 10, 1999 (subject to extension), or
     o  the date we decide to close the offering.

            In early 1999, the offering was temporarily suspended, and the board of directors approved changes in the offering including a withdrawal from registration of all unsold charitable benefit warrants, a reduction in the number of shares offered from 400,000 to 150,000, a retroactive reduction in the offering price to $4.00 per share of common stock, a concomitant adjustment in the exercise price for outstanding charitable benefit warrants (from $20/share to $8/share) and an increase in the number of shares purchasable upon exercise of those warrants from 8,605 shares to 21,513 shares. This action by the board resulted in the additional issuance of 51,630 shares to purchasers in the public offering for no additional consideration, and a reduction in the maximum potential aggregate offering amount from $4,000,000 to $600,000. As a result, in September, a total of 51,630 additional shares were issued to purchasers in the public offering for no additional consideration and are included in the shares outstanding on September 30, 1999.

            In February, 1999, we received notice that the NIH had awarded us a $100,000 Phase I grant under the Small Business Technology Transfer Program for research in our oxalate technology. The effective date of the grant was June 15, 1999. We began drawing on these funds in July. We have subcontracted approximately $60,000 to the University of California, Irvine, but the remaining $40,000 will be available during 1999 to support oxalate research at Ixion. In September we also received notice of the award of a $200,000 grant (covering a 23-month period) from the NIH to support our diabetes research. These funds became available starting September 30, 1999. We have subcontracted $25,000 under this grant. We have other grant applications pending.

            During 1998 and the first quarter of 1999, our development activities were funded primarily by the proceeds from the offering and bridge loans from the Chairman and Chief Executive Officer and the President. Operations during the second and third quarters of 1999 were funded primarily from $450,000 advanced by Q-Med through September in connection with the Q-Med transaction described below. The bridge loans total $415,000 at September 30, 1999, not including accrued but unpaid interest. Interest on the bridge loans from officers is currently at 8% but can be reset annually, at the election of either party, to the prime rate in effect on January 1 of any given year, plus 3%. We have no agreement with the officers to advance further funds, however, the officers have continued to fund operating requirements voluntarily to meet working capital needs. Although additional bridge loans are not likely to be necessary during the remainder of 1999 because of the Q-Med transaction, we can not assure you that, should such loans be necessary in the future, the officers will continue to voluntarily fund them. We do not have any bank financing arrangements. Our long-term indebtedness consists primarily of deferred fees and salaries payable to related individuals and our unsecured convertible notes.

            At September 30, 1999, we had $36,737 in cash and cash equivalents. Until required for operations, our policy is to invest any excess cash reserves in bank deposits, money market funds, certificates of deposit, commercial paper, corporate notes, U.S. government instruments and other investment-grade quality instruments.

            In connection with a sponsored research agreement with Genetics Institute, Inc. which was concluded during 1997, some patent-related expenses were reimbursed by Genetics Institute. We may be contractually obligated to repay these reimbursed expenses in installments over a 36 month period upon a notice to or by Genetics Institute to the effect that their option to negotiate for a license to our technology, contained in the sponsored research agreement has expired. We have not given nor received such notice, and, accordingly, reimbursement has not commenced. We have accrued $42,317 as a long term liability pending final notice under the agreement.

            Through September 30, 1999, we have paid offering-related expenses of $124,631 which have been applied against the proceeds of the public offering. We expect further offering-related expenses to be modest.

            Annual expenses for the first year of our current three-year term (with two one-year renewal options) lease, including repayment of funds provided by lessor for tenant improvements and an emergency generator, were approximately $121,000. We expect that annual lease expenses will continue to be approximately the same for 2000. We will continue to have a need to purchase additional laboratory equipment. We estimate that we will need to purchase at least $50,000 of capital laboratory equipment in the coming year.


            We have incurred negative cash flows from operations since our inception. We have spent and expect to continue to spend, substantial funds to complete our planned product development efforts, commence clinical trials, and diversify our technology. Our future capital requirements and the adequacy of available funds will depend on numerous factors, including


     o  the completion of the Q-Med transaction described below
     o  the success of the continuing public offering of our securities,
     o the successful commercialization of Ox-Control(TM)(our nutritional supplement) the XEntrIx(TM)Oxalobacter formigenes Monitor (our diagnostic test), and IxC1-62/47 (our lead therapeutic compound),
     o  progress in our product development efforts,
     o  the magnitude and scope of development efforts,
     o  progress with preclinical studies and clinical trials,
     o  the cost of contract manufacturing and research organizations,
     o cost of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights,
     o  competing technological and market developments, and
     o the development of strategic alliances for the development and marketing of our products


The Q-Med Transaction


            On April 16, 1999, we reached an agreement in principle with Q-Med AB, a biotechnology company based in Uppsala, Sweden, which was amended on September 7, 1999. Under the amended agreement, we agreed to the following:

     o We issued an option to Q-Med to acquire shares of newly-issued common stock under the following terms:
          o  exercise is at the sole discretion of Q-Med;
          o the number of shares to be acquired shall be 2,700,000 or a number of shares such that, following the exercise of the option, Q-Med shall own at least 50% of our outstanding shares (on a fully diluted basis);
          o  Q-Med must purchase all or none of the option shares;
          o  the option expires not later than July 1, 2000;
          o  the cash purchase price for the option shares is $2.00/share; and
          o  the option price will be paid over a two-year period.
     o Q-Med shall purchase 37,500 shares per month (at the $2.00 per share price) through the expiration of the option or the agreement. Q-Med will retain these shares without regard to whether they exercise their option. Q-Med has purchased a total of 300,000 shares for $600,000 through November under this agreement;
     o a royalty-free license to Q-Med's non-animal, stabilized hyaluronic acid technology for use as an encapsulation material for our transplantable islets; and

     o if the option is exercised, the redemption of up to $787,000 of our convertible unsecured notes which note holders elect not to convert in August 2001; and
     o  the agreement is cancelable by Q-Med on not less than 90 days' notice.

            If Q-Med were to exercise its option for all 2,700,000 shares, it would own over 50% of our company.

            Q-Med, a growing, profitable Swedish company, develops, manufactures, and sells natural, specialized medical implants. All of Q-Med's products are constructed using a proprietary form of non-animal, stabilized hyaluronic acid. Hyaluronic acid is a natural polysaccharide, first isolated in 1934. Its main function in the body is to lubricate moveable parts like joints and muscles and to transport substances to and within cells. The majority of Q-Med's revenues are accounted for by Restylane(R) for the filling out of lips, facial wrinkles, and facial folds.

            Through November 15, 1999, we have received $600,000 in payments from Q-Med, A.B. and issued a total of 300,000 shares of common stock in accordance with the amended agreement in principle, described below. Included in this amount is the $300,000 we received on April 20, 1999 in the form of a convertible note from Q-Med. On August 2, 1999, the note was converted into 150,000 shares of restricted Ixion common stock. Also included in the $600,000 invested by Q-Med is a $75,000 payment in each of the months of August, September, October and November for which we issued 37,500 restricted shares of common stock each month.

            We cannot assure you that Q-Med will not terminate the agreement, that it will exercise its option on or before July 1, 2000, or that it will otherwise complete the contingent elements of the transaction on satisfactory terms, or at all. In the event our plans change or our assumptions change or prove to be inaccurate or we fail to complete the Q-Med transaction, we will require additional financing. We will be required to obtain additional funds in any event through equity or debt financing, strategic alliances with corporate partners and others, mergers or the sale of substantially all our assets, or through other sources in order to bring our drug and device products through regulatory approval to commercialization. The terms and prices of any equity or debt financings or corporate combination may be significantly more favorable to new investors than purchasers of the shares sold in the offering, resulting in significant dilution to current investors. We do not have any material committed sources of additional financing. We can not assure you that additional funding, consolidation, or alliance, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to further delay, scale-back, or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products, or potential markets. If adequate funds are not available, our business, financial condition, and results of operations will be materially and adversely affected.


Product Research and Development Plan


            Our plan of operation for the remainder of 1999 and for 2000 consists primarily of research and development and related activities, resources permitting, including:

     o further research into the biology of islet and islet stem cell growth and differentiation, aimed at developing cell lines of functioning islets for transplantation into diabetic patients;
     o further research into identifying and characterizing novel growth factors associated with islets to discover factors important in islet cell differentiation and possible regulation of diabetes and to identify stem cell markers to which we hope to produce monoclonal antibodies useful in stem cell isolation;
     o  differential gene expression studies on differentiated islet cells;
     o further research into encapsulation materials for transplantation of islets;
     o development of OX-Control(TM), a nutritional supplement product not requiring regulatory approval;
     o further preclinical development of a quantitative and/or kit version of our molecular diagnostic test, the XEntrIx(TM)Oxalobacter formigenes Monitor;
     o further preclinical development of our oxalate therapeutic compound, IxC1-62/47;
     o  continuing the prosecution and filing of patent applications; and
     o  hiring additional employees.


            Our actual research and development and related activities may vary significantly from current plans depending on numerous factors, including changes in the costs of such activities from current estimates, the results of our research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial potential, the status of competitive products, and, most important, our success in raising capital. The focus and direction of our operations will also be dependent upon the establishment of collaborative arrangements with other companies, and other factors.

            We can not assure you that we will be able to commercialize our technologies or that profitability will ever be achieved. We expect that our operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, most of which are outside our control.


Year 2000 Compliance


            Many computer systems and computer chips embedded in equipment are unable to tell the difference between the year 1900 and the year 2000. This is known as the Year 2000 issue. Many businesses are at risk for possible miscalculations or systems failures as a result of their computers, software, or equipment's not being Year 2000 compliant.


            Our assessment of Year 2000 compliance issues is substantially complete.

            Software and Computers. Our computers all run Windows operating systems which are Year 2000 compliant according to our tests and information received from Microsoft. We have been assured by the vendors that our office applications programs are Year 2000 compliant. We have been also been assured by the vendor that our finance and accounting software, our only mission-critical software, is Year 2000 compliant.

            Equipment. Most of our laboratory equipment does not use a computer or embedded chip. Our policy is that all new equipment that we purchase must be Year 2000 compliant. Our assessment of our laboratory equipment is complete, and all essential equipment is compliant.

            Suppliers. We have contacted key suppliers regarding their Year 2000 compliance in order to determine if there might be any effect on our operations. In general, our suppliers (primarily scientific reagent and disposable equipment vendors), have developed or are in the process of developing plans to address Year 2000 issues. We will continue to monitor and evaluate the progress of our suppliers.

            In general our review of the potential consequences of Year 2000 compliance issues on us leads us to believe that those issues will prove to be immaterial to our business, operations, and financial condition. Accordingly, we do not have contingency plans and have no plans to develop any. No material expenses have been incurred to date, and none are anticipated.

                                    BUSINESS

Ixion Biotechnology, Inc.

            Ixion is a development stage, discovery research biotechnology company, with several product candidates in development. We are the holder of world-wide exclusive licenses to patents and pending patents in two key areas: diabetes and oxalate-related disorders.


            We are developing diabetes products based on our islet producing stem cell technology, including a proprietary line of in vitro (in test tube) islet stem cells for use in islet replacement therapy. This development program is aimed at optimizing the growth of functioning islets or islet progenitors in vitro from islet producing stem cells which Ixion has established in cell cultures. Islet replacement therapy is the only known potential cure for type 1 diabetes. We believe that islet replacement therapy, if it can be developed successfully, will provide better management of diabetes than conventional treatment with insulin and other metabolic regulators. Conventional treatment can result in hyper- and hypo-glycemic episodes which are a major cause of diabetic complications. Ixion's technology is intended to ameliorate this condition by implanting functional islets into the body in order to materially improve control of blood glucose levels.

            In addition to developing our islet transplantation therapy, we have an ongoing discovery program to identify and characterize islet stem cells as well as novel growth factors associated with them. The goal of this program is to discover factors important in islet stem cell differentiation and to identify stem cell markers to which we hope to produce antibodies useful in stem cell isolation and research. All of our potential diabetes products are in the discovery research stage.

            Diabetes is a chronic, complex metabolic disease. Type 1 diabetes (often referred to as insulin dependent diabetes or juvenile diabetes) is characterized by an inability to produce insulin due to the destruction of the insulin-producing cells of the pancreatic islets of Langerhans. Type 1 diabetes also leads to many serious conditions ranging from death from diabetic coma or insulin shock, to end stage renal disease, blindness, amputations, nerve damage, and cardiovascular and periodontal disease. Over 16 million people in the United States have diabetes, of whom five to ten percent (or about 800,000 patients) have type 1 diabetes, the most severe form of the disease, and must take insulin. An additional one and one-half million type 2 patients in the United States also take insulin. Annual expenditures on all forms of diabetes are nearly $100 billion.

            We are also developing both Ox-Control(TM) - a nutritional supplement - and IxC1-62/47 - a prescription drug product - based on our oxalate technology. Ox-Control(TM) will help promote healthy levels of oxalate in the body. The prescription drug and device products will be for the diagnosis and treatment of oxalate-related diseases. Our oxalate technology is based on genes from the non-pathogenic anaerobic intestinal bacteria, Oxalobacter formigenes.
O. formigenes produces enzymes which degrade oxalate in healthy people. Inadequate colonies of O. formigenes result in reduced ability to degrade oxalate. Excess oxalate plays a role in a variety of disorders including


     o  kidney stones,
     o  hyperoxaluria,
     o  cardiomyopathy,
     o  cardiac conductance disorders,
     o  cystic fibrosis,
     o  Crohn's disease,
     o  renal failure and toxic death, and
     o  vulvodynia.

            There are approximately one million kidney stone incidents annually in the United States. Annual expenditures on kidney stone incidents exceed $1.8 billion. There are approximately 25,000 cystic fibrosis patients in the United States; these patients are at materially increased risk of kidney stones as a result of excess oxalate. There are from 5,000 to 16,000 new cases of inflammatory bowel disease annually, resulting in 100,000 hospitalizations, 60% from Crohn's disease which is associated with enteric hyperoxaluria. Vulvodynia, a chronic multifactorial disorder, believed to be in some degree oxalate-related, results in painful and debilitating symptoms affecting the tissue surrounding the vagina and urethra. There are no population studies of the incidence or prevalence of vulvodynia, but estimates range as high as 150,000 to 200,000 U.S. women with this condition. Very few effective treatments, if any, exist for these disorders.

            We have four distinct products in development based on our oxalate technology.

    o Ox-Control(TM) - a nutritional supplement made from native O. formigenes designed to promote healthy levels of oxalate. This product will be non-prescription.
    o A pet food supplement or additive to control oxalate in companion animals.
    o The XEntrIx (TM) Oxalobacter Formigenes Monitor - a molecular diagnostic test for the rapid and sensitive detection of human O. formigenes.
    o IxC1-62/47 - a pill consisting of recombinant (genetically engineered) enzymes normally found in O. formigenes. These enzymes degrade oxalate. It has been shown to be effective in lowering urinary oxalate levels in animal studies. We believe that our pill will greatly diminish the recurrence of calcium oxalate kidney stones and will have positive therapeutic effects on other oxalate-related disorders. It will be a prescription product.

            Ox-Control(TM) is the most advanced product in our development pipeline. It has been formulated as a pill taken orally consisting of oxalate-degrading enzymes from O. formigenes in an enteric coating. These enzymes degrade oxalate. It will be aimed at maintaining healthy levels of oxalate in the body. We do not expect this product to require regulatory approval. Our pet food supplement or additive will be aimed at reducing the incidence of kidney stones in companion animals, initially cats.

            The XEntrIX TM Oxalobacter formigenes Monitor is the diagnostic component of our oxalate-related disease management product. It is a DNA probe for the rapid and sensitive detection of human O. formigenes. The current tests for O. formigenes are laborious, time consuming, and unreliable, and are limited by (1) the difficulties of anaerobic culture methods, (2) the inability to standardize and accurately quantitate the presence of the bacteria, and (3) the fact that the tests cannot be automated. In addition, the current tests are not sensitive and are poorly suited to a clinical setting. The XEntrIX TM Oxalobacter formigenes Monitor, on the other hand, can accurately and reliably detect very small numbers of O. formigenes, can be made quantitative, and is capable of automation.

            IxC1-62/47 is the therapeutic component of our oxalate-related disease management product. It is an orally administered pill consisting of a recombinant form of the same two enzymes from O. formigenes which are used in Ox-Control.(TM) We believe that the administration of IxC1-62/47 will greatly diminish the recurrence of calcium oxalate kidney stones and will have positive therapeutic effects on other oxalate-related disorders.

            We intend to file an Investigational New Drug application with the Food and Drug Administration for our IxC1-62/47 enzyme therapy for oxalate-related diseases and an application under Section 510(k) of the Food, Drug, and Cosmetic Act for the XEntrIX TM Oxalobacter formigenes Monitor. The date on which we will be able to make these filings depends upon our cash resources.

            Ixion is in the development stage. We have earned only limited revenues, the majority of which have been research and development payments, and we have an accumulated deficit of $3,663,019 from our inception through September 30, 1999.

Industry Description and Outlook

            In 1998, the U.S. biotechnology industry was composed of approximately 1,300 companies, public and private. The public market for biotechnology financing for small companies was very poor during 1998 and 1999 and many companies are running low on cash. The biotechnology industry is part of the broader health care industry in the United States, which accounts for approximately 14%of the country's gross domestic product, or approximately $1 trillion.

            Diabetes. Diabetes is the world's most common metabolic disease. In 1995, there were over 16 million diabetics in the United States. There were 21 million diabetics in Europe and as many as 100 million worldwide. Type 1 diabetes patients compose from 5% to 10% of the total number of diabetics in the U.S., or approximately 800,000 patients. An additional 1.5 million type 2 diabetics also take insulin. There are approximately 500,000 to 600,000 new patients annually in the U.S., of which 35,000 to 50,000 are Type 1 diabetics. Approximately 25 percent of the new type 2 patients (or approximately 110,000) will also take insulin.

            In 1995, diabetes accounted for over 10% of total U.S. health care expenditures, or approximately $100 billion. In 1992, the American Diabetes Association estimated that another $47 billion was spent in indirect costs, such as lost wages. Other sources have estimated that indirect costs may actually exceed the direct costs. Complications of the disease include amputations of toes and feet, blindness, ulcers, nerve damage and cardiovascular, periodontal, and kidney disease. Approximately 30% to 40% of people with Type 1 diabetes will develop diabetic nephropathy leading to kidney dialysis and renal transplants. Overall, diabetes is the seventh leading cause of death in the U.S.

            Current therapies, including insulin shots or oral hypoglycemic medication modulate blood glucose, but cannot consistently maintain the diabetic's blood glucose at normal levels. The Diabetes Control and Complications trial, a nine-year NIH study, demonstrated that maintaining blood glucose at normal levels reduces by approximately 60% the risk of development and progression of diabetes complications. However, there is no therapy that supplies insulin in response to changes in blood glucose with the speed and precision of functioning islets. We believe that approximately 500,000 insulin dependent diabetics are candidates for islet transplantation and that successful transplantation of islets capable of providing constant glucose control will help control the complications of the disease. While islet transplantation is the only known potential cure for type 1 diabetes, transplant therapy is an early stage procedure and results for the adult islet transplants performed to date have been disappointing, as is common for early stage procedures,. Although there can be no assurance, we believe that the success rate of transplant therapy will improve over time.

            Kidney stones. Kidney stones are a major health care problem in the United States, and a worse one in other parts of the world. Nearly one in every 1,000 residents in the United States has been hospitalized for stones, and autopsies have revealed that one in every 100 persons have observable stone formation in their kidneys. Between seven and ten of every 1,000 hospital admissions in the United States are for kidney stones; this is approximately 248,000 hospital admissions annually. There are approximately one million kidney stone incidents annually, the seventh leading cause of physician visits. Nationwide, approximately 12% of the U.S. population will develop stones in their lifetimes, but stones are particularly common in the region from Virginia to New Mexico, commonly referred to as the "stone belt." In other parts of the world, particularly the Middle-East, Asia, and India, kidney stones are an even worse problem since hot climates seem to favor stone formation.

            If a stone cannot be passed, it is surgically removed or shattered by extracorporeal shock-wave lithotripsy. Both treatments are expensive, with the average lithotripsy costing $4,617 and surgery costing $8,308 (including the hospital stay). Approximately 30% of patients with kidney stones are hospitalized, the remainder pass the stone at home, which, while not particularly expensive, is exceedingly painful. Based on 1993 data, the total annual cost of kidney stones in the United States was conservatively estimated at $1.83 billion annually.

            Unfortunately, kidney stones usually recur; although for most patients, the time between episodes can be years. The majority of kidney stones are made of oxalate, which is an end product of metabolism in the body, and an important component of a typical diet. The intestinal oxalate degrading bacteria, Oxalobacter formigenes, plays an important role in oxalate homeostasis, both by regulating intestinal absorption of dietary oxalate and also its secretion into intestinal lumen from the blood. We believe that it may be clinically important to screen and treat patients with oxalate-associated diseases for the presence or absence of the bacterium. Indeed, recent research indicates an increased risk of kidney stones in patient populations with significantly decreased intestinal colonization by O. formigenes. This appears to be particularly true of patients with cystic fibrosis, who are at materially increased risk of kidney stones as a result of excess oxalate.

            Inflammatory Bowel Disease. Inflammatory bowel disease is a general term which covers two primary chronic disorders that cause inflammation or ulceration in the small and large intestine: Crohn's disease and ulcerative colitis. The cause of inflammatory bowel disease is unknown, with many theories, none proven. Many persons with inflammatory bowel disease also have elevated levels of urinary oxalate, suggesting that excess oxalate may be a complicating factor in the disease, or may lead to increased risk of kidney stones. In 1987, the latest data available, the number of new cases of inflammatory bowel disease in the United States annually ranged from two to six per 100,000 of population. There were about 100,000 hospitalizations annually, approximately 64% for Crohn's.

            Vulvodynia. Vulvar vestibulitis syndrome ("vulvodynia") is a complex, multifactorial disorder with painful and debilitating symptoms affecting the tissue surrounding the vagina and urethra, including intense burning, itching, and inflammation. In chronic cases it is very disruptive of a person's life. Recognition of this condition as a significant, physiological syndrome appeared in medical journals only a few years ago. There are no population studies of the incidence or prevalence of vulvodynia although the condition may affect from 150,000 to 200,000 American women. Because the cause is often unknown, treatments have been aimed at symptoms and include xylocaine, acupuncture, hypnotherapy, interferon injections, and, as a last resort in chronic cases, surgery. Recent research suggests that vulvodynia is associated with oxalate, with some investigators reporting significant improvement following control of dietary oxalate.

            Pet Food Market. There are approximately 60 million cats and 53 million dogs in the U.S. In Europe, dogs outnumber cats. Companion animal health care products totaled approximately $2 billion globally, of which biotechnology-derived products, including the minimal regulated feed supplement segment accounted for $680 million in sales.


            Other Oxalate Related Markets. Two additional products which could make use of Ixion's oxalate technology include improved kidney dialysis devices and an improved urological catheter. As of 1996, there were approximately 287,000 U.S. hemodialysis patients and approximately 300,000 more in Europe and Japan. The use of the Ixion oxalate technology could significantly reduce the time that patients spend in dialysis by increasing the efficiency of oxalate removal during the process.

            The world market for urological drains (catheters) was $675 million in 1995. Catheters often foster infection and account for the leading side effect of an invasive hospital procedure. One major cause of catheter infection is the build-up of oxalate crystals on the catheter. The Ixion oxalate technology would allow an improved catheter which would inhibit or dissolve encrusted oxalate crystals, thus reducing the potential for infection.

Business Strategy


            We expect to develop products for both the less heavily-regulated nutritional supplement market and the heavily-regulated drug, device, and biologic markets. Our strategy is to accelerate the development of our nutritional supplement, Ox-Control,(TM) to generate near term revenue. At the same time, we intend to continue development of our prescription drug, device, and biologic products where the product development cycle is much longer and more expensive. We will continue to seek strategic partners to participate in the development of both types of products. Other elements of our strategy include the following:

            Basic Research. Ixion has used and intends to continue to use cooperative research and development agreements with the University of Florida and other research institutions for basic discovery research. The University of Florida is the tenth largest university in the nation and is the largest research institution in the Southeast. It typically ranks in the top 10 in the United States in gross royalties received from patent licenses, and the top 20 in the United States in the number of U.S. patents obtained.

            Technology Evaluation and Development. We use our affiliation with the University of Florida Biotechnology Program and the members of our Scientific Advisory Board to seek out cutting-edge university based biotechnology. Our scientific and business team will review early stage academic inventions, identify discoveries which are commercially promising, obtain licenses from the universities, and develop the discoveries to add .

            Our relationship with the scientists at the University of Florida and other institutions is based upon personal relationships between our management and members of our Scientific Advisory Board, on the one hand, and other members of the University of Florida and other institutions' faculties on the other. The relationship with the University of Florida is helped by our nearby location and by the business consulting provided by our management to University faculty at no cost, by arrangement with the Biotechnology Program. We have no formal agreement providing general access to rights to university research, nor to advance notice of disclosures by university researchers.

            Ixion intends to continue to develop collaborative arrangements with leading researchers at the University of Florida and at other research institutions in our core areas to diversify and strengthen our intellectual property estate and to establish our reputation and credibility in the scientific and medical communities.


            Collaborative Product Development and Marketing with Established Companies. Ixion hopes to develop products in collaboration with other companies. Collaborative agreements may call for our partners to provide research funds as well as clinical and other support during product development, although we may develop and test ideas independently before entering into a collaborative agreement. We contemplate that our partners will provide an established and trained marketing and sales force, as well as manufacturing experience, clinical trial expertise, support for patent prosecution, and other capabilities.

            Independent Product Development. The quality of our scientific team also permits independent product development. Independently developed products will provide us with the flexibility either to market the product directly or enter into agreements with pharmaceutical partners on terms more favorable to us. While independent product development is riskier than collaborative development, we may be able to retain a higher proportion of any eventual product revenue stream.


            Contract Clinical Trial and Manufacturing Services. Initially, we have elected to retain contract vendors to support clinical studies and product development. Moreover, we will not initially construct our own manufacturing facilities. By contracting with a qualified manufacturing company, Ixion will be able to obtain immediate access to the necessary regulatory skill base at low entry costs. We thus expect to minimize the time to market, maintain control over development candidates, and reduce our financial risk when product risk is the greatest.


Product Development


            Our first target product for diabetes will be cell lines of cultured islet or stem cells for use in islet replacement therapy for diabetes. Our first target products for oxalate-related diseases will be Ox-Control,(TM) our nutritional supplement product, and our pet food supplement product, followed by the XEntrIX TM Oxalobacter formigenes Monitor and the IxC1-62/47 prescription treatment for oxalate-related conditions. We also plan other products that will detect and measure the presence of oxalate in urine or blood. Certain of these products may also be suitable for use in research applications and, subject to certain limitations, would not require FDA approval prior to use in that context.


            Descriptions of Planned Diabetes Products. Ixion intends to develop products to enhance research into the disease of diabetes, as well as therapeutic approaches where our proprietary technology offers unique solutions.


            Islet transplantation to reverse diabetes or reduce insulin dependency has been limited by, among other things, immunological attack resulting in rapid rejection of transplanted tissue. In addition to the immunologic difficulties, there are significant shortages of human islets suitable for transplant or research, with only 4,000 or fewer pancreases available for transplant annually. About 3,000 patients die each year while waiting for a pancreas graft. Xenotransplants using porcine islets face additional difficulties, such as the possibility of cross-species viral infection. To date, efforts to propagate commercial quantities of human islets in vitro (in the test tube) from either fetal or adult tissue has had minimal success. We believe that a source of reproducible islet cells would significantly improve the speed and results of research into transplanted islets for diabetes.

            Ixion's islet technology permits the successful growth of in vitro pancreas-derived, pluripotent (e.g., able to differentiate) islet-producing cells from mice and humans. When mouse cells were implanted into clinically prediabetic mice, the implanted mice were successfully weaned from insulin until they were sacrificed for further studies. We have also been successful in propagating human islet cells from children and adult donors as well, but have not transplanted such islets at the date of this prospectus.


            The following table summarizes the current status of our islet research and development program for diabetes products.



                  Product Development-Diabetes Islet Technology



                                                                                                                   Status (1)
       Product Type                                          Planned Uses
-----------------------------------------------------------------------------------------------------------------------------------
     Cultured Islets
     or Stem Cells                       Implantation in vivo of encapsulated cells to reverse diabetes              Research
-----------------------------------------------------------------------------------------------------------------------------------
Genetically Engineered Islets
        or Stem Cells                    Implantation in vivo without encapsulation to reverse diabetes              Concept
-----------------------------------------------------------------------------------------------------------------------------------
    Islet Growth Factors                                Correct disease deficiencies                                 Research

                                         Promote greater efficiency in culturing cells for transplantation

                                                    Elucidation of diabetes disease process

                                                                Monitor disease stages

-----------------------------------------------------------------------------------------------------------------------------------
    Nucleic Acid Probes                                   Genetic and phenotype analysis                              Concept

-----------------------------------------------------------------------------------------------------------------------------------
    Surface Antibodies                           Analysis of health or disease of biopsy specimens                    Research

                                                                Identification of cells

                                                             Enrichment of specific cell types

                                                  Isolation and identification of cells by stage of

                                                                      differentiation

-----------------------------------------------------------------------------------------------------------------------------------


            (1) "Concept" includes feasibility, theoretical market, and product design studies based on laboratory or other data. "Research" includes discovery research, development of the product's physical form and specifications, and its initial production. "Preclinical" denotes efficacy, pharmacology, safety, or toxicology studies in animal models.


Descriptions of Planned Oxalate Products. Our oxalate products fall into four classifications:

     o Nutritional supplement or probiotic to promote healthy levels of oxalate which are regulated by the FDA under the provisions of the Dietary Supplement Health and Education Act of 1994;
     o Companion animal feed supplements to promote healthy levels of oxalate in dogs and cats;
     o  A diagnostic test for the presence of Oxalobacter formigenes; and
     o  A drug for the therapeutic treatment of oxalate-related diseases.

            A nutritional supplement is one of a broad group of products including vitamins, minerals, and enzymes. They may or may not be used under a doctor's supervision, but they are purchased directly by the consumer from retail outlets or by mail order. A probiotic would deliver whole live O. formigenes to the colon where they would break down oxalate.

            Our oxalate technology is based on cloned, sequenced, and expressed genes encoding the oxalate degrading enzymes from the intestine dwelling bacteria, Oxalobacter formigenes as well as the enzymes themselves. O. formigenes is a gram negative anaerobe present in humans and other animals. In the GI tract of a healthy human or mammal, O. formigenes breaks down oxalate that is in food, thus preventing its absorption into the blood stream.

            Ox-Control,(TM) an Oxalate-Reducing Nutritional Supplement. Our initial product is Ox-Control,(TM) an oral formulation of enzymes derived from native O. formigenes, for use in promoting healthy levels of oxalate in the body. This product has been formulated to be taken in pill form with meals to assist in the breakdown of dietary oxalate. We expect this product will not require FDA approval prior to marketing.

            Companion Animal Food Supplement. An additional oxalate-based product is an animal food formulated to maintain healthy levels of oxalate in companion animals, particularly dogs and cats.

            The XEntrIX TM Oxalobacter formigenes Monitor. We have used the O. formigenes genes to construct a DNA-based diagnostic test (the XEntrIX TM Oxalobacter formigenes Monitor) to detect the presence of O. formigenes in easily-collectable stool samples. Except for our XEntrIX TM Oxalobacter formigenes Monitor, there is no method of rapidly and easily detecting the presence or absence of O. formigenes in the body. The current tests for O. formigenes are laborious, time consuming, and unreliable.

            The XEntrIX TM Oxalobacter formigenes Monitor is a significant improvement over current tests for O. formigenes and would be an important potential addition to routine diagnostic testing for several reasons.


     o Our XEntrIX TM Oxalobacter formigenes Monitor is much easier to perform and provides accurate results in a fraction of the time required to culture and test for O. formigenes using existing methods.

     o Our DNA-based method relies upon standard DNA techniques and does not require anaerobic cultures of organisms since it provides direct detection of DNA extracted from fecal samples and amplified using polymerase chain reaction ("PCR").

     o Because it is based upon PCR and subsequent hybridization to species-specific sequences, the XEntrIX TM Oxalobacter formigenes Monitor is simple to perform and provides the required level of sensitivity, accuracy, selectivity, and throughput necessary for a commercial diagnostic test.

     o The XEntrIX TM Oxalobacter formigenes Monitor is sensitive to the level of 1,000 to 10,000 colony forming units/gram of fecal material. This is approximately 100-fold lower than the number of colony forming units in fecal material of normal, healthy adults.

We are focusing ongoing development of the XEntrIX TM Oxalobacter formigenes Monitor on the following areas:

     o Extended evaluation and enhancement of probe specificity with respect to other intestinal organisms to assure the absence of cross reactivity and misdiagnosis. Organisms currently evaluated include the following:
        Bacteroides ovatus, Proteus vulgaris, Enterobacter cloacae,, Eschericia coli, Enterobacter, aerogenes, Clostridium perfringens, Closteridium sordellii, Veillonella parvula, Streptococcus pneumoniae, Staphylococcus aureus, Pseudomonas aerogenosa, Streptococcus bovis, Enterococcus faecalis, Staphlycoccus epidermidis, Moorella thermoautotrop, Shigella boydii, Proteus mirabilis, Salmonella typhimurium, Citrobacter brakii, Lactobacillus acidophilus, Moraxella osloensis, Moorella thermoacetica, Alcaligenes sp., and Klebsiella oxytoca.

     o Development of probes against clinically important intestinal organisms such as those listed above. These, coupled with the quantitative version of the XEntrIX TM Oxalobacter formigenes Monitor, will provide for a panel of clinically important diagnostic tests for enteric bacteria.

     o Development of a quantitative kit version of the XEntrIX TM Oxalobacter formigenes Monitor.


            In June of 1998, we agreed with the University of Florida Diagnostic Referral Laboratories for them to offer a service to physicians using the protocols and reagents of our XEntrIX TM Oxalobacter formigenes Monitor under the provisions of the FDA's analyte specific reagent regulation. The Diagnostic Referral Laboratories are responsible for marketing the new service, which costs $295 per sample. No reimbursement is yet available for patients requesting this test. Sales to date have been immaterial, in part because of the lack of available products for addressing the condition once it is diagnosed.

            We intend to file an application under Section 510(k) of the FDA Act for clearance to market the XEntrIX TM Oxalobacter formigenes Monitor. There is no assurance that the XEntrIX TM Oxalobacter formigenes Monitor will qualify for the 510(k) procedure, in which case we will have to file an application for premarket approval with the FDA. In either case, the approval process may be lengthy, but is likely to be longer if a premarket approval application is required.

            IxC1-62/47 Enzyme Therapy for Oxalate-Related Disease. In addition to the XEntrIX TM Oxalobacter formigenes Monitor and other potential diagnostic products described above, Ixion is developing IxC1-62/47, an orally administered therapeutic product consisting of the recombinant form of two enzymes normally found in O. formigenes: oxalyl-CoA decarboxylase ("oxc") and formyl-CoA transferase ("frc"). The enzymatic therapy is based upon the re-establishment or enhancement of oxalate degrading mechanisms in the body. IxC1-62/47 is targeted at oxalate-related disorders including kidney stones, enteric hyperoxaluria, oxalosis, cardiomyopathy, cardio conductance disorders, cystic fibrosis, Crohn's disease, and possibly vulvodynia. Very few satisfactory treatments currently exist for these disorders.

            Both the oxc and frc genes have been successfully cloned into E. coli and expressed in active form as verified using activity assays developed by Ixion's scientists. Physicochemical analyses such as SDS-PAGE, IEF, and N-terminal sequence analysis have been completed. Ixion has grown the recombinant E. coli to 80 liter scale and has developed the process of purifying the oxc and frc enzymes for use in a variety of preclinical studies including
(1) additional physicochemical characterization, (2) formulation and drug delivery, and (3) further animal studies. We are also purifying the native form of the oxc and frc enzymes from O. formigenes, to provide comparative data to the recombinant versions. We have not determined whether the recombinant or native enzymes will be used therapeutically. The current intention is to file an investigative new drug application for the IxC1-62/47 enzymatic therapy for oxalate-related disorders when resources permit.


            The XEntrIX TM Oxalobacter formigenes Monitor has been performed in preclinical studies by Ixion lab personnel on over 300 human samples from varied populations in the Ukraine, Germany, the United States, and India. The results of those studies include the following:

            Cystic Fibrosis. Oxalate kidney stones are a known complication of cystic fibrosis. The incidence in cystic fibrosis populations over 12 years old approaches 3% to 4% as compared to 0.2% in normal populations Renal autopsies show >90% nephrocalcinosis. In an Ixion sponsored clinical study conducted in collaboration with collaborators at Northwestern University, the University Children's' Hospital, Cologne, Germany, and University Children's Hospital, Halle, Germany, 40 (18 male and 22 female) cystic fibrosis patients (aged three to 35 years) were examined for colonization with Oxalobacter formigenes. 33 of the 40 patients were non-colonized, and of these, 18 were hyperoxaluric and eight had urinary oxalate levels in the upper normal range. The seven patients who were colonized with O. formigenes all showed normal levels of urinary oxalate.


            Recurrent Stone Formers. In another currently ongoing study on O. formigenes colonization in adult calcium oxalate stone formers, preliminary data have revealed that the majority of recurrent stone formers (five or more stone episodes) are non-colonized with this bacteria. Studies in the literature suggesting a decrease in the colony forming units of O. formigenes in patients with oxalate calculi, rather than complete non-colonization, has led to the development by Ixion of a Quantitative-PCR Oxalobacter formigenes Monitor. The Quantitative-PCR Oxalobacter formigenes Monitor is now being used in additional preclinical work to detect and quantitate O.formigenes in oxalate stone formers to determine if the number of colony forming units is a relevant risk factor.


            Over 65 percent of kidney stones are calcium-oxalate stones, and excess oxalate is implicated in other diseases as set forth above. Oxalate is present in many common foods, including tea, broccoli, and spinach. O. formigenes is involved in degradation of dietary oxalate and its secretion from plasma into the gut. We believe that a robust colony of O. formigenes prevents recurrent calcium-oxalate kidney stone formation in persons susceptible to excess oxalate absorption and may ameliorate other disease states. We believe that we are the only company world-wide which is examining the role of O. formigenes in human and animal disease states.

            Blood Oxalate Assay. The combination of the oxc and frc enzymes and cofactors also serve as the basis for a planned blood oxalate assay. The recurrence rate of calcium oxalate kidney stone formation is very high, with hyperoxaluria as the major predisposing factor to stone formation. Accurate measurements of blood oxalate levels, together with the presence or absence of
O. formigenes, are important requirements for predicting the risk of calculogenesis in an individual and stratifying urological patients for clinical intervention. Development is planned in the future on an additional oxalate product: a blood oxalate assay, to be designed for clinical use by hospitals, independent labs, and doctors.

            The following table summarizes the current status of our oxalate product research and development program.



                       Product Development-Oxalate Technology
       Product Type                                        Planned Uses                                              Status (1)
-----------------------------------------------------------------------------------------------------------------------------------
Ox-Control(TM)Nutritional                                                                                          Develpment
Supplement                                  Promotion of healthy levels of oxalate in the body
-----------------------------------------------------------------------------------------------------------------------------------
Companion Animal Food                   Promotion of healthy levels of oxalate in companion animals                Development
Supplement
-----------------------------------------------------------------------------------------------------------------------------------
XEntrIX TM Oxalobacter
formigenes Monitor                   Detection of O. formigenes in stool for oxalate-related and other             Preclinical
                                                        oxalate-related disorders
-----------------------------------------------------------------------------------------------------------------------------------
IxC1-62/47 Enzyme
Therapy                                                                                                            Preclinical
                                                  Treatment of oxalate-related disorders:
                                                                 Kidney Stones
                                                                Crohn's Disease
                                                                Cystic Fibrosis
                                                                 Hyperoxaluria
                                                                   Vulvodynia
                                                        Other oxalate-related diseases
-----------------------------------------------------------------------------------------------------------------------------------
Blood Oxalate Assay                                                                                                Concept
                                                   Diagnostic oxalate detection kit for blood
-----------------------------------------------------------------------------------------------------------------------------------
Dialysis Cartridge                                                                                                 Concept
                                                    Rapid removal of excess oxalate in blood
-----------------------------------------------------------------------------------------------------------------------------------
Oxalate Degrading Catheter                                                                                         Research
                                               Prevention of urinary infection relating to catheters
-----------------------------------------------------------------------------------------------------------------------------------

            (1) "Concept" includes feasibility, theoretical market, and product design studies based on laboratory or other data. "Research" includes discovery research, development of the product's physical form and specifications, and its initial production. "Preclinical" denotes efficacy, pharmacology, safety, or toxicology studies in animal models. "Clinical" denotes testing for safety and efficacy. "Development" indicates product development of products not requiring regulatory approval.

Licensed Technology

            We have exclusively licensed from the University of Florida Research Foundation, on a world-wide basis, commercial rights in two areas: in vitro grown islet producing stem cells for curing diabetes, and materials and methods for detection of oxalate and Oxalobacter formigenes.

            Under the UF Research Foundation licenses, we have been issued three US oxalate patents and one US islet patent. We have received notice of allowances of claims in two US patents. Still pending under these licenses are five US oxalate patent applications and one islet patent application. We have also filed internationally on each of these patent families, but no foreign patent has issued, although we have received notices of allowance of oxalate patents in Australia.

            The license agreements require the UF Research Foundation to file and prosecute the patents and require us to reimburse the costs. They must also take all steps to defend such patent rights, also at our expense. If the UF Research Foundation fails to take any such action, we have the right to defend such rights at our own expense.

            Except for royalty rates and certain other immaterial differences, the terms of our patent licenses with the UF Research foundation are substantially identical. The UF Research Foundation licensed its rights under on an exclusive, worldwide basis for the life of any patents granted thereunder. We have rights under the UF Research Foundation licenses to all possible uses of the patent applications, any patents issued from such applications, any divisionals and continuations of such applications, and to any claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in such applications. In order to maintain our license, we must use our best efforts to bring one or more licensed products or processes to market through a thorough, vigorous, and diligent program for exploitation of the patent rights. In addition, we must provide annual business plans showing our plan for product development.

            Under the UF Research Foundation licenses, we paid a license issue fee, are obligated to pay royalties on our net sales or net sales of our sublicensees, and must reimburse the UF Research Foundation for patent costs. There are no minimum annual royalties. We are also obliged to obtain product liability insurance prior to the sale for commercial purposes of licensed products. There is no assurance that we will be able to obtain such insurance on reasonable terms.

            We have also entered into an interinstitutional agreement with the University of Florida Research Foundation covering a patent application relating to a method for DNA-based quantitation of enteric bacteria that was jointly discovered by our scientists and employees of the University of Florida. Because the intellectual property belonged to both parties, our use of the discovery did not required a license; however, in order to secure exclusive rights, we entered into the interinstitutional agreement. Under the interinstitutional agreement, we have the exclusive right to negotiate, execute, and administer license agreements in the diagnostic field, or to develop diagnostic products using the new discovery. We will pay the Foundation a royalty on any product sales or sublicense royalties. We also have the exclusive right to prosecute the patent application, at our expense. In order to maintain our rights, we must use our best efforts to bring one or more licensed products or processes to market through a thorough, vigorous, and diligent program for exploitation of the patent rights. In addition, we must provide annual business plans showing our plan for product development.

            A number of pharmaceutical companies, biotechnology companies, universities and research institutions, and individuals have filed patent applications or received patents to technologies that are similar to our licensed technologies. We are aware of patent applications previously filed by and patents already issued to others that could conflict with our patents or patent applications, either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those licensed to us. In addition, we can not assure you that we are aware of all patents or patent applications that may materially affect our ability to make, use, or sell any products. United States patent applications are confidential while pending in the United States Patent and Trademark Office, and patent applications filed in foreign countries are often first published months after filing. Any conflicts resulting from third party patent applications and patents could significantly reduce the coverage of the patents or patent applications licensed to us and limit our ability to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, we may be required to obtain licenses to these patents or to develop or obtain alternative technology. We can not assure you that we will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, we could be delayed in or prevented from the development or commercialization of our product candidates, which would have a material adverse effect on us.

            We are aware of potentially significant risks relating to our islet technology and to our oxalate technology, particularly bacterial oxalyl-CoA decarboxylase, an enzyme used in the XEntrIX TM Oxalobacter formigenes Monitor and our IxC1-62/47 enzyme therapy. We may not be able to commercialize our proposed diabetic products based on our method of proliferating islets and stem cells in vitro or our proposed drug or device oxalate-related disease management products, due to patent rights held by third parties. As a result, our position with respect to the use of islets or stem cells or products containing oxalyl-CoA decarboxylase are uncertain and involve legal and factual questions that are unknown or unresolved. Although we believe our patents and patent applications provide a competitive advantage in our efforts to discover, develop, and commercialize useful products, if any of these questions is resolved unfavorably, we may not have the right to commercialize products relating to certain aspects of islet technology or products containing oxalyl-CoA decarboxylase in the absence of a license from one or more third parties, which may not be available on acceptable terms or at all. Our inability to commercialize any of these products would have a material adverse effect on us.

            In 1981, the Ontario Cancer Institute filed a patent application in the United States and was issued a patent in 1984 covering a method for producing pancreatic islet-like structures having histology and insulin-producing properties corresponding to those of fetal pancreatic islets and islets from adult animals maintained in culture, based on discoveries by Michael Archer. The patented method is similar, but not identical, to our islet technology. Archer's patent was licensed to CytoTherapeutics, Inc. in 1991. CytoTherapeutics may have filed patent applications in foreign countries based upon Archer's patent and may have additional patent applications on the same general subject matter pending in the United States.

            We are also aware that in 1993, Human Cell Cultures, Inc., filed a first U.S. patent application which was rapidly abandoned in favor of a second U.S. continuation-in-part application, and that these U.S. applications together were the basis of an international application which claimed a cell culturing method and medium to form pancreatic "pseudotissues" composed of "pseudoislets" to treat blood sugar disorders in mammals, based on discoveries by Dr. Hayden Coon and others. Subsequently, on June 7, 1995, Human Cell Cultures filed in the U.S. a continuation of its second (now abandoned) U.S. application, and has been issued US patents. Dr. Coon's patents claim methods which are

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also similar, but not identical, to our islet technology. There may have been additional patent applications filed in the United States or foreign countries based upon Dr. Coon's work.

            In the United States, one must be the first to invent a subject matter in order to be entitled to patent protection on that invention. With respect to patent applications filed prior to January 1, 1996, United States patent law provides that if a party invented a technology outside the United States, then for purposes of determining the first to invent the technology, that party is deemed to have invented the technology on the earlier of the date it introduced the invention in the United States or the date it filed our patent application. In foreign countries, the first party to file a patent application on an invention, not the first to invent the subject matter, is entitled to patent protection on that invention, assuming that the invention meets the other requirements for patentability. We can not assure you that the owners of Archer's patent nor the owners of Coon's patents will not challenge our islet patents or patent or that we will succeed in defending any such challenges. We also can not assure you that the sale of islet products by us would not be held to infringe United States and foreign patent rights of the owners Archer's patent and Coon's patent. Under the patent laws of most countries, a product can be found to infringe a third party patent either if the third party patent expressly covers the product or method of treatment using the product, or in certain circumstances, if the third party patent, while not expressly covering the product or method, covers subject matter that is substantially equivalent in nature to the product or method. If it were determined that products derived from our islet technology infringe Archer's patent or Coon's patents, we would not have the right to make, use, or sell our islet products in one or more countries in the absence of a license from the owners of such patents. We can not assure you that we could obtain a license from such owners on acceptable terms or at all.

            In June, 1995, Human Genome Sciences, Inc., filed a patent application in the United States, and thereafter in foreign countries, relating to a claimed human oxalyl-CoA decarboxylase and the DNA(RNA) encoding such polypeptide, as well as a procedure for producing such polypeptide and for producing an antibody relating to such polypeptide for use in the treatment of calcium oxalate kidney stones and hyperoxaluria. A U.S. Patent was issued on June 3, 1997. The Human Genome patent purports to relate to a human version of oxalyl-CoA decarboxylase which is stated to be 50% to 60% homologous to the oxalyl-CoA decarboxylase from the anaerobic bacteria, Oxalobacter formigenes. If the use of our bacterial oxalyl-CoA decarboxylase is found to infringe the patent owned by Human Genome Sciences, then we would not have the right to sell certain products in one or more countries without a license from Human Genome Sciences. There can be no assurance that we would be able to obtain a license from Human Genome Sciences on acceptable terms or at all.

            Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents to which we have rights or to determine the scope, validity, and enforceability of other parties' proprietary rights, which may affect our product candidates and technology. United States patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. Our licensors may also have to participate in interference proceedings declared by the Patent Office to determine the priority of an invention, which could result in substantial cost to us. There can be no assurance that our licensed patents would be held valid by a court or administrative body or that an alleged infringer would be found to be infringing. Further, with respect to the technology licensed by us from the UF Research Foundation, they are primarily responsible for any litigation, interference, opposition, or other action pertaining to patents or patent applications related to the licensed technology, and we are required to reimburse them for the costs. As a result, we generally do not have the ability to institute or determine the conduct of any such patent proceedings unless they do not elect to institute or elects to abandon such proceedings. In cases where they elect to institute and prosecute patent proceedings, our rights will be dependent in part upon the manner in which they conduct the proceedings. The UF Research Foundation could elect not to vigorously pursue or defend or to settle such proceedings on terms that are not favorable to us. An adverse outcome in any patent litigation or interference proceeding could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease using such technology, any of which could have a material adverse effect on us.

            We can not assure you that any existing patent application, or any future patent application will issue or that any patents, if issued, will provide us with adequate patent protection with respect to the covered products, their uses, technology, or processes. In addition, under our licenses, we are required to meet specified diligence requirements to retain our rights.

            In January 1997, we entered into a patent license agreement obtaining exclusive rights to the issued patent of Dr. Randy S. Fischer and Dr. Roy A. Jensen, faculty members at the University of Florida, for identifying a difference which exists between the metabolic pathway of a microbial or plant target organism and a non-target host specie and then preparing a control agent which perturbs the metabolic pathway of the target without significantly perturbing the metabolic pathway of the host. This patent may be useful in the development of microbicides for drug resistant pathogens such as staphyloccus, enterococcus, and neisseria. Under the Fischer/Jensen license agreement, we paid a license issue fee of 1,000 shares of our common stock and are obligated to pay royalties of 2% on net sales by Ixion or our sublicensees. There are no minimum annual royalties or due diligence milestones. The Fischer/Jensen license is for the remainder of the legal life of the patent (expiring in 2010).

            In June 1997, we entered into a patent license agreement with the Milton J. Allison Revocable Trust, obtaining exclusive, world-wide rights to the inventions of Dr. Milton Allison, a member of our Scientific Advisory Board, relating to the administration of cells of O. formigenes or natural enzymes from
O. formigenes (or other microorganisms) to treat oxalate-related conditions. Except for royalty rates and patent issue fees, the terms of this license agreement are substantially similar to the terms of the Fischer-Jensen patent license discussed above.

            Because the inventions covered by our licenses and the interinstitutional agreement were made with federal assistance (which is typical of university-based discoveries), they are subject to the rights of the federal government under 35 USC Title 18, "Patent Rights in Inventions Made with Federal Assistance," including "march in" rights under which the government has the right to require us to grant an exclusive license under any of such inventions to a third party if the government determines that (1) adequate steps have not been taken to commercialize such inventions, (2) such action is necessary to meet public health or safety needs, or (3) such action is necessary to meet requirement for public use under federal regulations. The government's rights include a non-exclusive, paid-up, worldwide license under such inventions for any governmental purpose. The law also requires any licensor of an invention that was partially funded by federal grants to obtain a covenant from our exclusive licensee to substantially manufacture products using the invention in the United States, although this covenant is subject to a discretionary waiver by the government.

Patents and Trade Secrets

            Dr. Peck, as an employee of the University of Florida, is bound by the terms of the University's patent policy, which requires that any invention conceived of or developed by him in the area in which he is employed belongs to the University (subject to the rights of the federal government described above, and to Ixion's rights under the consulting agreement it has with him).

            It is our policy to require our directors, material investors, employees, consultants, outside scientific collaborators, and sponsored researchers, and other advisors to execute confidentiality agreements upon investment or upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of his or her relationship with us is to be kept confidential and not disclosed to third parties. Ixion also requires signed confidentiality or material transfer agreements from any company that is to receive confidential data or proprietary compounds. In the case of employees and consultants, the confidentiality agreements also generally provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as our exclusive property (subject, in the case of Dr. Peck, to the prior rights of the University of Florida). There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets or other proprietary information in the event of an unauthorized disclosure or will be effective to assign inventions.

            Certain of our research has been funded in part by research grants from the NIH and other government agencies. In connection with any such funding, the U.S. Government will have the rights described above.

            In order to produce or use the XEntrIX TM Oxalobacter formigenes Monitor in its current formulation or to produce the Blood Oxalate Assay (and other immunodiagnostic products) in commercial quantities for resale, it will be necessary to license certain rights from Roche Diagnostics, Inc., the holder of patents on the nucleic acid amplification process known as the polymerase chain reaction ("PCR") process. If Ixion finds it necessary to use PCR to produce commercial products, it will enter into such a license with Roche, which makes non-exclusive licenses generally available. Ixion does not anticipate that the terms of such license will have a materially adverse effect on us.

Competition

            The biotechnology and pharmaceutical industries are characterized by rapidly evolving technology and intense competition. Our competitors include major pharmaceutical, chemical, and specialized biotechnology companies, many of which have larger R&D budgets, as well as substantially greater experience in developing products, in obtaining regulatory approvals, and in manufacturing and marketing diagnostic and pharmaceutical products. In addition, many biotechnology companies have formed collaborations with large, established companies to support research, development, and commercialization of products that may be competitive with ours. Academic institutions,

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governmental agencies, and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures.


            We expect our products to address a broad range of markets. Our competition will be determined in part by the potential indications for which our products are developed and ultimately approved by regulatory authorities. In addition, the first pharmaceutical product to reach the market in a therapeutic or preventive area is often at a significant competitive advantage relative to later entrants to the market. Accordingly, the relative speed with which Ixion or our future corporate partners can develop products, complete the preclinical and clinical trials and approval processes, and supply commercial quantities of the products to the market are expected to be important competitive factors. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, develop and implement production and marketing plans, contract for and manage third-party service providers, obtain and maintain patent protection, and secure adequate capital resources. We expect our products to compete primarily on the basis of product efficacy, safety, patient convenience, reliability, value, and scope of patent rights.


Government Regulation


            In the United States, the FDA regulates distribution, manufacture, labeling, and promotion of nutritional supplements, drugs, medical devices, and biologics. In addition, manufacturers of these products are subject to other federal, state, and local environmental and safety laws and regulations. Governments in other countries may impose additional requirements.

            Dietary Supplements. We believe that, in the United States, Ox-Control(TM) will be regulated by the FDA as a dietary supplement. The FDA regulates many aspects of the safety, labeling, and promotion of dietary supplements, but most dietary supplements do not require FDA pre-approval before they can be commercially marketed. The category of dietary supplements is defined by statute, and generally includes products that, inter alia, contain a dietary ingredient, are intended for ingestion, and are labeled as dietary supplements. If a dietary supplement ingredient has not previously been used in food, the manufacturer or distributor must provide evidence of safety to FDA at least 75 days before the product is commercially distributed. In addition, there are significant restrictions on the kinds of claims that may be made for dietary supplements. Fore example, if a dietary supplement is claimed to treat or prevent a disease, FDA will consider the product a drug and generally require FDA approval prior to commercial marketing. also, if a dietary supplement is claimed to affect the structure or function of the body, the claim must be accompanied by a disclosure that the claim has not been evaluated by the FDA and that the product is not intended to diagnose, treat, cure, or prevent any disease. Failure to comply with applicable requirements can, among other consequences, result in compliance letters, seizures, injunctions, and criminal prosecution. To date, FDA's enforcement efforts have been directed primarily toward prevent marketers of dietary supplements from making drug claims without appropriate approvals.

            Because O. formigenes enzymes, and O. formigenes itself, have not previously been used in food, we expect to file a safety notice with FDA. Any FDA concerns about safety could slow or preclude the commercial launch of the product. Also, because the dietary supplement law is relatively new and numerous questions about its requirements remain, we cannot be sure that the FDA will not object to marketing the nutritional product as a dietary supplement or to the claims made for it.

            In addition to FDA regulation, or competitors, the Federal Trade Commission, or other governmental and private agencies may challenge our product or product claims, or the adequacy of the data that we use to substantiate our claims. Failure to adequately defend or modify a challenged claim could result in a court's or agency's issuing an order requiring us to stop making the claim.


            FDA Authorization to Market. Drugs, medical devices, or biologics may not be commercially distributed in the United States unless they have FDA authorization. Obtaining FDA authorization to market a regulated product generally involves the submission of preclinical, product characterization, clinical, and manufacturing information. The process can take a number of years and the expenditure of significant resources, and there is no guarantee that the FDA will ever authorize marketing of the product.


            Drugs and Biologics. Some of our planned products, such as islet replacement therapy for diabetes, will be regulated as drugs and biologics. The Food, Drug, and Cosmetic Act and the Public Health Service Act provide that drugs and biologics may not be commercially distributed within the United States unless they have been approved by the


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FDA. The process required by the FDA before drugs and biologics may be marketed in the United States generally involves five steps:

     o  preclinical laboratory and animal testing,
     o submission to the FDA of an investigational new drug application which must be effective prior to the initiation of human clinical studies,
     o adequate and well-controlled clinical trials to establish safety and efficacy for its intended use,
     o submission to the FDA of an new drug application or biologics license application, and
     o review and approval of the new drug application or biologics license application by the FDA.

            Preclinical testing covers laboratory evaluation of product chemistry and formulation as well as animal studies to assess the safety, pharmacology, toxicology, and efficacy of the product. The results of these tests are submitted to the FDA as part of the investigational new drug application. If a company is not notified by the FDA within 30 days of submission, the company may initiate Phase I clinical trials. Clinical trials are typically conducted in three sequential phases, although the phases may overlap.

     o Phase I represents the initial administration of the drug or biologic to a small group of humans, healthy volunteers, to test for safety, dosage tolerance, absorption, distribution, metabolism, excretion, and clinical pharmacology.
     o Phase II involves studies in a small number of patients to assess the efficacy of the product, to ascertain dose tolerance and the optimal dose range, and to gather additional data relating to safety and potential adverse effects.
     o Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase III studies are initiated to establish safety and efficacy in an expanded patient population and multiple clinical study sites.

The FDA reviews both the clinical plans and the results of the trials and may request that a company discontinue or expand the trials at any time if there are significant safety issues.

            The results of the preclinical tests and clinical trials of drugs and biologics are submitted to the FDA in the form of a new drug application (in the case of a drug) or biologic license application (in the case of a biologic). The FDA may request additional information, including additional animal studies or clinical trials that may extend the review process and delay marketing approval. The manufacturer must also pass a premarket inspection of its compliance with good manufacturing practices. There can be no assurance that the FDA will authorize marketing of the product, or that it will do so in a timely manner. Once granted, a new drug application or product license application may place substantial restrictions on how the product is marketed. After FDA approval of the new drug application or biologic license application for the initial indications, further clinical trials may be necessary to gain approval for the labeling of the product for additional indications.


            Medical Devices. Many of our planned products (such as the in vitro diagnostic products such as the XEntrIX TM Oxalobacter formigenes Monitor), will be regulated as medical devices. The FDA regulates the clinical testing, manufacture, labeling, distribution, and promotion of medical devices. Unless exempted by regulation, medical devices may not be commercially distributed in the United States unless they have been approved or cleared by the FDA.


            In the United States, medical devices are classified into one of three classes (class I, II, or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, class I devices are subject to general controls (for example, labeling, premarket notification, and adherence to good manufacturing practices), and class II devices are subject to general and specific controls (for example, performance standards, patient registries and FDA guidelines). Generally, class III devices are those which must receive a premarket approval by the FDA to ensure their safety and effectiveness (for example, life sustaining, life-supporting, and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices).

            There are two review procedures by which medical devices can receive such approval or clearance. Some products may qualify for clearance under a
Section 510(k) procedure, in which the manufacturer provides a premarket notification that it intends to begin marketing the product, and shows that the product is substantially equivalent to another legally marketed product (i.e., that it has the same intended use and is as safe and effective as a legally marketed device and does not raise different questions of safety and effectiveness than does a legally marketed device). In some

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
cases, the submission must include data from human clinical studies. Marketing may commence when the FDA issues a clearance letter finding such substantial equivalence.

            If the medical device does not qualify for the 510(k) procedure (either because it is not substantially equivalent to a legally marketed device or because it is a Class III device required by the statute and implementing regulations to have an approved application for premarket approval), the FDA must approve a premarket approval application before marketing can begin. Premarket approval applications must demonstrate, among other matters, that the medical device is safe and effective. A premarket approval application is typically a complex submission, usually including the results of preclinical and clinical studies, and preparing an application is a detailed and time-consuming process. Once a premarket approval application has been submitted, the FDA's review may be lengthy and may include requests for additional data. The manufacturer must also pass a premarket inspection of its compliance with the quality systems regulations. There can be no assurances that the FDA will authorize marketing of the product under a 510(k) or a premarket approval, or that it will do so in a timely manner. After FDA approval of the initial indication, further clinical trials may be necessary to gain approval of the product for additional indications.

            Clinical investigations of most devices are subject to the investigational device exemption requirements, which usually involve FDA review of the investigation before it may begin. Clinical investigations of many in vitro diagnostic tests are exempt from the investigational device exemption requirements, provided the testing meets certain exemption criteria, including labeling as an "investigational use only" product. In addition, in vitro devices may be distributed for "research use only," provided they are intended for laboratory research and labeled for research use. The FDA's current policy is to encourage manufacturers of in vitro devices for "investigational use only" or "research use only" to establish a certification program under which these in vitro devices are distributed to or utilized only by individuals, laboratories, or health care facilities that have provided the manufacturer with a written certification of compliance indicating that the "investigational use only" or "research use only" product will be restricted in use and will, among other things, meet institutional review board and informed consent requirements.

            Once granted, a 510(k) clearance or premarket application approval may place substantial restrictions on how a device is marketed. Even where a device is exempted from 510(k) clearance or premarket application approval, the FDA may impose restrictions on marketing. For example, FDA has exempted many analyte specific reagents not sold as finished test kits from obtaining 510(k) clearance or premarket application approval. These reagents, however, may be marketed only to clinical laboratories certified under the Clinical Laboratories Improvements Act to conduct tests of high complexity and are subject to a number of labeling requirements.

            Ixion's Products. We have agreed, as discussed above, with the University of Florida Diagnostic Referral Laboratories for them to offer a service to urologists and other physicians based on the protocols and reagents of our XEntrIX TM Oxalobacter formigenes Monitor. We believe this agreement is permitted under the provisions of the FDA's analyte specific reagent regulation; however, we can not assure you that our reliance on that regulation will be accepted by the FDA.

            The XEntrIX TM Oxalobacter formigenes Monitor and Blood Oxalate Assays, when manufactured by or for us, will be distributed initially for research use and will not require FDA review prior to distribution for those uses. To market these products for diagnostic use, we intend to request authorization under the 510(k) procedure for the XEntrIX TM Oxalobacter formigenes Monitor and perhaps the Blood Oxalate Assay. Premarket approval applications may, however, be required for each of these products.

            We believe that our islet replacement therapy and IxC1-62/47, the enzyme therapy for treatment of oxalate-related disorders, will require either a new drug application or a biologic license application before they may be commercially distributed. There can be no assurance that the FDA will accept our views on the regulatory status of our products, or that the FDA will authorize marketing or clinical investigation of any product, or that it will do so in a timely manner. Additional studies or other information may be requested during the FDA review period that may delay marketing authorization. The law or government regulations may change in ways that could prevent or delay marketing authorization for our products. Delays in receipt of, failure to receive, or loss of previously received approvals could have a material adverse effect on our business, financial condition, and results of operations.

            Other FDA Obligations. Each manufacturing facility for drugs, medical devices, or biologics, must be registered with the FDA, and the products manufactured at that facility must be listed with the FDA. A manufacturer's quality control and manufacturing procedures must conform on an ongoing basis with good manufacturing practices. Certain adverse effects and product malfunctions must be reported to the FDA. Product labeling and advertising must comply with FDA requirements. In some cases, postmarket testing may be required, or other requirements imposed.
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Complying with these requirements requires substantial time, money, and effort.
We intend to rely on our strategic partners for assistance with these matters.

            FDA Enforcement. The FDA inspects manufacturers of drugs, medical devices, and biologics on a regular basis. Failure to comply with applicable requirements can, among other consequences, result in civil penalties, injunctions, suspensions and losses of regulatory approvals, product recalls, seizure of products, refusal to allow us to enter into supply contracts with the government, and criminal prosecution.

            Non-U.S. Marketing. For marketing outside the United States, we is also subject to foreign regulatory requirements. Requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. The time required to obtain approvals by foreign countries may be longer or shorter than that required for FDA approval, and regulatory requirements for foreign countries may differ significantly from those of the FDA. In some cases, products may not be exported until FDA approval is obtained. We intends to rely on our strategic partners both in the United States and abroad for assistance with these matters.


            University Conflicts of Interest. Because Dr. Peck, our Chief Scientist, Dr. Allison, Dr. Hatch, Dr. Khan, Dr. Schatz, and Dr. Schuster, members of our Scientific Advisory Board, are employees of public universities, they, and consequently we, are subject to statutes and guidelines relating to conflicts of interest. In order for Ixion to conduct business with the university employers of these members of our Scientific Advisory Board (including licensing University of Florida technology or entering into research support agreements or subcontracts), we must obtain and maintain an exemption for Dr. Peck from the application of the Florida conflict of interest statutes, and obtain approvals for outside activities for the others.

            Exemptions for Dr. Peck are issued pursuant to a monitoring plan which requires us, among other things, to promptly disclose every material transaction between us and any employee of the University. Dr. Peck obtained his initial exemption from the Florida conflict of interest statutes on January 5, 1995, relating to the academic year ended June 30, 1995. Exemptions must be renewed annually by Dr. Peck at the beginning of each academic year (or upon material alterations in the terms of the relations between us and him). The approval process can take 12 or more months. While we have no reason to believe that Dr. Peck's requests for renewal will not be approved, there is no assurance that the exemptions will be renewed, or, if renewed, that it will be renewed on reasonable terms. Furthermore, it is not clear what the effect of a non-renewal will be should the University decline to renew the exemptions on a timely basis or at all.


Manufacturing and Marketing

            We have no experience in manufacturing or marketing products on a commercial scale. Marketing rights for products may be licensed to corporate partners. Co-marketing arrangements may also be feasible for some products. Ixion intends to seek distribution arrangements for our products in other countries outside of the United States. While using third parties for distribution or marketing permits us to avoid the costs of establishing a distribution or marketing network in a particular area, this strategy also makes us more dependent on the efforts of third parties, involves a potential reduction in profit margins, and may complicate negotiations and other matters associated with technology licenses.


      Target Markets. The markets for our various product candidates are quite distinct.

     o The Ox-Control(TM)nutritional supplement will be sold directly to end users through dispensing physicians, vitamin and health food stores, and by mail order or internet direct retail sales.
     o Food formulations for companion animals may be sold as premium pet foods by veterinarians or specialty pet food shops, or in grocery stores or other mass market outlets.
     o Prescription drug and device products will be targeted toward prescribing physicians.

            We believe there will be demand for the XEntrIX TM Oxalobacter formigenes Monitor in the research market and, upon acceptance by urologists and nephrologists as a clinically useful test, by certain specialized kidney, nephrogenic, and urologic reference labs. The target markets for a new blood oxalate assay include approximately 5,000 hospital labs, the several major independent labs, and the same specialized kidney, nephrogenic, and urologic reference labs as for the XEntrIX TM Oxalobacter formigenes Monitor.

            For the use of the XEntrIX TM Oxalobacter formigenes Monitor, the blood oxalate assay, and our IxC1-62/47 enzyme therapy in the management of kidney stones, we plan to target the country's approximately 7,300 in-office

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
urologists. For the use of the XEntrIX TM Oxalobacter formigenes Monitor and IxC1-62/47 enzyme therapy for managing kidney stone risk in cystic fibrosis patients, we plan to target the cystic fibrosis treatment centers in the United States. For the use of the XEntrIX TM Oxalobacter formigenes Monitor and IxC1-62/47 enzyme therapy in the diagnosis and treatment of vulvodynia, we intend to approach the market through the 35,000 gynecologists practicing in the United States.

            Marketing Strategy. The strategy for marketing our islet replacement therapy will depend on collaborations with third parties with greater marketing resources than we.

            The marketing strategy for the XEntrIX TM Oxalobacter formigenes Monitor depends upon educating urologists and nephrologists of its clinical usefulness. Over 65% of all kidney stones are composed predominantly of calcium oxalate. Oxalate plays a crucial role in the formation of renal stones and in this respect hyperoxaluria constitutes a special problem in management of kidney stones. The XEntrIX TM Oxalobacter formigenes Monitor would be used to screen and manage known stone formers in order to assist the urologist in stratifying and treating kidney stone patients. The use of the XEntrIX TM Oxalobacter formigenes Monitor will allow the urologist to make a determination of which of his or her hyperoxaluric patients have an exogenous hyperoxaluria caused by hyperabsorption from the diet, resulting from diminished or decimated populations of O. formigenes. The clinical relevance of the resulting data is the urologist's capability to identify a specific cause of urolithiasis and to treat it effectively. XEntrIX TM Oxalobacter formigenes Monitor data will be more meaningful than 24 hour urinary oxalate data alone in that it accurately identifies and quantifies the high-risk population of kidney stone formers and stratifies them with respect to cause.

            Kidney stones, while prevalent, are not generally recognized as predictable or avoidable by many physicians and their patients. Consequently, the promotional task will be difficult. To meet this challenge, we intend to invest in both physician education programs, and, assuming funds are available, consumer awareness campaigns. We can reach the country's over 7,300 in-office urologists through a direct mail campaign. In addition, working with specialized companies in the urology market, we propose to inform urologists about our planned new kidney stone disease management products. In addition, the Scientific Advisory Board members and other recognized scientists will be encouraged to write articles for peer review scientific journals to stimulate interest and establish further credibility in the scientific and medical communities.

            A similar approach will be used to approach the gynecological market for our vulvodynia products and the cystic fibrosis market for the management of kidney stone risk.

            In each case, we intend to participate in urology, nephrology, gynecology, and other industry trade meetings and to exploit on-line medical databases and our own web site. Finally, as stated above, we intend to use third-party sales forces to amplify our efforts.

            Contract Suppliers and Manufacturers. It is our present intention to enter into agreements with contract testing and manufacturing entities to test and manufacture commercial quantities of our planned products in order to avoid the expenditure of significant funds to hire and train personnel and comply with the extensive regulations, including "good manufacturing practice" requirements applicable to such a facility.

Facilities

            In October 1998, we leased approximately 3,600 rentable square feet of equipped laboratory space and approximately 1,413 rentable square feet of office space at 13709 Progress Blvd., Alachua, Florida. Our lease has a three-year term, expiring in September 2001, with two one-year renewal options. We are developing a small scale facility in our lab suite to produce preclinical quantities of our XEntrIX TM Oxalobacter formigenes Monitor as well as IxC1-62/47. Commercial scale production will be subcontracted to contract manufacturers. Annual expenses for the first year of lease, including repayment of funds provided by lessor for tenant improvements and an emergency generator, were approximately $121,000. We expect that annual lease expenses will continue to be approximately the same for 2000.

            For a fee of $1,000 for 1999, we have a graduate membership agreement with the Biotechnology Development Institute under which we have access to specialized facilities such as animal rooms, small-scale fermentation capabilities, and glass washing and autoclaving facilities. As a graduate member, we may also use the specialized equipment located in the centralized instrument lab in the Biotechnology Development Institute at no extra cost, and we may use the services of the University's Core Laboratories including the Recombinant Protein Expression Core, the Flow Cytometry Core, the Protein Chemistry Core, and the Electron Microscopy Core at a special graduate membership rate.

            We believe these facilities will be adequate for the foreseeable future.

Legal Proceedings

            We are not a party to any legal proceedings and are not aware of any threatened litigation or regulatory action that could have a material adverse effect on our business, financial condition, or results of operations.

Employees


            We have seven full time employees. Our six part time employees include Dr. Peck, who is an exclusive consultant, and Mr. Peck, President and Chief Financial Officer. Ixion is not subject to any collective bargaining agreements and believes that our relationship with our employees is good.


Scientific Advisory Board


            None of the members of the Scientific Advisory Board is an employee. Scientific advisors spend only a small portion of their time on our affairs and have commitments to other institutions that may conflict or compete with their obligations to us. Scientific advisors collaborate with us on research grant applications, review and evaluate our research programs, advise us about technical matters, consult on product planning and feasibility studies, assist in establishing research priorities, provide guidance on clinical evaluation programs, alert us to potential collaborators, advise us on new developments, and recommend personnel.


            The Scientific Advisory Board meets periodically as a group. In addition, some members may meet in smaller groups or individually with our scientists. Ixion has confidentiality agreements with each scientific advisor providing that all confidential information shall be our exclusive property. Scientific advisors are not paid in cash, but are reimbursed expenses, and, pursuant to the 1994 Board Retainer Plan, receive 5,000 restricted shares of Ixion's common stock upon joining, and 1,000 restricted shares annually thereafter. They also receive stock options for 2,500 shares annually after their initial year.

            The current members of the Scientific Advisory Board are the following:

            Milton J. Allison, Ph.D.   Dr. Allison has long been a pioneer in
oxalate research, having discovered and named Oxalobacter formigenes. He is presently Professor of Microbiology, Immunology, and Preventive Medicine, Iowa State University and Microbiologist Emeritus of the National Animal Disease Center, USDA, Ames, Iowa. He earned his Ph.D. from the University of Maryland.

            Marguerite Hatch, Ph.D. Dr. Hatch is a Professor in the College of Medicine, Nephrology Division, and Director of the Kidney Stone Center at the University of California, Irvine College of Medicine since 1990.Previously she was Director of the New York Kidney Stone Center, SUNY Health Science Center. She earned her B.Sc. with Honors from the University College, Dublin, Ireland and her Ph.D. in 1978 from Trinity College, Dublin, Ireland.

            Saeedur R. Khan, Ph.D. Dr. Khan is Associate Professor of Pathology at the University of Florida College of Medicine and a leader in the field of oxalate research and molecular/microscopy. His current and previous committee memberships include the NIH Ad hoc Reviewer on Urinary Stone Grants; member, Center for the Study of Lithiasis and Pathological Calcification; and member of the Shands Stone Center Committee. He earned his undergraduate degree from Agra University in Agra, India, his masters of science degree from the Peshawar University, Peshawar, Pakistan, and his Ph.D. from the University of Florida.

            Desmond Schatz, M.D. Dr. Schatz is the Medical Director of the Diabetes Center and Associate Professor of Pediatric Endocrinology at the University of Florida Medical School. He is a Diplomate of the American Board of Pediatric Endocrinology and a member of the American Diabetes Association, the International Diabetes Federation, and the Immunology of Diabetes Society. He received his undergraduate degree from St. David's College in Johannesburg, South Africa, and his medical degree from the University of the Witwatersrand Medical School in Johannesburg.


            Sheldon M. Schuster, Ph.D.    Dr. Schuster is Biotechnology Program
Director for the University of Florida's biotechnology program. He is a member of the American Association for the Advancement of Science and the

American Society of Biological Chemistry and Molecular Biology. He was a co-founder of BioNebraska, Inc., and is a co-founder and chairman of the scientific advisory board of AquaGene, Inc. He received his B.S. in biochemistry from the University of California, Davis and his Ph.D. in biochemistry and pharmacology from the University of Arizona.


            Hans Wigzell, M.D., D.Sc.    Dr. Wigzell is presently the Rector of
Stockholm's famed Karolinska Institute. He received his medical degree and doctorate of science. from Karolinska. From 1982 onwards, he has been Chairman of the Department of Immunology at Karolinska. Among his many honors was his service as Chairman of the Nobel Committee of Karolinska from 1990 to 1992.

                                   MANAGEMENT

Officers, Directors, and Key Employees


            The following table sets forth certain information with respect to our executive officers, directors, and significant employees and consultants.


Name                           Age       Position


Weaver H. Gaines (1)           56        Chairman and Chief Executive Officer
David C. Peck (1)              52        President, Chief Financial Officer, and Director
Ammon B. Peck, Ph.D.           54        Senior Vice President and Chief Scientific Officer
                                         and Chairman of the Scientific Advisory Board
Bengt Agerup, Ph.D.            56        Director
Karl-E. Arfors, Ph.D. (2)      63        Director
David M. Margulies, M.D. (2)   48        Director
Vincent P. Mihalik (2)         49        Director
Thomas P. Stagnaro             56        Director
Kimberly A. Ramsey             42        Vice President and Controller
Harmeet Sidhu, Ph.D.           43        Vice President and Director of Research, Oxalate Division
Vijay K. Ramiya, Ph.D.         39        Director of Research, Diabetes Division
Janet Cornelius, MS            60        Associate Director of Research, Diabetes Division


(1)  Member of Executive Committee
(2)  Member of Audit and Benefits Committee


            Certain of our key personnel are part-time employees or consultants. Mr. Peck, our President and Chief Financial Officer devotes time to our affairs as needed (on the average approximately three days per month). Dr. Peck, Senior Vice President, Chief Scientist, and Chairman of the Scientific Advisory Board, devotes four days per month and Janet Cornelius, Associate Director of Research, Diabetes Division devotes four days per month (the remainder of her time is in Dr. Peck's laboratory at the University).

            Mr. Gaines is a co-founder of Ixion and has been our Chairman and Chief Executive Officer and a Director since April, 1993. He was also our President from April, 1993 to April, 1994. From April to November 1992, he was a Senior Advisor on the Washington campaign staff of Bush/Quayle 92. From 1985 to 1992, he held various senior executive positions with The Mutual Life Insurance Company of New York and its operating subsidiaries. He is also a director of Unified Financial Services, Inc., an SEC-reporting company, AquaGene, Inc., and past Chairman of the Board of BIO+Florida, the Florida biotechnology trade association

            Mr. David Peck is a co-founder of Ixion, a Director since March 1993, our President since April, 1994, and our Chief Financial Officer since May, 1995. From October 1995, Mr. Peck has also been Chief Executive Officer of BACOMPT, a printing company located in Carmel, Indiana. Mr. Peck is Dr. Peck's brother.

            Dr. Ammon Peck is the scientific founder of Ixion and has been its Senior Vice President and Chief Scientist and Chairman of the Scientific Advisory Board since April, 1993. He was a director from March, 1993, to May, 1995. Dr. Peck has been at the University of Florida since 1979 and is presently Professor of Pathology and Laboratory Medicine at Florida's College of Medicine and former President of the medical faculty. Dr. Peck is Mr. Peck's brother.

            Dr. Agerup became a director in July 1999. He founded Q-Med AB of Uppsala, Sweden in 1987, and, since April 1999, is its head of research and development. From 1995 to 1999, he was the Managing Director of Q-Med. Previously he held executive and scientific positions with Pharmacia and Biomatrix.

            Dr. Arfors became a director in 1998. From 1993 to the present he has been President of Experimental Medicine, Inc., a company he founded. Previous experience includes various research positions with Pharmacia, AB, of Uppsala, Sweden, president and co-founder of the La Jolla Institute for Experimental Medicine, and executive director for biological sciences for the Liposome Company.

            Dr. Margulies, a Director since 1994, became a director and Executive Vice President and Chief Scientist of CareInsite, Inc in 1999. Concurrently, he is Executive Vice President of Medical Manager Corp, CareInsite's parent, a position he has held since 1997. Both companies are publicly-held. From May 1996 to January 1997, Dr. Margulies was a founder and Chairman and CEO of CareAgents, Inc., a developer of Internet-based clinical commerce applications, which was acquired by Medical Manager in January 1997. From 1990 to May 1996, Dr. Margulies was a Director, an Executive Vice President, and Chief Scientist of Cerner Corporation, a publicly-held company that supplies enterprise-level clinical applications

            Mr. Mihalik, a Director since 1995, is presently Senior Vice President and Global Manager, Lab Systems and Molecular Biochemicals, Roche Diagnostics. From September of 1996 until June 1998, he was Executive Vice President, Group Personnel, Corange International Holding BV, the parent company of Boehringer Mannheim Corporation. From 1994 to September of 1996, he was Senior Vice President Global Marketing, Strategic Planning, Patient Care, of Boehringer Mannheim Corporation.

            Mr. Stagnaro became a director in July 1999. Since 1998 he has been an independent consultant as well as Chairman of the Board of US Biomaterials. He is also a director of InKine Pharmaceutical Corporation, a public company. From 1996 to 1998 he was President and CEO and a director of 3-Dimensional Pharmaceuticals, Inc., a public company. Previously he was a senior executive vice president and director of Nabi, Inc., a public company.

            Ms. Ramsey was elected Vice President and Controller when she became a full-time employee in July. She joined Ixion in June 1995 as a part time controller. Previously from September 1993 she was a supervisory accountant at Environmental Consulting & Technology in Gainesville, Florida.

            Dr. Sidhu was elected Vice President and Director of Research, Oxalate Division in 1999. She joined us as a full-time consultant in May of 1995 and became a full-time employee and Director of Research, Oxalate Division in January of 1997. From 1992 to May 1995, she was an Assistant Professor in the Biochemistry Department at the Postgraduate Institute of Medical Education and Research ("P.G.I.M.E.R.") in Chandigarh, India.

            Dr. Ramiya, joined us in 1998 as Director of Research, Diabetes Division. From 1996 to 1998, he was a visiting Assistant Professor at the Laboratory of Immuogenetics at the University of Illinois. Prior to that he was a Research Assistant Professor at the University of Florida.

            Ms. Cornelius joined us on July 1, 1997 as a part-time employee and Associate Director of Research, Diabetes Division. Previously, since 1995, she was Scientific Research Manager in Dr. Peck's laboratory in the Department of Pathology, University of Florida Medical School, where she was responsible for the islet technology work in collaboration with Dr. Peck. She is a co-inventor of the islet technology for developing a cure for diabetes. From 1975 to 1995 she held the title of Biological Scientist in the same department.

            Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected annually to serve, subject to the discretion of the Board of Directors, until their successors are elected or appointed. Our bylaws authorize the Board of Directors from time to time to determine the number of its members. The Board currently consists of seven members whose terms expire in 2000. Successors to those directors whose terms have expired are required to be elected by stockholder vote; vacancies in unexpired terms and any additional positions created by board action are filed by action of the existing Board of Directors.

            The Executive Committee, consisting of Messrs. Peck and Gaines, is responsible for all matters which arise between meetings of the Board to the extent permitted by Delaware law. The Audit and Benefits Committee, composed of Mr. Mihalik, Dr. Margulies, and Dr. Arfors, recommends to the Board of Directors the appointment of our independent auditors, reviews the compensation of such auditors, and reviews with them the plans for and results and scope of their auditing engagement. It also determines the salaries and incentive compensation of our executive officers and key consultants and administers our 1994 Stock Option Plan and 1994 Board Retainer Plan. It is composed entirely of outside directors.

            We do not pay cash compensation to members of our Board of Directors, but we do reimburse them for expenses incurred in connection with meetings. New outside directors receive 5,000 shares of restricted stock upon election to the board, and 1,000 shares of restricted stock annually thereafter, under the terms of our 1994 Board Retainer Plan. After their first year of service, outside directors also receive stock option awards annually as determined by the Audit and Benefits Committee, currently options for 2,500 shares, exercisable at fair market value at the date of the grant.

            There is no additional compensation for serving on committees except that members of the Audit and Benefits Committee receive an award of 2,000 options upon appointment. Inside directors receive no additional compensation for service as a director.

Consulting Agreement with Mr. Stagnaro



            Mr. Stagnaro is a financial consultant to us under a consulting agreement dated September 21, 1998. Pursuant to this agreement, Mr. Stagnaro is acting as a non-exclusive finder in connection with our search for strategic partners and investors. We do not pay Mr. Stagnaro a retainer, but we do reimburse expenses incurred on our behalf. In the event of a transaction between us and a party introduced by Mr. Stagnaro, we will pay compensation of 5% of the first million, 3% of the second million, and 1% of all amounts over $2 million.

Research Collaboration with Dr. Arfors



            Dr. Arfors is a research collaborator with us and from time to time may be awarded contracts to perform certain research services in connection with our diabetes research. We do not pay him a retainer. On September 30, 1999, we received notice that the NIH had awarded us a $200,000 grant to fund diabetes research pursuant to a grant application listing Dr. Arfors as a subcontractor. Dr. Arfors's lab will receive $25,000 from the NIH funds over a 23-month period, of which a total of $15,000 is to defray a portion of Dr. Arfors's salary.

Executive Compensation


            The following table summarizes the compensation of those persons who were, at December 31, 1998, our Chairman and Chief Executive Officer, our President, and our Senior Vice President and Chief Scientist for the years ended December 31, 1996, 1997, 1998.

                           Summary Compensation Table


                                       Annual                    Long-Term
                                    Compensation            Compensation Awards
                                                          Securities Underlying

    Name                    Year             Salary                Options/SARs

Weaver H. Gaines            1996             $85,000                    0
Chairman and CEO            1997             $95,000                    0
                            1998             $95,000                 19,000

David C. Peck               1996             $60,000                    0
President & CFO             1997             $60,000                    0
                            1998             $60,000                 12,000

Ammon B. Peck               1996             $40,000                    0
Sr. V.P. & Chief Scientist  1997             $50,000                    0
                            1998             $50,000                 10,000


            The following table sets forth certain information concerning all stock option grants to the Company's executive officers during the year ended December 31, 1998.

                      Option/SAR Grants in Last Fiscal year
                              (Individual Grants)


                     Number of Securities
                         Underlying          %of Total Options/SARs
                        Options/SARs         Granted to Employees in       Exercise Price
 Name                     Granted                 fiscal Year                 Per Share            Expiration
 ----                  ---------------       -------------------              ------------        --------------
                                                                                                       Date
                                                                                                        ----
Weaver H. Gaines          19,000                      42%                       $10.00               June 30, 2008
David C. Peck             12,000                      27%                       $10.00               June 30, 2008
Ammon B. Peck             10,000                      22%                       $10.00               June 30, 2008




            The following table sets forth certain information concerning option exercises and option holdings under the Option Plan as of December 31, 1998 with respect to each of the Company's named executive officers.

            Aggregated Options/SAR Exercises in Last Fiscal Year and
                        Fiscal Year-end Option/SAR Values

                            Number of Securities Underlying      Value of Unexercised In-The-
                              Unexercised Options/SARs at        Money Options/SARs at FY-end
                                     FY-end                      Exercisable/Unexerciseable(1)
Name                           Exercisable/Unexerciseable

Weaver H. Gaines                        0/19,000                              $0/$0
David C. Peck                           0/12,000                              $0/$0
Ammon B. Peck                           0/10,000                              $0/$0

  (1) Value is based on the public offering price of our shares. There is no trading market for our common stock, accordingly no options are "in-the-money."



Annual Bonus Plan


            In August, 1994, the Board of Directors adopted an annual incentive compensation plan (the "Annual Bonus Plan"), administered by the Audit and Benefits Committee, pursuant to which officers, employees, and key consultants may be awarded bonuses based on our performance. The plan year runs from July 1 to June 30. Awards and performance goals are set by the Audit and Benefits Committee. For senior vice president and above, awards could range up to 50% of base salary; vice presidents, up to 30% of base salary; research director/associate research director, up to 20% of participant's base salary; and all others, up to 15% of base salary. For each participant, the award ranges from the maximum award, if we achieve 100% of our approved goals, to no award, if we achieve less than 70% of our approved goals.


Deferred Compensation Plan


            In January, 1994, the Board of Directors adopted a Deferred Compensation Plan for Ixion's officers, key employees, and consultants, permitting such persons to defer the receipt of all or a portion of their compensation. Under the Deferred Compensation Plan, an unfunded deferred compensation account is established for each participant. Our only obligation regarding such account is to make the payments when they become payable. Any amount credited to such account is solely for record-keeping, and is not considered to be held in trust or in escrow or in any way vested in the participant. Payments under the Deferred Compensation Plan are to be made only upon termination of employment (which may be by death, disability, retirement, or otherwise) and may be in a lump sum or as an annuity. In the case of certain senior participants, if termination is by death or dismissal without cause, at the election of the participant, the balance in his account may be converted into common stock of at a price per share not greater than the lowest price per share (adjusted for stock splits, stock dividends, the issuance of convertible securities, warrants, or options, or other dilution) at which shares of our common stock have been issued (or agreed to be issued) at any time in the 365 days preceding the date of termination. A termination is deemed without cause for substantially the same occurrences described under "Employment Agreements," below. Amounts in the deferred accounts bear interest during 1999 at 6.29%. Interest is compounded annually at rate established by the Board of Directors annually, based on the 30-year treasury bond rate in effect on January 1 of any given year, plus 1.0%.


Employment Agreements

            We have entered into written agreements (the "Employment Agreements") with two of our executive officers, Messrs. Gaines and D. Peck, which currently provide for annual base compensation of $95,000 and $60,000, respectively. Base compensation levels are to be reviewed at least annually. Upon a determination by the Board that we have obtained adequate financing, base compensation may be increased to not less than the average cash base compensation reported by an appropriate salary survey (as determined by the Board) for executive officers at biotechnology companies of equivalent size and status. The effective date of the Employment Agreements is August 31, 1994, and the current term of each expires December 31, 2000. The Employment Agreements are renewable automatically for one-year terms unless either party gives written notice of termination at least 92 days before the end of the then current term. Annual bonus compensation, if any, shall be determined by the Board of Directors.

            The Employment Agreements provide that either we or the executive has the right to terminate the agreement at any time upon 60 days' notice. A termination by Ixion "for cause" or by the executive not for "Good Reason" is effective without further benefits, upon a finding by the Board of Directors. Termination without cause (as defined in the Employment Agreements), or termination by the executive for "Good Reason" (as defined in the Employment Agreements) requires us to pay severance benefits equal to the aggregate base salary at the then current rate payable through the end of the then current term, but not less than two times the executive's base compensation. In addition, the employee is eligible for annual bonus compensation calculated in accordance with the Annual Bonus Plan. Finally, all restricted stock is immediately vested, all outstanding stock options are immediately vested and accelerated, and the executives have the right to purchase common stock pursuant to the terms of the Deferred Compensation Plan. Termination is deemed without cause or for "Good Reason" if

     o there is a reduction in the executive's annual aggregate compensation or benefits,
     o there is a diminution in the executive's position, powers, authority, duties, or responsibilities, or
     o  there is a material breach of the Employment Agreement by Ixion.

            The Employment Agreements contain covenants that an executive must refrain from engaging in any business competitive with us during the period of his employment and for six months after termination or resignation and must not use, disclose or make accessible to any third party any of our proprietary information during the period of his employment, or thereafter. All inventions relating to biotechnology generally conceived while rendering services us must be assigned to us.

Consulting Agreement with Dr. Peck


            We have an exclusive consulting agreement expiring on December 31, 2000, with Dr. Ammon B. Peck for consulting services relating to our business and technology. The fee is $50,000 per year. Dr. Peck is obligated to devote 48 days of service per year to us, including travel time, and has agreed not to engage in competitive activities with Ixion during the term of the agreement, or for two years thereafter. Generally, under the terms of Dr. Peck's employment by the University of Florida, the latter has a right of first refusal to any intellectual property and must approve waivers by Dr. Peck of the University's intellectual property rights in any consulting agreement. Dr. Peck has agreed to assign to us any inventions or intellectual property rights developed by him while performing services under the consulting agreement in any inventions or intellectual property rights waived by the University. The consulting agreement may be canceled by either party on 30 days' written notice. We have a life insurance policy on the life of Dr. Peck in the amount of $500,000 payable to us.

1994 Stock Option Plan


            In August 1994, the Board of Directors adopted and the shareholders approved the 1994 Stock Option Plan (the "Plan"). The Plan was amended in June 1997. The purpose of the Plan is to provide incentive and an opportunity to participate in our growth, development, and financial success, to officers, directors, employees, consultants, and members of the Scientific Advisory Board.

            The Plan reserves an aggregate of 250,000 shares of our authorized but unissued common stock for grants of options to employees and consultants and an additional 75,000 shares for grants of options to members of the Board of Directors and members of the Scientific Advisory Board. At September 30, 1999, options to purchase 173,500 shares were outstanding, 9,000 shares were reserved for grants to directors and members of the Scientific Advisory Board and 142,500 shares remained reserved for grants to employees and consultants.

            The Plan permits the grant of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code (the "Code") and nonqualified stock options. The Committee, in its discretion, may grant options to our employees, consultants, non-employee directors, and members of the Scientific Advisory Board; provided, however, that only employees may be granted incentive stock options. The Committee must be composed of at least two outside directors (if there are two outside directors, otherwise such number of outside directors as are available for service) and has complete discretion to select the eligible individuals who are to receive option grants. Outside directors who are members of the Committee may not be awarded discretionary grants, but are awarded options for 2,000 shares upon election to the Committee and options for 2,500 shares, all exercisable at the then fair market value, annually thereafter.


            Generally, options become exercisable as to 20% of the shares subject to option after the optionee's first full year of continuous service with us and as to 1/12 of 20% of the shares at the end of each additional full month of continuous service thereafter. Options granted to members of the Scientific Advisory Board generally vest at the rate of 25% at the end of each three-month period following the grant.

            No incentive stock option may be exercised more than ten years after its grant date, or in the case of nonqualified stock options, ten years and one day after the date of its grant. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee, his or her guardian, or legal representative. Subject to certain exceptions, vested incentive stock options expire one year after the optionee's death or disability. Vested nonqualified options expire one year after termination of employment for any reason including death.

            The exercise price of incentive stock options may not be less than the fair market value of the shares on the date of grant (or 110% of the fair market value for incentive stock options granted to holders of 10% or more of our stock or any subsidiary of ours). The price may be paid in cash, by promissory note, or previously owned shares.

1994 Board Retainer Plan


            In 1994, the Board of Directors adopted the 1994 Board Retainer Plan (amended March 1999) to grant shares of restricted common stock to directors, members of the Scientific Advisory Board, employees, and consultants. The Board Retainer Plan is administered by the Audit and Benefits Committee of the Board.

            Unvested shares granted are subject to reacquisition by us at no cost if the grantee ceases to be a director, member of the Scientific Advisory Board, employee, or consultant. With respect to directors, employees, or consultants, the reacquisition option will typically lapse as to 20% of the shares granted after the grantee's first full year of continuous service with us and as to 1/12 of 20% of the granted shares at the end of each additional full month of continuous service thereafter. Scientific Advisors' shares vest 25% per quarter.

            New outside members of the Board or the Scientific Advisory Board receive 5,000 shares upon joining, and each will receive 1,000 shares annually thereafter during the pendency of the Board Retainer Plan. The Audit and Benefits Committee of the Board determines the amount granted each eligible person (except themselves) at any time in its complete discretion. Under the March 1999 amendments to the Board Retainer Plan, up to 250,000 shares may be issued and outstanding pursuant to the Plan, of which 121,450 have been issued and are outstanding at September 30, 1999. The Audit and Benefits Committee determines the specific number of shares to be granted to key employees and consultants.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


            The following is a summary of certain transactions among Ixion and related persons during the last two years.

            As of January 1, 1996, we purchased used laboratory equipment with a replacement value in excess of $60,000 from Carl Therapeutic, Inc. (controlled by one of our vice presidents), pursuant to a chattel mortgage agreement in the amount of $32,309. None of this equipment had been acquired by Carl Therapeutic within the previous two years. The agreement called for monthly payments of $897.47 commencing August 1, 1996. This agreement was completely paid off in August 1999 in accordance with its terms.

            On April 16, 1996, the Chairman and Chief Executive Officer and the President each entered into a revolving agreement to extend us operating funds in the form of bridge loans. Outstanding loans currently bear cash interest at the rate 8% (which can be reset annually at the election of either party, to the prime rate in effect on January 1 of any given year, plus 3%), paid monthly and upon repayment of the principal. We have borrowed a total of $415,000 in principle amount under these bridge loans all of which is outstanding as of September 30, 1999. The officers have no commitment to lend additional funds in the future.


            Because of their managerial positions and stock holdings in Ixion, and their activities related to our organization, Messrs. Gaines and Peck, and Dr. Peck may be deemed to be "promoters" as that term is used under the Securities Act.

            It is our policy that any material transactions or loans, and any forgiveness of loans, between officers, directors, or material shareholders and us must be approved by a majority of our independent directors, if any, who do not have an interest in the transaction. Furthermore, all such transactions or loans must be entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. All of the above transactions were entered into in compliance with our policy.

                             PRINCIPAL SHAREHOLDERS


            The table below sets forth information as of September 30, 1999 and, as adjusted, assumes the sale of all of the common stock offered pursuant to this prospectus. The table also assumes, with respect to each individual stockholder, the exercise of all warrants, options or conversion of all convertible securities held by such stockholder, and exercisable within 60 days of the date of this prospectus. It does not assume the exercise or conversion of securities held by any other holder of securities. The table is based on information obtained from the persons named below with respect to the beneficial ownership of shares of common stock by (1) each person known by us to be the owner of more than 5% of the aggregate outstanding shares of common stock, (2) each officer and director and (3) all officers and directors as a group.




                            Amount and Nature of
                             Beneficial Ownership          Percentage of
                                                           Shares Owned
 Name and Address of               Number of           Prior to        After
  Beneficial Owne                   Shares             Offering     Offering(1)
--------------------               --------            --------     -----------

  Bengt Agerup(2)                 2,930,000              53.5%           52.5%
  Ammon B. Peck(3)                  653,833              11.9%           11.6%
  Weaver H. Gaines(4)               549,595              10.0%            9.8%
  David C. Peck(5)                  419,384               7.7%            7.5%
  David M. Margulies(6)              24,267                (7)             (7)
  Vincent P. Mihalik(8)              17,708                (7)             (7)
  Karl-E. Arfors(9)                   6,000                (7)             (7)
  Thomas P. Stagnaro(10)              5,000                (7)             (7)
  All officers and                4,621,839              84.3%           82.1%
   directors as a group
   (10 persons)

            (1) Assumes sale of all shares offered hereby, but does not assume exercise or conversion of other securities held by anyone other than the named persons.

            (2) Dr. Agerup's business address is Q-Med AB, Seminariegatan 21, SE-752 28 Uppsala, Sweden. Includes 225,000 shares and an option to purchase 2,700,000 additional shares held by Q-Med, AB, of which Dr. Agerup is an officer, director, and controlling shareholder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Q-Med Transaction."
            (3) Dr. Peck's business address is 13709 Progress Blvd., Box 13, Alachua, FL 32615. Includes 2,833 shares issuable upon exercise of currently exercisable options and 50,000 shares held by Dr. Peck's wife in trust for her brothers as to which Dr. Peck disclaims beneficial ownership, but excludes 17,167 shares issuable under options not currently exercisable.
            (4) Mr. Gaines's business address is 13709 Progress Blvd., Box 13, Alachua, FL 32615. Includes 5,383 shares issuable upon exercise of currently exercisable options, 5,952 shares issuable upon conversion of unsecured convertible notes held by Mr. Gaines and 40,000 shares held by WABS Associates, a general partnership composed of Mr. Gaines and his three siblings, but excludes 28,617 shares issuable under options not currently exercisable. Mr. Gaines disclaims beneficial ownership of 30,000 of the WABS Associates shares.
            (5) Mr. Peck's business address is 13709 Progress Blvd., Box 13, Alachua, FL 32615. Includes 3,400 shares issuable upon exercise of currently exercisable options, 12,000 shares issuable upon conversion of unsecured convertible notes held by members of Mr. Peck's immediate family sharing his household as to which Mr. Peck disclaims beneficial ownership, but excludes 20,600 shares issuable under options not currently exercisable.
            (6) Dr. Margulies's business address is c/o CareInsite, Inc., One Hampshire Street, Cambridge, MA 02139. Includes 6,267 shares issuable upon exercise of currently exercisable options, but excludes 6,233 shares issuable under options not currently exercisable.
            (7) Less than 1.0%.
            (8) Mr. Mihalik's business address is c/o Roche Diagnostics Corporation, 9115 Hague Road, Indianapolis, IN 46250. Includes 4,708 shares issuable upon exercise of currently exercisable options but excludes 6,292 shares issuable under options not currently exercisable.
            (9) Dr. Arfor's business address is Experimental Medicine Inc., 235 Prospect Avenue, Princeton, NJ, 08540. Includes 2,500 shares issuable under options not currently exercisable.
            (10) Mr. Stagnaro's business address is 13709 Progress Blvd., Box 13, Alachua, FL 32615.

Possible Change of Control

            As mentioned above, Q-Med holds an option to acquire our shares through July 1, 2000. The effect of the option is to permit Q-Med, at any time until June 30, 2000, to purchase however many shares of our common stock as is necessary to allow them to own 50% of our outstanding shares immediately after the purchase. If they elect to exercise the option, they would have effective control of Ixion immediately following the option exercise. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Q-Med Transaction.")

                            DESCRIPTION OF SECURITIES
Common Stock

            As of September 30, 1999, Ixion's authorized capital consists of 20,000,000 shares of common stock, $0.01 par value. As of that date, we had 2,813,044 shares of common stock outstanding, held of record by approximately 116 shareholders.

            The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution, or winding up of Ixion, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered hereby will also be fully paid and nonassessable.

Preferred Stock

            We have authorized preferred stock of 1,000,000 shares of no par value. None has been issued. The board of directors, by adoption of an authorizing resolution, may cause preferred stock to be issued from time to time in one or more series, and may, with regard to the shares of any series of preferred stock:

             Fix the distinctive serial designation of the shares;
             Fix the dividend rate, if any;
             Fix the date from which dividends on shares issued before the date for payment of the first dividend shall be cumulative, if any;
             Fix the redemption price and terms of redemption, if any;
             Fix the amounts payable per share in the event of dissolution or liquidation of the Company, if any;
             Fix the terms and amounts of any sinking fund to be used for the purchase or redemption of shares, if any;
             Fix the terms and conditions under which the shares may be converted, if any;
             Provide whether such shares shall be non-voting, or shall have full or limited voting rights, and the rights, if any, of such shares to vote as a class on some or all matters on which such shares may be entitled to vote; and Fix such other preferences, qualifications, limitations, restrictions, and special or relative rights not required by law.

None of these actions would require stockholder approval.

Unsecured Convertible Notes

            In 1996 Ixion issued $787,270 of unsecured convertible notes due 2001. $215,600 of the unsecured convertible notes pay interest at 10% and $571,670 of the unsecured convertible notes do not pay cash interest but are converted at declining conversion prices. The unsecured convertible notes were issued under a note purchase agreement, dated as of September 13, 1996, between Ixion and the initial purchasers of the unsecured convertible notes. The 10% unsecured convertible notes accrue interest at the stated rate until maturity, or conversion, and pay interest quarterly. The 10% unsecured convertible notes are convertible into shares of our common stock at any time prior to maturity at a conversion price of $4.20 per share. The variable unsecured convertible notes are non-interest bearing and are convertible into shares of our common stock, at any time prior to maturity, at variable conversion prices ranging from $4.20 to $2.10. The variable conversion prices are based on the length of time the investor holds the Variable Unsecured convertible notes prior to conversion, as shown in the table below:

    If converted
    at end of                   1999               2000                  2001
    --------------              ----               ----                  ----




      February                 $3.20               $2.80                 $2.40
      May                      $3.10               $2.70                 $2.30
      August                   $3.00               $2.60                 $2.10
      November                 $2.90               $2.50


Charitable Benefit Warrants

            As of September 30, 1999, there were 21,513 charitable benefit warrants outstanding. Each charitable benefit warrant entitles the holder to purchase one share of common stock at a price of $8.00 per share. Approved qualified charitable organizations may exercise charitable benefit warrants at any time until the expiration date (December 9, 2007, unless extended); holders other than approved qualified charitable organizations may not exercise except between December 9, 2006, and the December 9, 2007

            The charitable benefit warrant are issued pursuant to a warrant agreement between Ixion and SunTrust Bank, Atlanta, as warrant agent, and are in registered form. Charitable benefit warrants may not be resold and may only be transferred to an approved qualified charitable organization; provided, however, that transfer to a testamentary trust, legatee, or heir by will or by descent upon the death of a registered holder, will be permitted upon proper proof as decided by us in our absolute discretion. A registered holder may transfer charitable benefit warrants to an approved qualified charitable organization at any time from the time of issuance and prior to the close of business on December 9, 2007.

            An approved qualified charitable organization means a charitable organization, institution, foundation, or research institute described in
Section 501(c)(3) of the Internal Revenue Code (the "Code"), which is excluded from the definition of a private foundation as referred to in Section 509(a) of the Code, which is eligible to receive tax-deductible contributions under
Section 170 of the Code, and which has been approved by us as described below.

            The following are the approved qualified charitable organizations as of the date of this prospectus.

                          Juvenile Diabetes Foundation
                          Joslin Diabetes Center, Inc.
                              American Kidney Fund
                         National Vulvodynia Association
                     Crohn's & Colitis Foundation of America
                           Cystic Fibrosis Foundation
                      Oxalosis and Hyperoxaluria Foundation
                         Mycological Society of America
                          Intestinal Disease Foundation
                           National Kidney Foundation
        National Institute of Diabetes and Digestive and Kidney Diseases
                       North American Mycological Society
                 University of Florida Research Foundation, Inc.
                          Florida Cystic Fibrosis, Inc.

            The exercise price of the charitable benefit warrants, and the number and kind of shares of common stock or other securities and property issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock dividend or a subdivision or combination of the common stock. Additionally, we will make an adjustment upon a reclassification or in case of a consolidation or merger with or into another company or the sale of all or substantially all of our assets, in order to enable approved qualified charitable organization holders of charitable benefit warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon exercise of the charitable benefit warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the charitable benefit warrant.

            Charitable benefit warrants do not confer upon the holder any voting or any other rights of a stockholder. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the charitable benefit warrants.

Other Outstanding Common Stock Purchase Warrants

            As of September 30, 1999, in addition to the charitable benefit warrants, there were outstanding warrants to purchase 23,630 shares of common stock. Warrants for 17,630 shares entitle the registered holder to purchase common stock at a price of $2.00 per share through August 31, 2000. Warrants for 6,000 shares entitle the registered holder to purchase 3,000 shares of common stock at a price of $5.00 per share through February 2002 and 3,000 shares at the same price through October 2002. The exercise price of the warrants and the number of shares of common stock to be obtained upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock dividend to holders of common stock, a subdivision or combination of outstanding shares of common stock, or the issuance of capital stock in a reclassification or reorganization of common stock. The exercise price of the warrants is subject to adjustment in the event that we

     o issue, sell, or otherwise distribute common stock at a price which is less than the then current market price of the common stock,
     o issue options (other than options issued under the 1994 Stock Option Plan or the 1994 Board Retainer Plan) whose exercise price is less than the then current market price of the common stock,
     o issue convertible securities whose conversion price is less than the then current market price of the common stock, or

     o pay a dividend of cash or other property in any one year greater than 10% of the then current market price of the common stock.

Ixion must give advance notice to warrant holders of any of the above events as well as any merger, sale, transfer, dissolution, or winding up.

            The warrants do not confer upon the holder any voting or other rights of a shareholder. Upon notice to the holders of the warrants, we have the right to reduce the exercise price or extend the expiration date of the warrants. See "Shares Eligible for Future Sale - Registration Rights" for a description of the registration rights of holders of certain of the warrants.

Limitation of Liability

            As permitted by Delaware law, the Certificate of Incorporation provides that no director of ours will be liable for monetary damages for breach of fiduciary duty as a director, except

     o for any breach of the director's duty of loyalty to us or its stockholders,
     o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,
     o for approval of certain unlawful dividends or stock purchases or redemptions, and
     o for any transaction from which the director derived an improper personal benefit.

In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law.


            We intend to purchase and maintain directors' and officers' insurance as soon as the board of directors determines practicable, in amounts which they consider appropriate, insuring the directors and officers against any liability arising out of their status as a director or officer of ours, regardless of whether we have the power to indemnify the person against such liability under applicable law.


            We have been advised that it is the opinion of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, or to claim indemnification for such liability, such provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

Transfer Agent and Registrar and Warrant Agent


            The transfer agent and registrar for the common stock and the warrant agent for the charitable benefit warrants is SunTrust Bank, Atlanta.


                         SHARES ELIGIBLE FOR FUTURE SALE


            At the completion of this offering, there will be 2,876,994 shares of common stock outstanding if all shares are sold. There will be 173,500 shares of common stock issuable upon the exercise of outstanding options under the 1994 Stock Option Plan, 2,700,000 shares issuable upon exercise of the Q-Med option, 45,143 issuable upon the exercise of outstanding warrants, and up to 323,557 shares of common stock issuable upon conversion of our unsecured convertible notes. There is no current market for our securities, and it is unlikely there will be one at the conclusion of this offering.


            Should we elect to register our securities in the future, we cannot predict whether a market for our securities will develop, or, if one develops, the effect, if any, that market sales of restricted shares of common stock (described below) or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market would likely adversely affect any prevailing market price for the common stock and could impair our ability to raise capital through the sale of its equity securities.

Sales of Restricted Securities


            All 2,726,994 outstanding shares of common stock which are not registered in this offering, all outstanding warrants (other than the charitable benefit warrants) and options, and all unsecured convertible notes, as well as the shares of common stock issuable upon exercise of such warrants and options or conversion of the unsecured convertible notes were or will be issued and sold by us in private transactions not involving a public offering in reliance upon exemptions under the Securities Act. These securities are treated as "restricted securities" and may not be resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

Registration Rights


            Pursuant to the agreement to purchase shares dated as of October 10, 1994, the holders of 140,000 shares of common stock are entitled to certain contingent piggyback registration rights, subject to the terms and conditions of the agreement to purchase shares. Under that agreement, if at any time during the period ending October 9, 2004, Ixion registers any shares of common stock on certain SEC forms, one or more holders of the October 10 purchasers may request that all or a part of their securities be included in the registration statement. We are required to bear all registration and selling expenses (other than underwriter's fees, discounts, or commissions) in connection with the registration of those shares.

            Pursuant to the employment agreements, Messrs. D. Peck and Gaines, holders of record of an aggregate of 905,994 shares of our common stock as of September 30, 1999 are entitled to certain demand registration rights, subject to the terms and conditions of their employment agreements. Subject to certain exceptions, if we are a public company, at any time during the contract term (and until the third anniversary of termination), either or both of Messrs. D. Peck and Gaines may demand that we register at least 100,000 shares on an appropriate SEC form. Each executive is entitled to only one demand registration under his employment agreement. Each executive may also request inclusion of all or a portion of his registerable securities in any registration by us under the Act. We will bear all registration and selling expenses (other than underwriter's fees, discounts, or commissions) in connection with the registration of their registerable securities.

            Holders of 17,630 outstanding warrants have certain piggyback registration rights for the common stock issuable upon exercise of such warrants, subject to the terms and conditions of the warrants. Pursuant to the terms of such warrants, until June 30, 2001, if we register any sales of common stock under the Securities Act, we must notify the warrant holders in order that they may request inclusion in such registrations statement. We will pay the expenses of the registration (other than transfer taxes, underwriting commissions, and fees of warrant holders' counsel).


            Under the note purchase agreement relating to the unsecured convertible notes, until August 31, 2006, note holders who convert their unsecured convertible notes into shares of common stock are also entitled to contingent piggyback registration rights. We will pay the expenses of the registration (other than transfer taxes, underwriting commissions, and fees of the converting note holders' counsel).

                              PLAN OF DISTRIBUTION


            We propose to sell up to 150,000 shares of common stock at a price of $4.00 per share directly to members of the public residing in selected states. 86,050 shares have already been sold in the offering. Announcements of this offering, in the form prescribed by Rule 134 of the Securities Act, have been communicated to selected persons. There is no required minimum number of shares to be sold, and all funds received have gone and will go immediately to us. The offering began on December 10, 1997 and will continue until March 31, 2000 (unless extended), or all of the shares offered are sold or such earlier date as we may close or terminate the offering. All shares will be sold at the public offering price of $4.00 per share and a minimum purchase of 100 shares ($400.00) is required. Since there is no minimum number of shares to be sold, there is no escrow account for the deposit of subscribers' funds and no arrangements to return the funds if all of the shares offered are not sold.

            We have been offering and plan to continue to offer and sell the shares directly to investors. We have not retained any underwriters, brokers, dealers, or placement agents in connection with the offering except in Florida, as described below. However, we reserve the right to use brokers, dealers, or placement agents. We could pay commissions equal to as much as 10 percent of the gross proceeds although we do not currently intend to pay more than $14,664 in aggregate commissions (of which we have paid $1,854 as of September 30, 1999). We will effect offers and sales of shares through printed copies of this prospectus delivered by mail and electronically, by contacting prospective investors by publicizing the offering through a posting on our Internet site (which was first established in July of 1996), by publicizing the offering through newspaper advertisements, and by contacting additional potential investors by direct email and regular mail solicitation. Any voice or other communications will be conducted in certain states through our executive officers, and in other states, where required, through a designated sales agent, licensed in those states. Under Rule 3a4-1 of the Exchange Act, none of these employees of ours will be deemed a "broker," as defined in the Exchange Act, solely by reason of participation in this offering, because

     o none is subject to any of the statutory disqualifications in Section 3(a)(39) of the Exchange Act,
                                       54

     o in connection with the sale of the shares offered, none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities,
     o none is an associated person (partner, officer, director, or employee) of a broker or dealer, and
     o each meets all of the following conditions: (a) primarily performs substantial duties for the issuer otherwise than in connection with transactions in securities; (b) was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (c) will not participate in selling an offering of securities for any issuer more than once every 12 months.

            We have registered the shares, and where required, ourselves as a broker/dealer under the securities laws of some, but not all states. At present, we do not intend to offer shares or to qualify as a broker/dealer in the following states: Arizona, Hawaii, Kentucky, Louisiana, Nebraska, North Carolina, North Dakota, Oregon, and Vermont, because qualification in those states is unduly difficult or expensive under their respective securities laws. We reserve the right to seek qualification in such states at any time prior to the termination of the Offering. We plan to continue to qualify the shares for sale in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Virginia, and to seek qualification in other states, if qualification can, in the opinion of management, be obtained for reasonable cost or on reasonable terms. We will not make any sales to residents of any states where the offering is not approved.

            Residents of Florida must purchase shares through a broker/dealer registered in Florida. We have agreed with Unified Management Corporation, whose address is 429 N. Pennsylvania St., Indianapolis, IN 46204, phone 317-634-3300 or 800-862-7283 for them to sell shares to Florida residents. Unified Management has no commitment to purchase shares from us for resell or to otherwise sell shares, on a firm commitment basis, on a best efforts basis, or any other basis, but will be paid a commission of 2.0% of the gross proceeds of all sales of shares to residents of Florida resulting from the offering, and will be reimbursed by us for reasonable expenses. At September 30, 1999, we had paid Unified Management a total of $1,854 in commissions and had reimbursed them $200 for expenses. We have agreed to indemnify Unified Management against certain liabilities, including liabilities under the Securities Act. Mr. Gaines, our Chairman is a member of the Board of Directors of Unified Financial Services, Inc., the parent of Unified Management. Mr. Gaines will not benefit, directly, or indirectly, from the commissions paid to Unified Management.

               Residents of California, should we requalify there, must meet one of the following suitability requirements. An investor must:

     o be an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933; or
     o a person who (a) has an income of $65,000 and a net worth of $250,000 or (b) has a net worth of $500,000 (in each case excluding home, home furnishings, and personal automobiles; or
     o a bank, savings and loan association, trust company registered under the investment company act of 1940, pension or profit-sharing trust, corporation, or other entity which, together with the corporation's or other entity's affiliates, have a net worth on a consolidated basis according to the most recent regularly prepared financial statement (which shall have been reviewed but not necessarily audited, by outside accountants of not less than $14,000,000 and subsidiaries of the foregoing; or
     o (4) a person (other than a person formed for the sole purpose of purchasing the shares offered hereby) who is purchasing at least $1,000,000 in aggregate amount of the shares.

            Residents of Virginia purchasing shares must have a net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000. Net worth in all cases is calculated exclusive of home, furnishings and automobiles. Virginia residents may not invest more than 10% of their readily marketable assets in the offering.

            To subscribe for shares, each prospective investor must complete, date, execute and deliver to us a share purchase agreement and have paid the purchase price of the shares subscribed for by check payable to Ixion Biotechnology, Inc. A copy of the share purchase agreement is included with this prospectus and is available on line at our web site.

            We reserve the right to reject any share purchase agreement in its entirety or to allocate shares among prospective investors. If any share purchase agreement is rejected, funds received by us for such subscription will be returned to the subscriber without interest or deduction.

            Within five days of its receipt of a share purchase agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by us. Not more than thirty days following the mailing of its written confirmation, a subscriber's common stock certificates will be mailed by first class mail. We shall not use the proceeds paid by any investor until the common stock certificates have been mailed.


            There is no public market for the common stock, and it is unlikely that any such market will develop after the offering. We do not currently meet the requirements for listing on an organized stock exchange or quotation of over-the-counter market maker trades on the NASDAQ market. After completion of the offering, we may apply for a listing on a United States regional exchange, if we meet the listing requirements. However, there can be no assurance that we will be listed or that a market will develop or be sustained. If it does not, we have been advised that a registered securities broker-dealer may provide an order matching service for persons wishing to buy or sell shares, upon completion of the offering. However, there is currently no agreement between us and such a registered securities broker-dealer. We may in the future also seek to provide a passive, bulletin board system on the Internet providing information to buyers and sellers of our common stock to facilitate trading. The system would not affect transactions and would be obliged to meet the requirements of the SEC. We have not constructed such a system at the date of this prospectus. In the absence of a public trading market, purchasers may be unable to resell the common stock for an extended period of time, if at all.


Determination of Offering Price

            We have unilaterally and arbitrarily determined the offering price. Among the factors we considered in determining such price were


     o the consideration received upon the sale of shares to Q-Med AB (see "Management's Discussion and Analysis of Financial Condition and Results
         of Operations - The Q-Med Transaction")
     o  offering prices of other early stage biotech initial public offerings,
     o  the public market for biotech stocks,
     o  our capital requirements,
     o  our negative book value,
     o the percentage of ownership to be held by investors following the offering,
     o  the prospects for our business and the biotech industry,
     o  the early stage of our products,
     o  the lack of revenue and the prospects for future revenues, and
     o  the current state of the economy in the United States.


The offering price does not necessarily bear any relationship to our assets, negative book value, or other investment criteria, and you should not be consider it an indication of the actual value of our securities. If a public market for our shares were to develop or if we were to merge with another company, the public market price or the merger price for our shares could be substantially less than the offering price.

                                  LEGAL MATTERS


            Certain legal matters in connection with validity of the shares offered hereby will be passed upon for us by Brashear & Associates, P.L., Gainesville, Florida.


                                     EXPERTS


            The balance sheet as of December 31, 1998 and the statements of operations, capital deficiency and cash flows for the years ended December 31, 1998 and 1997, and for the period March 25, 1993 (date of inception) to December 31, 1998 included in this prospectus have been so included in reliance on the report, which includes an explanatory paragraph indicating substantial doubt as to our ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN GET MORE INFORMATION


            We have filed a registration statement on Form SB-2 with the SEC covering the shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about Ixion and the shares we are offering in this prospectus, refer to the registration statement and its exhibits and to our annual reports, quarterly reports, and proxy statements also filed with the SEC. The statements we make in this prospectus regarding the content of any contract or other document are necessarily not complete, and you may examine the copy of the contract or other document that we filed as an exhibit to the registration statement or other reports to the SEC. All our statements about those contracts or other documents are qualified in their entirety by referring you to the exhibits to the registration statement or other reports.


            At your request, we will provide you, without charge, a copy of any exhibits incorporated by reference in this prospectus. If you want more information, write, call, or email us at:

                            Ixion Biotechnology, Inc.
                          13709 Progress Blvd., Box 13
                             Alachua, FL 32615-9495
                             Telephone: 904-418-1428
                                Fax: 904-418-1583
                          Email: Info@ixion-biotech.com

            You may read and copy any reports, statements, or other information we file at the public reference facilities of the SEC in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                            SHARE PURCHASE AGREEMENT


[To purchase any of the shares, you must be a resident of a state where the sale of shares is permitted under the state's securities laws.]


Send to: Ixion Biotechnology, Inc., 13709 Progress Blvd., Box 13, Alachua,
                             FL 32615-9495
 Phone: 904-418-1428 - - -Fax: 904-418-1583 - - - Email: Info@ixion-biotech.com

Florida Subscribers Only:
     Send to: Ixion Biotechnology, Inc., c/o Unified Management Corporation -
               429 N. Pennsylvania Street, Indianapolis, IN 46204.
                      Phone: 800-862-7283 Fax: 317-632-7805

I have received and had an opportunity to read the Prospectus by which the shares are offered.


Enclosed is payment for____________ shares (minimum 100), at $4.00 per share, totaling $____________.


Make check payable to Ixion Biotechnology, Inc.

Signature(s)___________________________________     Date _____________________

Register the shares in the following name(s) and amount(s):


    Name(s)________________________________________    Number of Shares _______


As (check one):

Individual _______          Joint Tenants _____  Trust _______    IRA ______

Tenants in Common _______   Corporation _______  Keogh _______    Other ______

For the person(s) who will be registered owners(s):

Mailing Address:_______________________________________________________________

City, State & Zip Code: _______________________________________________________

Business Phone: (_____)____________     Home Phone: (_____)____________________

Social Security or Taxpayer ID Number: ________________________________________

CALIFORNIA AND VIRGINIA SUBSCRIBERS - SEE REVERSE OF THIS AGREEMENT

     (Please attach any special mailing instructions other than shown above)


            NO SHARE PURCHASE AGREEMENT IS EFFECTIVE UNTIL ACCEPTANCE


(You will be mailed a signed copy of this Agreement to retain for your records.)

Subscription accepted by Ixion Biotechnology, Inc.

----------------------------------        -------------------------------------
Authorized Officer                        Date

CALIFORNIA SUBSCRIBERS

      California subscribers must meet one of the following suitability requirements:

I certify that I am  (initial one)

           _____     an "accredited investor" within the meaning of Regulation
D under the Securities Act of 1933; or

           _____     a person who (a) has an income of $65,000 and a net worth
of $250,000 or (b) has a net worth of $500,000 (in each case excluding home, home furnishings, and personal automobiles; or

           _____     a bank, savings and loan association, trust company
registered under the investment company act of 1940, pension or profit-sharing trust, corporation, or other entity which, together with the corporation's or other entity's affiliates, have a net worth on a consolidated basis according to the most recent regularly prepared financial statement (which shall have been reviewed but not necessarily audited, by outside accountants of not less than $14,000,000 and subsidiaries of the foregoing; or


           _____     a person (other than a person formed for the sole purpose
of purchasing the shares offered hereby) who is purchasing at least $1,000,000 in aggregate amount of the shares.


VIRGINIA SUBSCRIBERS

      Virginia subscribers must meet the following suitability requirement:

      I certify that I am (initial blank)

          _____      a person who (a) has an annual income of $60,000 and a net worth of at least $60,000 or (b) has a net worth of at least $225,000 (in each case excluding home, home furnishings, and personal automobiles and that I am not investing not more than 10% of my readily marketable assets in this Offering.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          -----


Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

Financial Statements:

 Balance Sheet as of December 31, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

 Statements of Operations for the years ended December 31, 1997 and 1998 and for the period March 25, 1993 (date of inception) through December 31, 1998 . . . . . . . . . . . . F-3

 Statements of Capital Deficiency for the period  March 25, 1993
  (date of inception) through December 31, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4

 Statements of Cash Flows for the years ended December 31, 1997 and 1998 and for the period March 25, 1993 (date of inception) through December 31, 1998 . . . . . . . . . . .  F-6

 Notes to  Financial  Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-8


  Condensed Balance Sheet as of September 30, 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-17

  Condensed Statements of Operations for the interim period ended September 30, 1999 and 1998 and for the period March 25, 1993 (date of inception) through September 30, 1999  .  . . . . F-18



  Condensed Statements of Cash Flows for the interim period ended September 30, 1999 and 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-19
    and for the period March 25, 1993 (date of inception) through September 30, 1999 . .. . . . . . . . . F-20


Notes to Condensed Financial Statements

Report of Independent Accountants

The Board of Directors
Ixion Biotechnology, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of capital deficiency and of cash flows present fairly, in all material respects, the financial position of Ixion Biotechnology, Inc. (A Development Stage Company) at December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and for the period March 25, 1993 (date of inception) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company requires additional financing to continue its development stage activities which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Price Waterprice Coopers, L.L.P.


March 12, 1999

Ixion Biotechnology, Inc.
(A Development Stage Company)
Balance Sheet


December 31, 1998


                                     Assets


Current Assets:
  Cash and cash equivalents                                        $    18,633
  Accounts receivable                                                    1,916
  Prepaid expenses                                                       1,076
  Other current assets                                                     500
                                                                   ------------
        Total current assets                                            22,125

Property and Equipment, net                                             61,087

Patents and Patents Pending, net                                       289,913

Other                                                                    7,015


                                                                    -----------


                                                                    $  380,140
                                                                    ===========
                       Liabilities and Capital Deficiency

Current Liabilities:
  Accounts payable                                                  $   30,478
  Current portion of notes payable                                     340,099
  Accrued expenses                                                      64,216
                                                                    -----------
                 Total current liabilities                             434,793
                                                                    -----------

Long-Term Liabilities:
  Notes payable                                                        650,256
  Liability under research agreement                                    42,317
  Deferred rent                                                         22,095
  Deferred fees and salaries, including accrued interest,
  payable to related parties                                           719,278
                                                                    -----------
                 Total long-term liabilities                         1,433,946
                                                                    -----------
                 Total liabilities                                   1,868,739
                                                                    -----------

Commitments (Notes 1 and 11)

Capital Deficiency:
  Common stock, $.01 par value; authorized 4,000,000, issued
   and outstanding 2,513,914 shares                                     25,139
  Additional paid-in capital                                         1,664,458
  Deficit accumulated during the development stage                  (2,893,598)
  Less unearned compensation                                          (284,598)
                                                                    -----------
                 Total capital deficiency                           (1,488,599)
                                                                    -----------

Total Liabilities and Capital Deficiency                            $  380,140
                                                                    ===========



See accompanying notes to financial statements.

Ixion Biotechnology, Inc.
(A Development Stage Company)
Statements of Operations



                                                                 For the Period
                                                                     March 25,
                                                                    1993 (Date
                                                                  of Inception)
                                                Year Ended           through
                                               December 31,        December 31,
                                          1998         1997            1998
                                       ----------   ----------     ------------

Revenues:
 Income under research agreement       $      -     $  135,922       $ 275,001
 Income from SBIR grant                       -         71,650          91,650
 Interest income                            465         10,147          23,432
 Other income                             3,257          3,733          17,805
                                       --------     ----------       ----------
      Total revenues                      3,722        221,452         407,888
                                       --------     ----------       ----------

Expenses:

 Operating, general and administrative  370,397        336,572       1,468,507
 Research and development               424,606        554,751       1,510,737
 Interest                               122,958        112,083         322,242
                                       --------      ---------       ----------
      Total expenses                   $917,961      1,003,406       3,301,486
                                       --------      ---------       ----------

Net Loss                              $(914,239)     $(781,954)    $(2,893,598)
                                      ==========     =========     ============


Net Loss per Share (Basic)            $   (0.37)     $   (0.32)
                                      ==========     =========

Weighted Average Common Shares         2,489,677     2,458,440
                                      ==========     =========




See accompanying notes to financial statements.

Ixion Biotechnology, Inc.
(A Development Stage Company)
Statements of Capital Deficiency
For the Period March 25, 1993 (Date of Inception) through December 31, 1998




                                                                                        Deficit
                                                                                     Accumulated
                                                                        Additional    During the                 Unearned
                                                     Common Stock        Paid-In     Development      Note        Compen-
                                                  Shares     Amount      Capital         Stage      Receivable    sation     Total
                                                  ------    ---------  ------------    ---------   -----------   --------   -------

 Initial sale of common stock, $.01 per share    100,000    $   1,000  $       -       $     -     $       -     $     -    $ 1,000
 Sale of common stock, $.01 per share             50,000          500          -             -             -           -        500
 Net loss for the period March 25, 1993 (date
  of inception) through December 31, 1993              -            -          -         (54,268)          -           -   (54,268)
                                                 -------    ---------  ------------    ---------    ---------    -------   --------

Balance, December 31, 1993                       150,000        1,500          -         (54,268)          -           -   (52,768)

 Conversion of subordinated notes payable,
  $0.02 per share                                900,000        9,000      9,000               -           -           -    18,000
 Issuance of stock under Board Retainer
   Plan, $0.02 per share                           5,000           50         50               -           -           -       100
 Sale of stock, $0.02 per share                    5,000           50         50               -           -           -       100
 Issuance of stock in exchange for certain
   intellectual property, $0.02 per share        650,000        6,500      6,500               -           -           -    13,000
 Conversion of deferred consulting fees,
   $0.10 per share                                10,000          100        900               -           -           -     1,000
 Sale of stock, $0.10 per share                  140,000        1,400     12,600               -           -           -    14,000
 Net loss                                              -            -          -        (215,286)          -           -  (215,286)
                                                 -------     --------   -----------    ----------   ---------    -------   --------
Balance, December 31, 1994                     1,860,000       18,600     21,100        (269,554)          -           -  (221,854)


 Sale of stock, $0.75 per share                  500,000        5,000    370,000               -           -           -   375,000
 Issuance of stock under Board Retainer
  Plan, $0.75 per share                           10,000          100      7,400               -           -           -     7,500
 Issuance of 9,608 common stock warrants               -            -      9,608               -           -           -     9,608
 Sale of stock, $3.00 per share                    3,000           30      8,970               -           -           -     9,000
 Note received from shareholder for common
  stock and warrants                                   -            -          -               -      (6,000)          -    (6,000)
 Net loss                                              -            -          -        (374,212)          -           -  (374,212)


                                               ---------      --------    ------       ----------    -------      ------   --------


Balance, December 31, 1995                     2,373,000        23,730   425,078         (643,766)    (6,000)          -  (200,958)

 Issuance of stock under Board Retainer
  Plan, $3.00 per share                           20,000           200    59,800                -          -     (26,166)   33,834
 Issuance of stock, $3.00 per share               14,000           140    41,860                -          -     (36,540)    5,460
 Issuance of stock under Board Retainer
  Plan, $10.00 per share                          15,000           150   149,850                -          -     (50,000)  100,000
 Issuance of 8,022 common stock warrants               -             -    10,857                -          -           -    10,857
 Conversion of subordinated notes payable to
  related parties, $0.75 per share                21,544           215    15,943                -          -           -    16,158
 Issuance of variable notes with beneficial
  conversion feature                                   -             -   285,835                -          -           -   285,835
    Net loss                                           -             -         -         (553,639)         -           -  (553,639)
                                               ---------      --------    ------       -----------    ------      ------   --------

Balance, December 31, 1996                     2,443,544        24,435   989,223       (1,197,405)    (6,000)   (112,706) (302,453)

Ixion Biotechnology, Inc.
(A Development Stage Company)
Statements of Capital Deficiency - Continued
For the Period March 25, 1993 (Date of Inception) through December 31, 1998






                                                                                        Deficit
                                                                                     Accumulated
                                                                        Additional    During the                 Unearned
                                                     Common Stock        Paid-In     Development      Note        Compen-
                                                  Shares     Amount      Capital         Stage      Receivable    sation     Total
                                                  ------    ---------  ------------    ---------   -----------   --------   -------

Balance, December 31, 1996                     2,443,544       24,435    989,223      (1,197,405)       6,000   (112,706) (302,453)

 Issuance of stock, $10.00 per share              14,000          140    139,860              -             -   (111,382)   28,618
 Issuance of stock under Board Retainer
  Plan, $10.00 per share                           7,000           70     69,930              -             -    (43,000)   27,000
 Payment received from shareholder for note
  received for common stock and warrants               -            -          -              -         6,000           -    6,000
 Amortization of unearned compensation
  over service period                                  -            -          -              -             -      64,000   64,400
 Stock warrants issued for services                    -            -     30,000              -             -           -   30,000
 Sale of stock, $10.00 per share                   1,000           10      9,990              -             -           -   10,000
 Net loss                                              -            -          -        (781,954)           -           - (781,954)
                                                 -------     --------  ---------       ----------   ---------     -------  --------
Balance, December 31, 1997                     2,465,544       24,655  1,239,003       (1,979,359)          -    (202,688)(918,389)


 Issuance of stock, $10.000 per share              6,450           65     64,435               -            -     (58,050    6,450
 Issuance of stock under Board Retainer
  Plan, $10.00 per share                          17,000          170    169,830               -            -    (113,000)  57,000
 Forfeiture of issued stock, $10.00 per share     (8,400)         (84)   (25,116)              -            -      25,200        -
 Amortization of unearned compensation
  over service period                                  -            -          -               -            -      63,940   63,940
 Sale of stock, $10.00 per share                  33,320          333    332,867               -            -           -  333,200
 Offering costs                                        -            -   (116,561)              -            -           - (116.561)
 Net Loss                                              -            -          -        (914,239)           -           - (914,239)
                                               ---------      --------    ------       ----------    --------     ------   --------
Balance, December 31, 1998                     2,513,914      $ 25,139 $ 1,664,458     $(2,893,598)  $      - $(284,598)(1,488,599)



See accompanying notes to financial statements.

Ixion Biotechnology, Inc.
(A Development Stage Company)
Statements of Cash Flows



                                                                                                                     For the Period
                                                                                                                         March 25,
                                                                                                                        1993 (Date
                                                                                                                      of Inception)
                                                                           Year Ended                                    through
                                                                          December 31,                                December 31,
                                                                             1998                  1997                   1998
                                                                       -----------------      ----------------      ---------------
Cash Flows from Operating Activities:

 Net loss                                                              $       (914,239)      $       (781,954)     $   (2,893,598)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation                                                                 13,455                 11,471              37,855
    Amortization                                                                  3,156                  3,019               7,000
    Stock warrants issued under license agreement                                     -                      -              20,465
    Amortization of debt discount                                                57,168                 57,168             133,392
    Stock warrants/options issued for consulting services                             -                 30,000              30,000
    Stock compensation                                                          127,390                110,018             384,203
    Decrease (increase) in prepaid expenses and
     other current assets                                                           326                  6,376              (1,401)
    Decrease (increase) in accounts receivable                                     (146)                 6,389              (1,916)
    Increase (decrease) in deferred revenue                                           -               (100,000)                  -
    Increase in liability under research agreement                                    -                 42,317              42,317
    Increase in accounts payable and
     accrued expenses                                                               172                 28,881              95,365
    Increase in deferred fees and salaries                                      242,862                 91,378             692,726
    Increase in deferred rent                                                    15,609                  6,486              22,095
    Increase in interest payable                                                      -                      -              33,198
                                                                       ----------------       -----------------     ---------------
       Net cash used in operating activities                                   (454,247)              (488,451)         (1,398,299)
                                                                       ----------------       -----------------     ---------------

Cash Flows from Investing Activities:
    Purchase of property and equipment                                          (12,397)                 (5,757)           (44,294)
    Organization costs                                                                -                       -               (436)
    Payments for patents and patents pending                                    (74,345)                (90,289)          (284,115)
                                                                       ----------------       ------------------    ---------------
       Net cash used in investing activities                                    (86,742)                (96,046)          (328,845)
                                                                       ----------------       ------------------    ---------------

Cash Flows from Financing Activities:
    Loans from officers                                                         250,000                  75,000            355,307
    Proceeds from issuance of convertible notes payable                               -                       -            787,270
    Proceeds from sale of common stock                                          333,200                  10,000            755,900
    Proceeds from collection of note receivable                                       -                   6,000                  -
    Payment of loan costs and other assets                                       (1,114)                      -            (12,194)
    Payment of offering costs                                                   (53,932)                (62,629)          (116,561)
    Principal reductions in note payable                                        (12,975)                (10,970)           (23,945)
                                                                       ----------------       -------------------   ---------------
       Net cash provided by financing activities                                515,179                  17,401          1,745,777
                                                                       ----------------       -------------------   ---------------

Net Increase (Decrease) in Cash and Cash Equivalents                            (25,810)               (567,096)            18,633

Cash and Cash Equivalents at Beginning of Period                                 44,443                 611,539                  -
                                                                       ----------------       -------------------   ---------------
Cash and Cash Equivalents at End of Period                             $         18,633       $          44,443     $       18,633
                                                                       ================       ===================   ===============



See accompanying notes to financial statements.

Ixion Biotechnology, Inc.
(A Development Stage Company)
Statements of Cash Flows - Continued



                                                                                                                     For the Period
                                                                                                                       March 25,
                                                                                                                      1993 (Date
                                                                                                                     of Inception)
                                                                                             Year Ended                 through
                                                                                            December 31,                December 31,
                                                                                     1998               1997                1998
                                                                                --------------      -------------   ---------------

Supplemental Disclosure of Cash Flow Information:

 Cash paid during the year for:
   Interest                                                                     $       27,590      $      21,887   $       55,746
                                                                                ==============      =============   ===============
Supplemental Disclosure of Noncash Investing and
 Financing Activities:

   Common stock issued for subordinated notes
     payable                                                                    $            -      $           -   $       34,158
                                                                                ==============      =============   ===============
   Common stock, stock warrants and stock options
     issued for services or technology                                          $            -      $      30,000   $       49,457
                                                                                ==============      =============   ===============
   Common stock issued for note receivable                                      $            -      $           -   $       (6,000)
                                                                                ==============      =============   ===============
   Common stock issued for purchase of patent                                   $            -      $      10,000   $       10,000
                                                                                ==============      =============   ===============
   Equipment purchased under an installment
     note arrangement or lease agreement                                        $       26,450      $           -   $       53,442
                                                                                ==============      =============   ===============
   Common stock issued under Board Retainer Plans                               $      170,000      $      70,000   $      457,500
                                                                                ==============      =============   ===============
   Other common stock issued as compensation                                    $       65,000      $     130,000   $      237,000
                                                                                ==============      =============   ===============
   Offering costs included in accounts payable                                  $            -      $      16,345   $       16,345
                                                                                ==============      =============   ===============


See accompanying notes to financial statements.

Ixion Biotechnology, Inc.
(A Development Stage Company)
Notes to Financial Statements

Years Ended December 31, 1998 and 1997 and the Period March 25, 1993 (Date of Inception) through December 31, 1998

1.       Significant Accounting Policies:

          Organization - Ixion Biotechnology, Inc., a Delaware corporation (the "Company"), was incorporated on March 25, 1993 and has been in the development stage since its formation. The Company is in business to develop pharmaceutical products and medical devices to detect, diagnose, treat or prevent diabetes and oxalate-induced diseases. The Company has not generated significant revenues to date and has experienced operating losses since its inception. The Company expects to incur additional operating losses for the next several years as the Company expands its research and development and regulatory activities and prepares for the manufacturing and marketing of its products.

          Basis of Presentation - The Company is in the development stage since it is devoting substantially all of its efforts to establishing its business and its planned principal operations have not commenced. Successful completion of the Company's development program, and its transition to profitable operations, is dependent upon obtaining approval to market its products from the United States Food and Drug Administration and achieving revenues from the commercial development of its products. Obtaining regulatory authorization involves, among other things, lengthy and detailed laboratory and clinical testing, manufacturing validation, and other complex procedures. The approval process is costly, time-consuming, and subject to unexpected delays.

          The Company's financial statements for the year ended December 31, 1998 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $914,239 for the year ended December 31, 1998 and, as of December 31, 1998, had a total capital deficiency of $2,893,598. The Company had deficit cash from operations of $454,247 and $488,451 for 1998 and 1997, respectively.

          In December, 1997, the Company commenced the public offering of 400,000 units of newly issued securities for an aggregate of $4,000,000. Each unit consists of one share of Common Stock, $.01 par value, and a .25 Charitable Benefit Warrant. Each whole Charitable Benefit Warrant entitles the holder to purchase one share of the Common Stock at a price of $20.00 per share. There is no minimum number of units to be sold in the offering. In December, 1998, the Company extended the offering and reduced the size from 400,000 Units to 150,000 Units. The Company had received proceeds of $343,200 as of December 31, 1998. During 1998, the Company was funded primarily by the proceeds from the offering and bridge loans from the Chairman/Chief Executive Officer and the President. If the proceeds from the offering prove to be insufficient, then the Company would be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners, or through other sources. If adequate funds are not available, the Company will have to curtail or defer research and development programs.

          Basis of Presentation - Continued - There can be no assurance that the Company will be successful in obtaining the required financing. Under current circumstances, the Company's ability to continue as a going concern depends upon obtaining additional financing.

Ixion Biotechnology, Inc.
(A Development Stage Company)
Notes to Financial Statements - Continued

1.        Significant Accounting Policies - Continued:

          Cash and Cash Equivalents - The Company considers all highly liquid instruments with a maturity of three months or less at time of purchase to be cash equivalents.

          Income Taxes - Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

          Property and Equipment - Property and equipment are stated at cost. Gains and losses on disposition are recognized in the year of the disposal. Expenditures for maintenance and repairs are expensed as incurred.

          Depreciation is computed using the straight-line method over the estimated lives of the assets (5 years).

          Patents and Patents Pending - Patents pending consist of direct costs incurred in connection with the applications for patents. Amortization of these costs over the estimated life will begin upon issuance or they will be expensed immediately if rejected. At December 31, 1998, the Company had been issued three U.S. patents and purchased another through the issuance of 1,000 shares of common stock. Patents are being amortized over 13-17 years. The Company periodically evaluates the recoverability of intangibles and measures any impairment by comparison to estimated undiscounted cash flows from future operations. The factors considered by management in performing this assessment include trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors.

          Research and Development - Research and development costs are charged to expense as incurred.

          Other Assets - Other assets consists of loan costs associated with the issuance of convertible notes. Loan costs are being amortized on a straight-line basis, which approximates the interest method, over the term of the notes.

          Deferred Rent - Deferred rent represents a portion of the rent payable under the Company's former facilities license with the Biotechnology Development Institute ("BDI") and accrued interest thereon. The deferred amount bears non-cash interest at 12% on the outstanding balance, compounded annually. The Company will repay the liability through a 1% royalty on net sales of any products developed during its tenancy at the BDI, such royalty not to exceed the outstanding balance.

          Net Loss Per Share - Basic net loss per share is computed using the weighted average number of common shares outstanding for the period. Diluted net loss per share is not presented, as the effects of including common equivalent shares from stock options, warrants and convertible notes payable in the computation is antidilutive.

          Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.       Property and Equipment:

          Property and equipment consists of the following as of December 31, 1998:

             Computers and lab equipment                     $          77,196
             Computer software                                             515
             Library                                                     1,423
             Leasehold improvements                                     17,652
                                                             ------------------
                                                                        96,786
             Less accumulated depreciation                             (35,699)
                                                             ------------------

                                                             $          61,087
                                                             ==================


3.       Notes Payable:

          On March 15, 1996, the Company entered into a written agreement to purchase certain laboratory equipment for a sales price of $32,309, payable in 36 monthly installments of $897, including interest, beginning August 1, 1996. As of December 31, 1998, $6,282 in principal remains outstanding under this agreement.

          In September, 1996, the Company completed the private placement of $787,270 in Convertible Unsecured Notes due 2001. The private placement provided investors with the option of either 10% Convertible Unsecured Notes ("10% Notes") or Variable Conversion Rate Convertible Unsecured Notes ("Variable Notes"). The 10% Notes accrue interest at the stated rate until maturity, or conversion, and pay interest quarterly commencing on November 30, 1996. The 10% Notes are convertible into shares of the Company's common stock, at any time prior to maturity, at a conversion price of $4.20 per share. The Variable Notes are non-interest bearing and are convertible into shares of the Company's common stock, at any time prior to maturity, at variable conversion prices ranging from $4.20 to $2.10. The variable conversion prices are based on the length of time the investor holds the notes prior to conversion, declining at the rate of $.10 per quarter commencing November, 1996 from the initial conversion price of $4.20 which is greater than the market value of the common stock at the date of issuance. The fair value of the beneficial conversion feature of $285,835 at September, 1996 has been recorded as debt discount, reducing notes payable and increasing additional paid-in capital. The debt discount is being amortized using the effective interest method over the term of the Variable Notes and to the date of the deepest discount. As of December 31, 1998, there were $215,600 of 10% Notes and $571,670 of the Variable Notes outstanding ($419,227 net of unamortized debt discount of $152,443 at December 31, 1998). Accrued interest on the 10% Notes totaled $1,796 as of December 31, 1998.

          The Company entered into short-term loan agreements with officers of the Company for working capital purposes. Amounts outstanding were $325,000 and $75,000 at December 31, 1998 and 1997, respectively. The loans accrue interest at 8% and are due on demand (Note 8).

          In October, 1998, upon the expiration of its lease at the Biotechnology Development Institute, the Company entered into a new lease agreement at a new facility (see Note 11). As part of this new agreement, the Company acquired $26,450 of leasehold improvements and lab equipment from the lessor. Amounts due for these capital additions are to be repaid over 36 months, the term of the lease, with interest at 10%. The balance due under this agreement was $24,246 at December 31, 1998.

          Future principal maturities of notes payable for each of the five years subsequent to December 31, 1998 are as follows:

            Year Ending
               1999                                       $            340,099
               2000                                                      8,817
               2001                                                    793,882
                                                          ---------------------
                                                                     1,142,798
                Less:  Unamortized debt discount                      (152,443)
                                                          ---------------------
                Total                                     $            990,355
                                                          =====================




4.       Income Taxes:

          The components of the Company's net deferred tax asset and the tax effects of the primary temporary differences giving rise to the Company's deferred tax asset are as follows as of December 31, 1998:



              Deferred compensation                       $            284,000
              Net operating loss carryforward                          851,000
                                                          ---------------------
              Deferred tax asset                                     1,135,000
              Valuation allowance                                   (1,135,000)



                                                          ---------------------

              Net deferred tax asset                      $
                                                                            -
                                                          =====================


          Any tax benefits for the years ended December 31, 1998 and 1997 and the period March 25, 1993 (date of inception) through December 31, 1998 computed based on statutory federal and state rates are completely offset by valuation allowances established since realization of the deferred tax benefits are not considered more likely than not.

5.       Common Stock Warrants:

          During 1997, the Company issued warrants to purchase 6,000 shares of common stock to a consulting firm as part of a consulting agreement (Note 8). The warrants are accounted for under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation. The value assigned was $5.00 per warrant, based on the difference between the exercise price of $5.00 and a $10.00 market value at date of grant, for a total of $30,000 to consulting expense. The value assigned approximates that derived from a Black-Scholes valuation model assuming an average discount rate of 5.5%, a volatility factor of 30% and an expected term of one year.

          There were no common stock warrants issued during 1998.

       Common stock warrants outstanding at December 31, 1998 are as follows:

     Number                   Exercise Price                Expiration Date
------------------      ---------------------------     -----------------------

       17,630                       $2.00                 August 31, 2000
        6,000                       $5.00        February, 2002 - October, 2002


5.       Common Stock Warrants - Continued:

          As discussed in Note 1, as part of the public offering commenced in December, 1997, the Company has sold units which consist of one share of common stock, $.01 par value, and a .25 Charitable Benefit Warrant. Each whole Charitable Benefit Warrant entitles the holder to purchase one share of common stock at a price of $20 per share. Four units are required to acquire one whole Charitable Benefit Warrant. Approved qualified charitable organizations may exercise Charitable Benefit Warrants at any time until the expiration date (December 9, 2007, unless extended); holders other than approved qualified charitable organizations may not exercise except between December 9, 2006 and December 9, 2007. The Charitable Benefit Warrants, will be detached from the common stock immediately on purchase. At December 31, 1998, there were 8,580 Charitable Benefit Warrants outstanding.

6.       Stock Option Plan:

          In August, 1994, the Board of Directors adopted the 1994 Stock Option Plan, under which 250,000 shares of common stock were reserved for issuance upon exercise of options granted to non-employee directors, officers, employees, members of the Scientific Advisory Board and consultants of the Company. Generally, options vest at the rate of 20% per year and are exercisable within ten years after date of grant. Activity under the Company's stock option plan is set forth below:

                                                                   Exercise
                                                    Shares           Price
                                               ---------------   --------------
 Outstanding at January 1, 1994                             -            -
        Granted                                         2,000          $0.02
       Exercised                                            -            -
                                               --------------
 Outstanding at December 31, 1994                       2,000          $0.02
        Granted                                         3,500          $0.75
       Exercised                                            -            -
                                               --------------
 Outstanding at December 31, 1995                       5,500    $0.02 - $ 0.75
        Granted                                        13,000          $3.00
       Exercised                               --------------
 Outstanding at December 31, 1996                      18,500    $0.02 - $ 3.00
        Granted                                        25,400    $6.00 - $10.00
       Exercised                                            -
                                               --------------
 Outstanding at December 31, 1997                      43,900
        Granted                                        62,500         $10.00
       Exercised                               --------------
       Forfeited                                       (5,500)   $3.00 - $10.00

 Outstanding at December 31, 1998                     100,900
                                               ==============

          The status of options outstanding at December 31, 1998 is as follows:

                                    Weighted        Weighted
             Exercise               Average          Average           Number
             Price      Shares   Remaining Life   Exercise Price    Exercisable
           ---------- --------- ---------------- ----------------- ------------
            $0.02        2,000    5.5 years           $ 0.02          1,800
            $0.08        3,500    6.5 years           $ 0.08          2,450
            $3.00        8,000    7.5 years           $ 3.00          4,000
            $6.00        3,000    8.33 years          $ 6.00          1,000
            $7.50        2,000    8.4 years           $ 7.50            640
            $10.00      19,900    8.5 years           $ 7.50         14,700
            $10.00      62,500    9.5 years           $10.00          6,250
                      ---------                                    ------------
                       100,900                                       30,840
                      =========                                    ============


          The Company applies APB Opinion No. 25 and related Interpretations in accounting for stock issued to employees under this plan. Compensation expense resulting from stock options is measured at the grant date based upon the difference between the exercise price and the market value of the common stock. All stock options issued to employees were granted at an exercise price equal to the market value at the date of grant.

          Given the limited time period that the Company's stock has been publicly registered, as well as the lack of history to estimate patterns of exercise and option term, fair value disclosures required under FASB Statement No. 123 are provided as a range from low to high for the expected term and volatility. Fair value is estimated using the Black-Scholes option pricing model and the following assumptions:

                                    1998                           1997
                            -----------------------       ---------------------
                               Low          High             Low         High
                            --------     ----------       --------    ---------
Discount Rate                 5.46%         5.52%           6.09%        6.38%
Volatility                      30%           60%             30%          60%
Option Life (Years)           5             9               5            9


          The weighted average fair value of options granted to other than non-employee consultants during fiscal year 1998 and 1997 was in the range of $3.67 to $7.16 and $3.82 to $7.31 per option, respectively. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for these awards consistent with the method of FASB Statement No. 123, the Company's reported net loss and loss per share for fiscal year 1998 and 1997 would have been as follows:

                                                Low                  High
                                       ---------------------   ----------------

1998 Net Loss                          $          968,169      $     1,030,751
1998 Loss Per Share                                 (0.39)               (0.41)

1997 Net Loss                                     792,985              802,995
1997 Loss Per Share                                 (0.32)               (0.33)

          The Company applies Statement of Financial Accounting Standards No. 123 for stock options issued to non-employee consultants. In 1997, the Company granted 5,000 options at exercise prices of $6.00 - $7.50 per share and will record consulting expense as the options vest for the difference between the exercise price and the market values at grant date of $10.00.

7.       Board Retainer Plan:

          The Company does not pay cash compensation to outside members of the Board of Directors or to members of the Company's Scientific Advisory Board. Accordingly, in August, 1994, the Board of Directors adopted the 1994 Board Retainer Plan, under which 75,000 shares of common stock were reserved for non-employee directors and members of the Scientific Advisory Board.

          New outside members of the Board or the Scientific Advisory Board receive 5,000 shares upon joining, and all will receive 1,000 shares annually during the pendency of the Board Retainer Plan. Shares either vest upon delivery or time of service. For the shares which vest over time of service, unearned compensation equivalent to the fair value at the date of grant is charged against capital deficiency and amortized over the service period to compensation expense. Shares which vest upon delivery are recorded as compensation expense upon issuance. At December 31, 1998, a total of 74,000 shares had been granted to members of the Scientific Advisory Board under this Plan. Compensation expense recognized in connection with such awards for the years ending December 31, 1998 and 1997 was $92,000 and $83,000, respectively. Total unearned compensation related to Board Retainer Plan awards was $141,166 at December 31, 1998 and will be recognized as expense over future periods of service.

8.       Related-Party Transactions:

          Commencing with the founding of the Company, two executives, the Chairman/Chief Executive Officer and the President, made loans to the Company pursuant to the terms of a convertible promissory note (the "Subordinated Note Agreement"). Under the terms of the Subordinated Notes, principal amounts were convertible into common stock at a price per share not greater than the lowest price per share (adjusted for stock splits, stock dividends, or other dilution) at which shares of the Company's common stock have been issued during the 12-month period immediately prior to the notice of election to convert.

          On September 30, 1994, these officers each converted $9,000 of Subordinated Notes into an aggregate of 900,000 shares of the Company's common stock, at a price of $0.02 per share. On June 30, 1996, the remaining obligation on these notes was converted by the officers into a total of 21,544 shares of the Company's common stock, at a price of $0.75 per share.

          In April, 1996, the Chairman/Chief Executive Officer and President each entered into a revolving agreement to extend the Company up to $25,000 in the form of bridge loans. Under these agreements, the Company borrowed a total of approximately $32,000, all of which was repaid in June, 1996. In addition, in June, 1996, these officers agreed to increase their loan commitments to operations. Interest on bridge loans is at 8%, but can be reset annually, at the election of either party, to prime rate in effect on January 1 of any given year, plus 3%. At December 31, 1998, there are total loans of $325,000 outstanding to these officers of the Company (Note 3). These officers have no commitment to lend additional funds in the future.

          In addition, the Company has agreed to defer the payment of the 1993, 1994 and part of the 1995, 1996, 1997 and 1998 salaries of the Chairman/Chief Executive Officer and the President pursuant to agreements between the Company and such executives. Similar agreements are in effect with the Company's Senior Vice President and Chief Scientist. Payments are to be made only upon termination of employment (which may be by death, disability, or otherwise) and may be in a lump sum or as an annuity. Amounts bear interest, compounded annually, at a rate established by the Board of Directors, and is reset annually at the rate on 30-year treasury bonds in effect on January 1 of any given year plus 1%. The rate during 1998 was 6.54%. These obligations are unfunded recorded liabilities of the Company.

          On October 10, 1994, Dr. A.B. Peck, who is an executive officer and consultant, assigned to the Company all his interest in certain oxalate technology (subject to prior rights of the University of Florida) and agreed to an exclusive consulting agreement with the Company in exchange for an aggregate of 650,000 shares of common stock at a price of $0.02 per share. The Company has a consulting agreement with Dr. Peck for 48 days of service per year for $50,000 per year which expires on December 31, 1999.

          On November 10, 1994, members of the immediate families of the founders of the Company, including a partnership in which the Chairman/Chief Executive Officer has an undivided 25% interest, purchased an aggregate of 140,000 shares of the Company's common stock pursuant to an Agreement to Purchase Shares dated as of such date, for a price of $0.10 per share, or $14,000 in the aggregate.

          In December, 1996, the Company entered into a consulting agreement with a company whose president is an officer of the Company. The company is to be paid $5,000 monthly and could receive warrants for up to 20,000 shares of Common Stock upon the achievement of certain milestones. Through December 31, 1998, the consultants had been paid $70,000 and were issued warrants for 6,000 shares of Common Stock in 1997 (Note 5). This agreement was terminated in March, 1998.

          In 1997, the Company engaged the services of a printer in connection with the offering. The printer is partially owned by the Company's Chief Executive Officer. Through December 31, 1998, the printer has been paid a total of $11,533.

9.       Sponsored Research Agreement:

          On June 5, 1996, the Company entered into an agreement with Genetics Institute, Inc. ("GI") relating to Islet Producing Stem Cells Technology. Under the agreement, GI sponsored certain research by the Company and provided funding of $275,000 over a 12-month period, plus patent expenses of approximately $35,000. The agreement with GI was not extended after the initial 12-month period. The revenue under this contract was recognized on a pro rata basis consistent with the period over which the research was conducted as well as upon delivery of certain research reports. Under the agreement, the Company is required to reimburse GI for certain patent costs if GI does not exercise its option for an exclusive license for the technology. As of December 31, 1998, GI has not exercised their right for an exclusive license to this technology and costs of $42,317 are recorded as a liability.

10.      Risks and Uncertainties:

          Approximately 61% of 1997 revenues consisted of revenues related to a single sponsored research agreement which expired in 1997. There were no such revenues in 1998.

          The Company's product candidates are in an early stage of development. The Company has not completed the development of any products and, accordingly, has not received any regulatory approvals or commenced marketing activities. No revenues have been generated from the sale of its products.

          The Company's development and commercialization rights for its proposed products are derived from its license agreements with the University of Florida and others. A deterioration in the relationship between the Company and the University of Florida could have a material adverse effect on the Company.

          The Company is aware of potentially significant risks regarding the patent rights licensed by the Company relating to Islet Producing Stem Cells and to its oxalate technology. The Company may not be able to commercialize its proposed diabetic products due to patent rights held by third parties other than the Company's licensors.

11.      Commitments:

          Lease - In October, 1998, the Company entered into a lease for approximately 5,000 square feet of laboratory and office space. Rents consist of a base rent plus an amount designated for the Company's share of operating costs in excess of a certain base level. The lease has a three-year term expiring in September, 2001, with two one-year renewal options. Total rent expense under this lease was approximately $16,900 during 1998. Future minimum rental payments under this lease, including an estimate of excess operating costs, at December 31, 1998 are as follows:

                     Year Ending
                        1999                              $      70,395
                        2000                                     72,497
                        2001                                     55,588



          Other - The Company issued 1,000 shares of restricted common stock in exchange for a patent in February, 1997. In addition to the issuance of stock, the Company will be required to pay royalties of 2% of net sales, if any, generated from the patented technology.

          The Company has licensed the exclusive rights to technology in two areas from the University of Florida Research Foundation. The Company is obligated to pay royalties on net sales of the Company or their sublicensees on products in these areas. As there have been no product sales to date, there have been no amounts owed under these license agreements.

12.      Subsequent Events:

          From January 1, 1999 through March 12, 1999, the Company has received proceeds of $1,000 by selling 100 units of Common Stock and Charitable Benefit Warrants in their initial public offering.

          From January 1, 1999 through March 12, 1999, the Company received additional bridge loans from officers of the Company for $60,00

Ixion Biotechnology, Inc.
(A Development Stage Company)
Condensed Balance Sheet



September 30, 1999
Unaudited

                                        Assets

Current  Assets:
 Cash and cash equivalents                                    $          36,737
 Accounts receivable                                                      7,066
 Prepaid expenses                                                         1,226
 Other current assets                                                       500
                                                              -----------------
                 Total current assets                                    45,529
                                                              -----------------
Property and Equipment, net                                             111,191
                                                              -----------------
Other Assets:
    Patents and patents pending, net                                    380,228
    Other                                                                 4,236
                                                               ----------------
                 Total other assets                                     384,464
                                                               ----------------
                  Total Assets                                 $        541,184
                                                               ================

                       Liabilities and Capital Deficiency

Current Liabilities:
    Accounts payable                                           $         86,938
    Bridge loans payable to officers                                    415,000
    Current portion of notes payable                                      8,818
     Accrued expenses                                                    60,898
     Interest payable                                                    32,229
                                                               ----------------
            Total current liabilities                                   603,883
                                                               ----------------
Long-Term Liabilities:

    Notes payable                                                       686,520
    Liability under research agreement                                   42,317
    Deferred rent, including accrued interest                            22,082
    Deferred fees and salaries, including accrued interest              893,409
                                                               ----------------
                   Total long-term liabilities                        1,644,328
                                                               ----------------
                     Total liabilities                                2,248,211
                                                               ----------------

Capital Deficiency:

    Common stock, $.01 par value; authorized 4,000,000, issued and
      outstanding 2,813,044 shares at September 30                       28,130
    Common stock warrants outstanding                                    35,494
    Additional paid-in capital                                        2,161,703
    Deficit accumulated during the development stage                (3,663,019)
    Less unearned compensation                                        (269,335)
                                                               ----------------
                  Total capital deficiency                          (1,707,027)

Total Liabilities and Capital Deficiency                       $        541,184
                                                               ================

See accompanying notes to condensed financial statements

Ixion Biotechnology, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements - Continued
Condensed Statements of Operations




                                                                                                                    For the Period
                                                                                                                       March 25,
                                                                                                                      1993 (Date
                                                                                                                     of inception)
                                                                           Nine Months Ended                            through
                                                                              September 30,                          September 30,
                                                                   1999                    1998                            1999
                                                                              Unaudited                                 Unaudited

Revenues:
  Income under research agreement                                $         0        $         0                  $         275,001
  Income from research grants                                         18,167                  0                            109,817
  Interest income                                                      1,721                367                             25,153
  Other income                                                           945             3, 257                             18,750
                                                                 -----------        -----------                  ------------------
      Total revenues                                                  20,833              3,624                            428,721
                                                                 -----------        -----------                  ------------------

Expenses:
  Operating, general and administrative                              278,179            307,097                          1,746,685
  Research and development                                           394,392            269,474                          1,905,129
  Interest                                                           117,684             97,317                            439,926
                                                                 -----------        -----------                  ------------------
      Total expenses                                                 790,254            673,888                          4,091,740
                                                                 -----------        -----------                  ------------------

Net Loss                                                         $  (769,421)       $  (670,264)                 $      (3,663,019)
                                                                 ===========        ============                  =================

Net Loss per Share (Basic)                                       $     (0.30)       $     (0.27)
                                                                 ===========        ============

Weighted Average Common Shares                                     2,561,053          2,482,687
                                                                 ===========        ============





See accompanying notes to condensed financial statements

Condensed Statements of Cash Flows





                                                                                                                 For the Period
                                                                                                                 March 25, 1993
                                                                               Nine Months                     (Date of inception)
                                                                           Ended September 30,                       through
                                                                     1999                    1998            September 30, 1999
                                                                            Unaudited                                 Unaudited
Cash Flows from Operating Activities:

  Net loss                                                       $    (769,421)      $     (670,264)           $        (3,663,019)
  Adjustments to reconcile net loss to net cash used in
   operating activities:

       Depreciation                                                     21,332                8,412                         59,188
       Amortization                                                      4,036                2,367                         11,036
       Amortization of debt discount                                    42,876               42,876                        176,268
       Stock warrants issued under license agreement                        -                    -                          20,465
       Stock options/warrants issued for consulting services                -                    -                          30,000
       Stock compensation                                              107,308               68,274                        491,511
       Decrease (increase) in prepaid expenses and
         other current assets                                             (150)               1,262                         (1,551)
       Decrease (increase) in accounts receivable                       (5,150)                 (41)                        (7,066)
       Increase (decrease) in liability under
         research agreement                                                 -                    -                          42,317
       Increase (decrease) in accounts payable and
         accrued expenses                                               87,241               15,700                        215,806
       Increase in deferred fees and salaries                          174,131              189,969                        866,857
       Increase in deferred rent                                           (13)              10,445                         22,082
                                                                 --------------       --------------                  -------------
                Net cash used in operating activities                 (337,810)            (331,000)                    (1,736,106)
                                                                 --------------       --------------                  -------------

Cash Flows from Investing Activities:
  Purchase of property and equipment                                   (71,328)              (2,302)                      (115,625)
  Organization Costs                                                        -                    -                            (436)
  Payments for patents and patents pending                             (92,793)             (62,154)                      (376,908)
                                                                 --------------       --------------                  -------------
                Net cash used in investing activities                 (164,121)             (64,456)                      (492,969)
                                                                 --------------       --------------                  -------------

Cash Flows from Financing Activities:
  Loans from officers                                                   90,000              175,000                        445,307
  Proceeds from issuance of convertible notes payable                  300,000                   -                       1,087,270
  Proceeds from issuance of common stock                               151,000              275,500                        906,900
  Principal reductions in notes payable                                (12,895)              (6,482)                       (36,840)
  Payment of deferred offering costs                                    (8,070)             (53,932)                      (124,631)
  Payment of loan costs                                                     -                    -                         (12,194)
                                                                 --------------        --------------                 -------------
                Net cash provided by (used in)
                    financing activities                               520,035              390,086                      2,265,812
                                                                 --------------        --------------                 -------------

Net Increase (Decrease) In Cash and Cash Equivalents                    18,104               (5,370)                       (36,737)

Cash and Cash Equivalents at Beginning of Period                        18,633               44,443                              -
                                                                 --------------        --------------                 -------------
Cash and Cash Equivalents at End of Period                       $      36,737         $     39,073                   $    (36,737)
                                                                 ==============        ==============                 =============


See accompanying notes to condensed financial statements

Ixion Biotechnology, Inc.
(A Development Stage Company)

Notes to Condensed Financial Statements

Nine Month Period Ended September 30, 1999

1.    Significant Accounting Policies:

      Basis of Presentation - The accompanying unaudited condensed financial statements for the three and nine months ended September 30, 1998 and 1999, and for the period March 25, 1993 (date of inception) through September 30, 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. These interim financial statements should be read in conjunction with the December 31, 1998 financial statements and related notes included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998. In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting only of normal recurring accruals, necessary to present fairly the Company's financial position, results of operations, and cash flows for the periods presented. There are no components of comprehensive income other than net income for any of the periods presented. The results of operations for the interim period ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.


      The Q-Med Transaction - On April 16, 1999, we reached an agreement in principle with Q-Med AB, a biotechnology company based in Uppsala, Sweden, which was amended on September 7, 1999. Under the amended agreement, we agreed to the following:

          o we issued an option to Q-Med to acquire shares of newly-issued common stock under the following terms:
               o  exercise is at the sole discretion of Q-Med;
               o the number of shares to be acquired shall be 2,700,000 or a number of shares such that, following the exercise of the option, Q-Med shall own at least 50% of our outstanding shares (on a fully diluted basis);
               o  Q-Med must purchase all or none of the option shares;
               o  the option expires not later than July 1, 2000;
               o  the cash purchase price for the option shares is $2.00/share;
                  and
               o  the option price will be paid over a two-year period.

          o Q-Med shall purchase 37,500 shares per month (at the $2.00 per share price) through the expiration of the option or the agreement. Q-Med will retain these shares without regard to whether they exercise their option. Q-Med has purchased a total of 300,000 shares for $600,000 through November under this agreement;
          o a royalty-free license to Q-Med's non-animal, stabilized hyaluronic acid technology for use as an encapsulation material for our transplantable islets, and
          o if the option is exercised, the redemption of up to $787,000 of our convertible unsecured notes which note holders elect not to convert in August 2001; and
          o the agreement is cancelable by Q-Med on not less than 90 days' notice.

Through November 15, 1999, we have received $600,000 in payments from Q-Med, A.B. and issued a total of 300,000 shares of common stock in accordance with the amended agreement in principle, described below. Included in this amount is the $300,000 we received on April 20, 1999 in the form of a convertible note from Q-Med. On August 2, 1999, the note was converted into 150,000 shares of restricted Ixion common stock. Also included in the $600,000 invested by Q-Med is a $75,000 payment in each of the months of August, September, October and November for which we issued 37,500 restricted shares of common stock each month.

Ixion Biotechnology, Inc.
(A Development Stage Company)
Notes to Condensed Financial Statements - Continued

1.    Significant Accounting Policies - Continued:

If Q-Med were to exercise its option for 2,700,000 shares, it would own over 50% of the outstanding stock. We cannot assure you that Q-Med will not terminate the agreement, that it will exercise its option on or before July 1, 2000, or that it will otherwise complete the contingent elements of the transaction on satisfactory terms, or at all.

In the event our plans change or our assumptions change or prove to be inaccurate or we fail to complete the Q-Med transaction, we will require additional financing. We will be required to obtain additional funds in any event through equity or debt financing, strategic alliances with corporate partners and others, mergers or the sale of substantially all our assets, or through other sources in order to bring our drug and device products through regulatory approval to commercialization. The terms and prices of any equity or debt financings or corporate combination may be significantly more favorable to new investors than purchasers of the shares sold in the offering, resulting in significant dilution to current investors. We do not have any material committed sources of additional financing. We can not assure you that additional funding, consolidation, or alliance, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to further delay, scale-back, or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products, or potential markets. If adequate funds are not available, our business, financial condition, and results of operations will be materially and adversely affected.


2.    Income Taxes:

      The components of the Company's net deferred tax asset and the tax effects of the primary temporary differences giving rise to the Company's deferred tax asset are as follows as of September 30, 1999:

         Deferred compensation                                  $   353,000
         Net operating loss carryforward                          1,096,000
         Deferred tax asset                                       1,449,000
         Valuation allowance                                  $  (1,449,000)

             Net deferred tax asset                           $       0
                                                              ==============

3.          Stock Options:

      On July 12, 1999, the Company granted ten-year options under the 1994 Stock Option Plan to purchase 73,000 shares of Common Stock at an exercise price of $4.00 per share. Stock options are exercisable only if vested. 15,000 of such options, granted to members of the Scientific Advisory Board, vest over one year, the remainder vest over five years.

4.          Stockholder's Equity:

      In December, 1997, the Company commenced the public offering of up to 400,000 Units of newly-issued securities for an aggregate of $4,000,000. Each Unit consisted of one share of common stock, $0.01 par value, and .25 Charitable Benefit Warrants. Each whole Charitable Benefit Warrant entitled the holder to purchase one share of common stock at a price of $20.00 per share. As a result of the transaction with Q-Med, A.B. , the offering was temporarily suspended and the board of directors approved changes in the offering including a withdrawal from registration of all unsold Charitable Benefit Warrants, a reduction in the number of shares offered from 400,000 to 150,000, a retroactive reduction in the offering price to $4.00 per share of common stock, a concomitant adjustment in the exercise price for outstanding Charitable Benefit Warrants (from $20/share to $8/share), and an increase in the number of shares purchasable upon exercise of those warrants from 8,605 shares to 21,513 shares. This action by the board resulted in an additional issuance of 51,630 shares to purchasers in the public offering for no additional consideration, and a reduction in the maximum potential aggregate offering amount from $4,000,000 to $600,000.

      The Company has received proceeds of $344,200 through September 30, 1999. The offering will remain suspended until a post effective amendment is filed and will be continued until all securities have been sold or until March 31, 2000, unless sooner terminated or extended. Offering costs of $124,631 have been offset against the proceeds of the offering through September 30, 1999

      Through September 30, 1999, Q-Med, A.B. has been issued a total of 225,000 shares of common stock for $450,000 as part of the transaction with Q-Med.

      If the proceeds from the offering and other sources, prove to be insufficient, then the Company would be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners, or through other sources.

      There can be no assurance that the Company will be successful in obtaining the required financing. Under current circumstances, the Company's ability to continue as a going concern depends upon either completing the Q-Med transaction or obtaining additional funds through other sources.

5.    Board Retainer Plan:

      In 1994, the board of directors adopted the 1994 Board Retainer Plan (amended March 1999) to grant shares of restricted common stock to directors, members of the Scientific Advisory Board, employees, and consultants. The Board Retainer Plan is administered by the Audit and Benefits Committee of the Board.

      Unvested shares granted are subject to reacquisition by the Company at no cost if the grantee ceases to be a director, member of the Scientific Advisory Board, employee, or consultant. With respect to directors, employees, or consultants, the reacquisition option will typically lapse as to 20% of the shares granted after the grantee's first full year of continuous service and as to 1/12 of 20% of the granted shares at the end of each additional full month of continuous service thereafter. Scientific Advisors' shares vest 25% per quarter.

      New outside members of the board or the scientific advisory board receive 5,000 shares upon joining, and each receives 1,000 shares annually thereafter. The Audit and Benefits Committee of the board determines the amount granted each eligible person (except themselves) at any time in its complete discretion. Under the March 1999 amendments to the Board Retainer Plan, up to 250,000 shares may be issued and outstanding pursuant to the Plan, of which 121,450 have been issued and are outstanding at September 30, 1999. The Audit and Benefits Committee determines the specific number of shares to be granted to key employees and consultants.

      Total stock awards granted in the first three quarters of 1999 were 22,400 at $4.00 per share.

5.          Board Retainer Plan - Continued:

      Compensation expense recognized under the Board Retainer Plan for the nine months ended September 30, 1999 was $107,308. Total unearned compensation related to Board Retainer Plan awards was $263,335 at September 30,1999 and will be recognized as expense over future periods of service.

6.    Related Party Transactions

      The Chairman and Chief Executive Officer and the President of the Company have extended the Company financing in the form of bridge loans. Interest on the bridge loans from officers is at 8% but can be reset annually, at the election of either party, to the prime rate in effect on January 1 of any given year, plus 3%. The Company has borrowed a total of $415,000, which was still outstanding at September 30, 1999 and is due on demand. These officers have no commitment to lend additional funds in the future.

7.    Subsequent Events

      Through November 15, 1999, the Company has received an additional $150,000 from Q-Med, A.B. for which it has issued 75,000 additional restricted shares of common stock.





            No other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if
given or made, such information or representations must not be relied upon as                               150,000 Shares
having been authorized by us. This prospectus does not constitute an offer to                               $4.00 per Share
sell or the solicitation of any offer to buy any securities offered hereby in                          Minimum Purchase 100 Shares
any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby. Neither the delivery of this prospectus, nor any sale made pursuant hereto shall, under any circumstances, create any impression that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

                                TABLE OF CONTENTS

                                                         Page

Prospectus Summary                                        3
Risk Factors                                              6
Special Note Regarding
     Forward-Looking Statements                          12
Use of Proceeds                                          13                                                      IXION
Dilution                                                 14
Dividend Policy                                          14
Capitalization                                           15
Selected Financial Data                                  16
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations                                       17                                                    PROSPECTUS

Business                                                 23
Management                                               42
Certain Relationships and
     Related Party Transactions                          48
Principal Shareholders                                   48
Description of Securities                                49
Shares Eligible for Future Sale                          52
Plan of Distribution                                     53
Legal Matters                                            55
Experts                                                  55
Where You Can Get
     More Information                                    56
Share Purchase Agreement                                 57
Index to Financial Statements                            59                                                 December   , 1999

All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.
This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Item 26.  Recent Sales of Unregistered Securities

            Set forth below is information as to securities sold by Ixion within the three years ended September 30, 1999 which were not registered under the Securities Act of 1933 (the "Act"). No underwriters were involved in any of the sales, so there were no underwriting discounts or commissions. All outstanding securities resulting from the following sales are deemed to be restricted securities for the purposes of the Act. All certificates representing such issued and outstanding restricted securities of the Company have been properly legended and the Company has issued "stop transfer" instructions to its transfer agent with respect to such securities, which legends and stop transfer instructions are presently in effect unless such securities have been registered under the Securities Act or have been transferred pursuant to an appropriate exemption from the registration provisions of the Securities Act.

            Restricted shares of Common Stock have been issued to Members of the Board of Directors, Members of the Scientific Advisory Board, and key employees under the Company's Board Retainer Plan as follows:

            On October 10, 1996, 5,000 shares of Common Stock to a member of the Scientific Advisory Board for services valued at $50,000 (a portion of which is unearned compensation) or $10.00 per share.

            On February 11, 1997, 10,000 shares to its Director of Research, Oxalate Division, for services valued at $100,000 (a portion of which is unearned compensation) or $10.00 per share.

            On June 27, 1997, 7,000 shares of Common Stock (1,000 shares to each of two directors, and 1,000 shares to each of five members of the Scientific Advisory Board, for services) valued at $70,000 (a portion of which is unearned compensation) or $10.00 per share.

            On July 1, 1997, 3,000 shares to its Associate Director of Research, Diabetes Division, for services (a portion of which is unearned compensation) valued at $30,000 or $10.00 per share.

            On July 1, 1998, 23,450 shares of Common Stock (1,000 shares to each of two directors, 5,000 shares to a newly-elected director, 1,000 shares to each of five members of the Scientific Advisory Board, 5,000 shares to a newly-appointed member of the Scientific Advisory Board, and 6,450 shares to employees for services, in aggregate, valued at $234,500 (a portion of which is unearned compensation) or $10.00 per share.

            Only July 12, 1999, 22,400 shares of Common Stock (1,000 shares to each of three directors, 5,000 shares to two newly-elected directors, 1,000 shares to each of six members of the Scientific Advisory Board, and 3,400 shares to employees for services, in aggregate, valued at $89,600 (a portion of which is unearned compensation) or $4.00 per share.

The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of sophisticated investors which did not involve a public offering, general solicitation, or general advertisement and the exemption provided by Rule 701 promulgated under the Act.

            Warrants have been issued to an institution in partial payment of rent for the Company's facilities pursuant to the License Agreement between the University of Florida Research Foundation, Inc., and the Company as follows:

            In August, October, and November, 1996, the Company issued warrants to purchase an aggregate of 8,022 shares of Common Stock at an exercise price of $2.00 per share expiring in 2000, valued at $1.35 per warrant.

The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as transactions to a limited number of sophisticated investors which did not involve a public offering, general solicitation, or general advertisement.

            In October and November, 1996, the Company issued an aggregate of $787,270 of Convertible Unsecured Notes due 2001 to 35 accredited and one unaccredited investors. The Notes are convertible at any time prior to maturity into a maximum of 323,557 shares of Common Stock at conversion prices ranging from $4.20 to $2.10. The conversion prices are based on the length of time the investor holds the Notes prior to conversion. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of sophisticated investors which did not involve a public offering, general solicitation, or general advertisement and in reliance upon the exemption provided by Rule 505 of Regulation D of the Act as a sale of securities which, together with all sales within 12 months, aggregated less than $5,000,000 and were made to fewer than 35 investors.

            On February 11, 1997, the Company issued 1,000 shares of Common Stock to two inventors in exchange for an exclusive license of a patent entitled "Method for the Selective Control of Weeds, Pests and Microbes," valued at $10,000 or $10.00 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of sophisticated investors which did not involve a public offering, general solicitation, or general advertisement.

            Warrants have been issued to Brandywine Consultants, Inc., pursuant to the Consulting Agreement between the Company and Brandywine Consultants, Inc., dated December 12, 1996, for certain milestones as follows:

            On June 23, 1997, 3,000 warrants at an exercise price of $5.00 per share of Common Stock, expiring June 2002.

            On October 24, 1997, 3,000 warrants at an exercise price of $5.00 per share of Common Stock, expiring October 2002.

The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a limited number of sophisticated investors which did not involve a public offering, general solicitation, or general advertisement.

            On April 16, 1999, the Company entered into an agreement in principle with Q-Med, AB, a privately-held biotechnology company with headquarters and operations in Uppsala, Sweden. This agreement was amended on September 9, 1999. Pursuant to the agreement in principle as amended, the Company issued a promissory note in the amount of $300,000, convertible into shares of Common Stock at a price of $2.00 per share. The promissory note was converted into 150,000 shares of restricted Common Stock on July 7, 1999. Also, pursuant to the agreement in principle as amended, the Company has issued 150,000 additional shares of restricted common stock as follows:

           September 7, 1999       37,500 shares at $2.00 per share
           September 10, 1999      37,500 shares at $2.00 per share
           October 18, 1999        37,500 shares at $2.00 per share
           November 18, 1999       37,500 shares at $2.00 per share

The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to a single sophisticated corporate investor which did not involve a public offering, general solicitation, or general advertisement and in reliance on the exemption provided by the provisions of Regulation S.

Item 27.  Exhibits

            Exhibits marked by asterisk(s) are included with this Post Effective Amendment; other exhibits have been incorporated by reference to other documents filed by the Company with the SEC.

Exhibit                       Description
Number





1.1      Agreement with Unified Management Corporation, dated March 18, 1998 (5)
3.1      Certificate of Incorporation of Registrant (1)
3.2      Certificate of Amendment to Certificate of Incorporation of Registrant (1)
3.3      Certificate of Amendment to Certificate of Incorporation of Registrant (1)
3.4      Bylaws of Registrant, as amended and restated (5)
3.5      Certificate of Amendment of Certificate of Incorporation, dated June 11, 1999 (8)
3.6      Certificate of Incorporation, as amended and restated (8)
4.1      Form of Registrant's Common Stock Certificate (2)
4.2      Form of Registrant's Charitable Benefit Warrant Certificate (5)
4.3      Charitable Benefit Warrant Agreement, dated as of December 10, 1997(5)
4.4      Warrant Agreement with Jeffrey W. Seel, dated November 7, 1995 (1)
4.5      Warrant Agreement with the University of Florida Research Foundation, Inc., dated November 7, 1995 (1)
4.6      Warrant Agreement with the University of Florida Research Foundation, Inc., dated August 1, 1996 (1)
4.7      Warrant Agreement with the University of Florida Research Foundation, Inc., dated October 1, 1996 (1)
4.8      Warrant Agreement with the University of Florida Research Foundation, Inc., dated November 7, 1996 (1)
4.9      Warrant Agreement with Brandywine Consultants, Inc., dated June 23, 1997 (2)
4.10     Warrant Agreement with Brandywine Consultants, Inc., dated October 24, 1997 (2)
4.11     Amendment to Charitable Benefit Warrant Agreement dated September 30, 1999 (9)
5.1      Opinion of Bruce Brashear, Esq. regarding legality (3)
8.1      Opinion of Thacher Proffitt & Wood regarding certain tax matters (6)  (numbered Exhibit 5.2)
10.1     Chattel Mortgage Agreement with Carl Therapeutic, Inc., dated as of January 1, 1996 (1)
10.2     Consulting Agreement with Brandywine Consultants, Inc., dated December 12, 1996 (1)
10.3     Consulting Agreement with Ammon B. Peck, dated February 21, 1997 (1)
10.4     Consulting Agreement with David C. Peck, dated July 1, 1996 (1)
10.5     Convertible Promissory Note with Weaver H. Gaines, dated March 31, 1993 (1)
10.6     Convertible Promissory Note with David C. Peck, dated October 15, 1993 (1)
10.7     Demand Promissory Note, Bridge Loan with Weaver H. Gaines, dated April 15, 1996 (1)
10.8     Demand Promissory Note, Bridge Loan with David C. Peck, dated April 15, 1996 (1)
10.9     Deferred Compensation Plan Agreement with Weaver H. Gaines, dated January 1, 1994 (1)
10.10    Deferred Compensation Plan Agreement with Ammon B. Peck, dated June 1, 1994 (1)
10.11    Deferred Compensation Plan Agreement with David C. Peck, dated  April 1, 1994(1)
10.12    Agreement to Purchase Shares, dated as of October 10, 1994 (1)
10.13    Note Purchase Agreement, dated as of September 13, 1996 (1)
10.14    Incubator License Agreement with the University of Florida Research Foundation, Inc., dated June 26, 1995 (1)
10.15    Amendment No. 1, dated July 31, 1996 to Incubator License Agreement with the University of Florida Research Foundation,
          Inc. (1)
10.16    Amendment No. 2, dated October 1, 1996 to Incubator License Agreement with the University of Florida Research Foundation,
          Inc. (1)
10.17    Amendment No. 3, dated November 7, 1996 to Incubator License Agreement with the University of Florida Research Foundation,
          Inc. (1)
10.18    Amendment No. 4, dated January 21, 1997 to Incubator License Agreement with the University of Florida Research Foundation,
          Inc. (1)
10.19    Patent License Agreement with Randy S. Fischer and Roy A. Jensen for U.S. Patent No. 5,187,071, "Method for the Selective
          Control of Weeds, Pests, and Microbes," dated February 11, 1997 (1)
10.20    Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to
          Oxalobacter formigenes, dated January 11, 1995 (4) (a)
10.21    Amendment No. 1 to Patent License Agreement with Research Component with the University of Florida Research Foundation,Inc.
          relating to Oxalobacter formigenes, dated December 20, 1995 (4)



10.22    Amendment No. 2 to Patent License Agreement with Research Component with the University of Florida Research Foundation,Inc.
          relating to Oxalobacter formigenes, dated October 9, 1996 (4) (a)
10.23    Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to
          Pancreatic Stem Cells, dated February 17, 1995 (4) (a)
10.24    Amendment No. 1 to Patent License Agreement with Research Component with the University of Florida Research Foundation,Inc.
         relating to Pancreatic Stem Cells, dated October 9, 1996 (4) (a)
10.25    Patent License Agreement with Milton J. Allison, dated June 23, 1997. (4) (a)
10.26    Sponsored Research Agreement with Genetics Institute, Inc., dated June 5, 1996 (4) (a)
10.27    Employment Agreement with Weaver H. Gaines, dated August 31, 1994 (1)
10.28    Employment Agreement with David C. Peck, dated August 31, 1994 (1)
10.29    1994 Stock Option Plan, as amended (1)
10.30    1994 Board Retainer Plan, as amended (7)
10.31    Consulting Agreement with Ammon Peck, dated October 6, 1994 (1)
10.32    Amendment No. 5 to Incubator License Agreement, dated July 19, 1997 (1)
10.33    Office Lease agreement with Echelon International Corporation dated as of September 18, 1998 (6)
10.34    Amendment No. 3 to Patent License Agreement with Research Component with the University of Florida Research Foundation,Inc.
         relating to Oxalobacter formigenes, dated December 17, 1998 (6) (a)
10.35    BDI Graduate Membership Agreement with the Biotechnology Development Institute dated November 5, 1998. (6)
10.36    Consulting Agreement with Amersham Pharmacia Biotech, Inc., dated January 3, 1999 (6)
10.37    Interinstitutional Agreement with The University of Florida Research Foundation, dated February 4, 1999 (7) (a)
10.38    Finders' Agreement with East Coast Angels, LLC, dated March 15, 1999. (7)
10.39    Agreement in Principle dated April 16, 1999, with Q-Med AB (8)
10.40    1994 Board Retainer Plan, as amended. (8)
10.41    Consulting Agreement with Thomas P. Stagnaro, dated September 21, 1998 (9)
10.42    Amended and Restated Agreement in Principle dated September 7, 1999 with Q-Med, AB (9)
*11.1    Statement regarding computation of earnings per share (included as Note 1 in financial statements)
*23.1    Consent of Independent Accountants.
*23.2    Consent of Brashear & Associates, P.L. -filed as Exhibit 5.1
24       Power of Attorney (included with the signature page to the registration statement (6)
27      Financial Data Schedule


(a) Confidential information has been omitted from these document and filed separately with the Commission pursuant to a request for Confidential Treatment.



*           Filed herewith.
(1)      Incorporated by reference to Form SB-2, File No. 333-334765, dated August 29, 1997.
(2)      Incorporated by reference to Amendment 1 to Form SB-2, File No. 333-334765, dated November 7, 1997.
(3)      Incorporated by reference to Amendment 2 to Form SB-2, File No. 333-334765, dated December 2, 1997.
(4)      Incorporated by reference to Amendment 3 to Form SB-2, File No. 333-334765, dated December 9, 1997.
(5)      Incorporated by reference to Post Effective Amendment No. 1 to Form SB-2, File No. 333-34765, dated January 23, 1998.
(6)      Incorporated by reference to Post Effective Amendment No. 2 to Form SB-2, File No. 333-33475, dated February 17, 1999.
(7)      Incorporated by reference to Form 10-KSB for the year ended December 31, 1999, dated March 31, 1999.
(8)      Incorporated by reference to Form 10-QSB for the quarter ended June 30, 1999, dated August 15, 1999.
(9)      Incorporated by reference to Form 10-QSB for the quarter ended September 30, 1999, dated November 15, 1999.



                                   SIGNATURES


            In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Alachua,
state of Florida, on the 10th day of December   , 1999.


                            IXION BIOTECHNOLOGY, INC.




                            By: /s/ Weaver H. Gaines
                                Weaver H. Gaines,
                         Chairman of the Board and Chief
                                Executive Officer

            In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 10, 1999.


SIGNATURE                                                           TITLE

  /s/ Weaver H. Gaines                     Chairman of the Board, Chief
Weaver H. Gaines                           Executive Officer, and Director

  /s/ David C. Peck                        President, Chief Financial Officer
David C. Peck                              and Director

  /s/ Kimberly A. Ramsey                   Vice President and Controller
Kimberly A. Ramsey

    *
David M. Margulies                         Director

     *
Vincent P. Mihalik                         Director

    *
Karl-E. Arfors                             Director

  /s/ Bengt  Agerup                        Director
Bengt Agerup

  /s/ Thomas P. Stagnaro                   Director
Thomas P. Stagnaro

 /s/ Weaver H. Gaines*                     (attorney in fact) Weaver H. Gaines
Weaver H. Gaines


            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Weaver H. Gaines and David C. Peck, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of IXION BIOTECHNOLOGY, INC.) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.




  /s/ Bengt Agerup                              Director
Bengt Agerup



  /s/ Thomas P. Stagnaro                        Director
Thomas P. Stagnaro